UNITED STATES BANKRUPTCY COURT
                          EASTERN DISTRICT OF VIRGINIA
                               ALEXANDRIA DIVISION






                                     )             Chapter 11 Cases
In re:                               )
                                     )             Case Nos. 02-80125, 02-80126,
MOTIENT CORPORATION,                 )             02-80128 and 02-80129-RGM
et al.,                              )
                                     )
       Debtors.                      )             Jointly Administered
                                     )





                            DISCLOSURE STATEMENT FOR
                  DEBTORS' AMENDED JOINT PLAN OF REORGANIZATION





                                February 27, 2002


                                McGuireWoods LLP
                                One James Center
                              901 East Cary Street
                            Richmond, Virginia 23219
                                 (804) 775-1000

                           Counsel to the Debtors and
                              Debtors in Possession





        The deadline by which each holder of an Impaired Claim must cast a properly completed and delivered ballot for its vote to
           accept or reject the Plan to be counted is April 16, 2002, at 5:00 p.m. (Eastern time), unless extended.

                                IMPORTANT NOTICE

                  This Disclosure Statement and its related documents are the only documents authorized by the Bankruptcy Court to be used in connection with the solicitation of votes to accept the Plan. No representations have been authorized by the Bankruptcy Court concerning the Debtors, their business operations or the value of their assets, except as explicitly set forth in this Disclosure Statement.

                  Please refer to the Glossary and the Plan (or, where indicated, certain motions filed with the Bankruptcy Court) for definitions of the capitalized terms used in this Disclosure Statement.

                   The Debtors reserve the right to file an amended Plan and Disclosure Statement from time to time. The Debtors urge you to read this Disclosure Statement carefully for a discussion of voting instructions, recovery information, classification of claims, the history of the Debtors and the Reorganization Cases, the Debtors' businesses, properties and results of operations, historical and projected financial results and a summary and analysis of the Plan.

                  The Plan and this Disclosure Statement have not been required to be prepared in accordance with federal or state securities laws or other applicable nonbankruptcy law. This Disclosure Statement has been approved by the Bankruptcy Court as containing "adequate information;" however, such approval does not constitute endorsement of the Plan or Disclosure Statement by the Bankruptcy Court and none of the Securities and Exchange Commission, any state securities commission or similar public, governmental or regulatory authority has approved this Disclosure Statement, the Plan or the securities offered under the Plan, or has passed on the accuracy or adequacy of the statements in this Disclosure Statement. Any representation to the contrary is a criminal offense. Persons trading in or otherwise purchasing, selling or transferring securities of the Debtors should evaluate the Plan in light of the purposes for which it was prepared.

                  This Disclosure Statement contains only a summary of the Plan. This Disclosure Statement is not intended to replace the careful and detailed review and analysis of the Plan, only to aid and supplement such review. This Disclosure Statement is qualified in its entirety by reference to the Plan, the Plan Supplement and the exhibits attached thereto and the agreements and documents described therein. If there is a conflict between the Plan and this Disclosure Statement, the provisions of the Plan will govern. You are encouraged to review the full text of the Plan and Plan Supplement and to read carefully the entire Disclosure Statement, including all exhibits, before deciding how to vote with respect to the Plan.

                  Except as otherwise indicated, the statements in this Disclosure Statement are made as of February 22, 2002 and the delivery of this Disclosure Statement will not, under any circumstances, imply that the information contained in this Disclosure Statement is correct at any time after February 22, 2002. Any estimates of claims or interests in this Disclosure Statement may vary from the final amounts of claims or interests allowed by the Bankruptcy Court.

                  You should not construe this Disclosure Statement as providing any legal, business, financial or tax advice. You should, therefore, consult with your own legal, business, financial and tax advisors as to any such matters in connection with the Plan, the solicitation of votes on the Plan and the transactions contemplated by the Plan.

                  As to contested matters, adversary proceedings and other actions or threatened actions, this Disclosure Statement is not, and is in no event to be construed as, an admission or stipulation. Instead, this Disclosure Statement is, and is for all purposes to be construed as, solely and exclusively a statement made in settlement negotiations.

                                TABLE OF CONTENTS

                                                                            Page


GLOSSARY 1


I.       SUMMARY OF DISCLOSURE STATEMENT.......................................8

         A.     Purpose of this Disclosure Statement...........................8
         B.     Background of Reorganization Cases.............................9
         C.     Voting........................................................10
         D.     Summary of Distributions to Be Made Under the Plan............15
                1.     Summary of Classification and Treatment of Claims......16
                2.     Summary of Distributions Under the Plan................18
         E.     Confirmation Hearing..........................................25
         F.     Cancellation of Existing Securities and Agreements............26

II.      PRINCIPAL CHARACTERISTICS OF NEW MOTIENT COMMON STOCK, OLD MOTIENT
         EQUITY WARRANTS AND SENIOR INDEBTEDNESS NOTES........................26

         A.     New Motient Common Stock......................................26
         B.     Old Motient Equity Warrants...................................27
         C.     Registration Rights Agreement.................................28
         D.     Summary of the Reorganized Motient Amended Certificate of
                Incorporation and Bylaws......................................29
         E.     Senior Indebtedness Notes.....................................30

III.     IMPLEMENTATION OF THE PLAN...........................................30

         A.     New Securities................................................30
         B.     Newco.........................................................31
         C.     Distribution of Creditor Plan Securities......................31
         D.     Termination and Discharge of All Existing Debts, Claims and
                Equity Interests..............................................32
         E.     Market and Trading Information................................32
         F.     Dividends.....................................................33
         G.     Applicability of Federal and Other Securities Laws............33
                1.     Initial Offer and Sale of Securities...................33
                2.     Subsequent Transfers Under Federal Securities Law......34
                3.     Subsequent Transfers Under State Law...................36
         H.     Certain Transactions by Stockbrokers..........................36
         I.     Fractional Shares--Distribution of New Motient Common Stock
                and Old Motient Equity Warrants...............................36
         J.     Treatment of Claims and Equity Interests......................37
         K.     Conditions to Confirmation and Consummation...................37
         L.     Treatment of Officers and Directors...........................37
         M.     Employee Incentive Plan.......................................39
         N.     Remaining 2001 Bonus Plan.....................................39
         O.     Release of Claims Against Representatives Under the Plan......40
         P.     No Recourse With Respect to Disputed Claims...................40
         Q.     Injunction....................................................40
         R.     Release of Liens..............................................41
         S.     Discharge of Debtors..........................................42
         T.     Cash Payments on Effective Date...............................42
         U.     Treatment of Executory Contracts and Unexpired Leases.........42
                1.     General Treatment......................................42
                2.     Cure of Defaults.......................................43
                3.     Rejection Claims.......................................43
         V.     Exculpation...................................................43
         W.     Treatment of Boeing Satellite Claim...........................44

IV.      RISK FACTORS.........................................................45

         A.     The Reorganized Company may not be able to achieve its
                projected financial results...................................45
                1.     The Reorganized Company may need additional
                       liquidity to fund its operations.......................46
                2.     The Reorganized Company will continue to incur
                       significant losses.....................................46
                3.     Failure to raise necessary capital could restrict
                       the Reorganized Company's ability to develop its
                       network and services...................................46
                4.     The Reorganized Company could lose market share
                       and revenues as a result of increasing competition
                       from companies in the wireless communications
                       industry that have greater resources and name
                       recognition............................................47
                5.     The Reorganized Company may not succeed in
                       developing or making a profit from new
                       wireless services......................................47
                6.     Failure to keep pace with rapidly changing markets
                       for wireless communications would significantly
                       harm the Reorganized Company's business................48
                7. The success of the Reorganized Company's wireless communications business is dependent upon the market acceptance of its services......................48
                8. The success of the Reorganized Company's wireless communications business depends on its ability to enter into and maintain third party distribution
                       relationships..........................................48
                9.     The Reorganized Company expects to maintain a
                       limited inventory of devices to be used in connection with its eLink service and any interruption in the supply of such devices could significantly harm its
                       business...............................................49
                10.    The failure of the Reorganized Company's suppliers
                       to be able to meet increasing demand for its
                       services may prevent them from supplying components
                       and devices in the quantities and quality and at
                       the times the Reorganized Company requires, or at
                       all....................................................49
                11.    If prices charged by suppliers for wireless
                       devices do not decline as Motient anticipates, the Reorganized Company's business may not experience the growth it expects..................................49
                12.    The loss of one or more key personnel could weaken
                       the technical and operational expertise of the Reorganized Company, delay its introduction of new services or entry into new markets and lower the quality of its service.................................50
                13. The Reorganized Company may not be able to develop, acquire and maintain proprietary information and intellectual property rights, which could limit the growth of the Reorganized Company's business and
                       reduce its market share................................50
                14.    Government regulation may increase the cost to
                       the Reorganized Company of providing services, slow its expansion into new markets, subject its services to additional competitive pressures and affect your ability to receive a takeover premium for your
                       New Motient Common Stock...............................50
                15.    The Reorganized Company expects to generate a
                       large part of its revenues from a small number of customers and the loss of one or more key customers could result in a significant reduction in
                       revenues...............................................51
                16.    Network capacity constraints may impede the growth
                       of the Reorganized Company's wireless communications
                       business...............................................51
                17.    The Reorganized Company may not be able to expand
                       its network to meet additional demand or customer requirements on a timely basis and at a commercially reasonable cost, or at all.............................51
                18.    The Reorganized Company's competitive position may
                       be harmed if the wireless terrestrial network
                       technology it licenses from Motorola is made
                       available to competitors...............................51
                19. Motient could incur substantial costs if Nextel's proposal regarding reallocation of spectrum is adopted by the FCC.....................................52
                20.    The bankruptcy filing may further disrupt
                       the Debtors' operations................................52
         B. The Reorganized Debtors may not be able to meet their post-reorganization debt obligations, operating expenses, working capital and other capital expenditures......53
         C.     The Debtors may not be able to secure their
                ordinary course trade terms...................................53
         D. It is unlikely that a public trading market for the Plan Securities will develop in the foreseeable future and the Plan Securities may be illiquid or experience
                significant price volatility..................................53
         E.     The estimated valuation of the Reorganized Company and
                the Plan Securities, and the estimated recoveries to
                holders of Claims, is not intended to represent the
                trading values of the Plan Securities.........................53
         F.     Resale of the Plan Securities may be restricted by law........54
         G.     Bankruptcy Risks..............................................54
                1.     Parties in interest may object to the Debtors'
                       classification of Claims...............................54
                2.     The commencement of the Reorganization Cases may
                       have negative implications under certain contracts of
                       the Debtors............................................54
                3.     The Debtors may not be able to secure confirmation
                       of the Plan............................................55
                4.     The Debtors may object to the amount or
                       classification of your claim...........................55
         H.     Reorganized Motient does not expect to pay any
                dividends on the New Motient Common Stock for the foreseeable future........................................................55
         I. Certain tax implications of the Debtors' bankruptcy and reorganization may increase the tax liability of
                Reorganized Motient...........................................55
         J.     The Debtors are, and the Reorganized Debtors will
                continue to be, subject to costs arising in connection with regulation and litigation.....................................56
         K.     Future sales of New Motient Common Stock could adversely
                affect its price..............................................56

V.       CONFIRMATION OF THE PLAN.............................................56

         A.     Confirmation Generally........................................56
         B.     Voting Procedures and Standards...............................57
         C.     Acceptance....................................................58
         D.     Confirmation and Consummation.................................58
                1.     Best Interests of Holders of Claims and Interests......59
                2.     Financial Feasibility..................................60
                3.     Cram Down..............................................61
                4.     Classification of Claims and Interests.................62

VI.      CERTAIN EFFECTS OF THE PLAN..........................................62

         A.     Reorganized Motient...........................................62
         B.     The Joint Plan of Reorganization..............................63
                1.     Present Corporate Structure............................63
                2.     Present Assets and Liabilities.........................63
                3.     Values Available In Separate Reorganizations...........65
                4.     Reorganized Corporate Structure........................66
                5.     Plan of Reorganization.................................66
                6.     Reorganized Assets and Liabilities.....................68
         C.     Financial Projections and Valuation Analysis..................70
                1.     Valuation..............................................71
         D.     The Role of the Creditors' Committee..........................74
         E.     Post-Confirmation Jurisdiction of the Bankruptcy Court........74

VII.     HISTORICAL INFORMATION...............................................75

         A.     Business Overview.............................................75
         B.     Significant Recent Events.....................................77
         C.     Events Leading to Chapter 11 and the Need to Reorganize.......78
         D.     Significant Claims Against the Debtors........................79
                1.     Senior Note Claims.....................................79
                2.     Rare Medium Claim......................................79
                3.     Boeing Satellite Claim.................................80
                4.     Chase Securities Claim.................................80
                5.     Motorola...............................................80
                6.     RIM....................................................80

VIII.    THE CASES............................................................81

         A.     Continuation of Business After the Commencement Date..........81
                1.     Board of Directors.....................................81
                2.     Management.............................................81
                3.     Stabilizing Operations.................................82
                4.     First Day Motions......................................82
                5.     Additional Motions Filed by the Debtors................83
         B.     Case Administration...........................................84
                1.     Bar Date...............................................84
                2.     Exclusivity............................................84
                3.     Schedules and Statement of Financial Affairs...........84
                4.     Information and Estimates..............................84
                5.     Preferences and Fraudulent Conveyances.................85
                6.     Status of Pending Litigation...........................86
                7.     Representation of the Debtor...........................86
                8.     Representation of Other Parties in Interest............86

IX.      CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.........................87

         A.     Tax Consequences to Creditors.................................88
                1.     General................................................88
                2.     Treatment of Certain Creditors.........................89
         B.     Tax Consequences to Equity Holders............................90
         C.     Tax Consequences to the Debtors...............................90
                1.     Cancellation of Debt...................................90
                2.     Effects on Net Operating Loss Carryforwards and
                       Other Tax Attributes...................................91

X.       PROCEDURES FOR DISTRIBUTIONS UNDER THE PLAN..........................92

         A.     Distribution Record Date......................................92
         B.     Disbursing Agent..............................................92
         C.     Date of Distributions.........................................92
         D.     Surrender of Instruments......................................93
         E.     Unclaimed Distributions.......................................93
         F.     Treatment of Disputed, Contingent and Unliquidated Claims.....94
                1.     Characterization of Disputed Claims....................94
                2.     Resolution of Contested Claims.........................94
                3.     ADR Procedures.........................................94

XI.      ADDITIONAL INFORMATION...............................................94


XII.     CONCLUSION...........................................................95

                                INDEX OF EXHIBITS

EXHIBIT A.........Plan of Reorganization
EXHIBIT B.........Members of Creditors' Committee
EXHIBIT C.........Financial Projections
EXHIBIT D.........Liquidation
Analysis
EXHIBIT E.........Reorganized Debtors
EXHIBIT F.........List of Plan Supplement Documents

                                    GLOSSARY

                  The following terms are used in the Disclosure Statement and the Plan. When used in this Disclosure Statement, these terms have the meanings assigned to them in the table unless otherwise indicated. Please see the Plan (or, where indicated, certain other motions filed with the Bankruptcy Court) for the definitions of other capitalized terms used in this Disclosure Statement.

510(c) Claim                    any Claim  against a  Debtor subject to subordi-
                                nation   pursuant  to   section  510(c)  of  the
                                Bankruptcy Code.

Administrative Bar Date         the  date fixed  pursuant  to section 2.2 of the
                                Plan  by  which  all  Persons  asserting certain
                                Administrative Expense Claims arising before the
                                Effective Date must have  filed  proofs  of such
                                Administrative  Expense  Claims  or requests for
                                payment of such Administrative Expense Claims or
                                be  forever barred  from  asserting  such Claims
                                against  the   Debtors,   the   Estates  or  the
                                Reorganized   Debtors   or  their  property,  or
                                such other date by which any such Claim must be filed as may be fixed by order of the Bankruptcy Court

Administrative                  any  right  to  payment  constituting  a cost or
 Expense Claim                  expense of  administration  of  any  of  Expense
                                Claim  the  Reorganization  Cases  (other than a
                                Fee Claim) allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving one or more of the Debtors' Estates, any actual and necessary costs and expenses of operating one or more of the Debtors' businesses, and any fees or charges assessed against one or more of the Estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

ADR Procedures                  the alternative dispute resolution procedures
                                set forth in the Plan Supplement.

Allowed with reference to any Claim that is not subject to disallowance pursuant to section 502(d) of the Bankruptcy Code: (i) any Claim against any Debtor which has been listed by such Debtor in the Schedules as liquidated in amount and not disputed or contingent and for which no contrary or inconsistent proof of claim has been filed;
                                (ii) any Claim proof of which was filed within the applicable period of limitations fixed by the Bankruptcy Court (a) as to which no objection to allowance has been interposed prior to the deadline by which such objections must be filed in accordance with section 7.1 of the Plan or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court and as to which such deadline has expired, or (b) as to which an objection has been filed and not withdrawn and such objection has been determined by a Final Order (but only to the extent such objection has been overruled); (iii) any Claim which is not a Disputed Claim; or (iv) any Claim allowed pursuant to the terms of the Plan. Unless otherwise specified herein or by order of the Bankruptcy Court, Allowed Claims (including Allowed Administrative Expense Claims) shall not, for any purpose under the Plan, include interest on such Administrative Expense Claims or Claims on or after the Commencement Date.

Amended Bylaws                  the Amended and Restated Bylaws of Reorganized
                                Motient that are set forth in the Plan
                                Supplement.

Amended Certificate of          the Restated Certificate of Incorporation of
 Incorporation                  Reorganized Motient that is set forth in the
                                Plan Supplement.

Avaya Financial Services        the Equipment and Services Agreement dated
 Capital Equipment Lease        September 8, 2000 between Avaya Financial
                                Services (formerly  Newcourt Financial) and
                                Motient.

Bankruptcy Code                 title 11 of the United States Code, as amended
                                from time to time, as applicable to the
                                Reorganization Cases.

Bankruptcy Court                the United States Bankruptcy Court for  the
                                Eastern District of Virginia, Alexandria
                                Division, or any other court exercising
                                competent jurisdiction over the Reorganization
                                Cases or any proceeding therein.

Bankruptcy Rules                the Federal Rules of Bankruptcy Procedure, as
                                promulgated by the United States   Supreme Court
                                under section 2075 of title 28 of    the United
                                States Code, as amended from time to time, applicable to the Reorganization Cases, and any Local Rules of the Bankruptcy Court.

Bar Date March 1, 2002, or such other date as may be fixed in the Bar Date Order by which all Persons asserting Claims arising before the Commencement Date must have filed proofs of such Claims or be forever barred from asserting such Claims against the Debtors or the Estates, or such other date by which any such Claim must be filed as may be fixed by order of the Bankruptcy Court.

Bar Date Order                  the order(s) entered by the  Bankruptcy Court
                                establishing the respective Bar Date(s).

Boeing Satellite                Boeing Satellite Systems, Inc.

Boeing Satellite Claim          any Claims of Boeing Satellite against Services
                                or any of the other Debtors including, without limitation, any Claims relating to the MSAT
                                Spacecraft Contract dated December 10, 1990.

Business Day                    any day other than a Saturday, a Sunday, or
                                any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

Case the Chapter 11 case filed on January 10, 2002 by each of the Debtors.

Cash legal tender of the United States of America or a cash equivalent.

Change of Control               the Change of Control Agreement set forth in the
Agreement                       Plan Supplement pursuant to which those members
                                of the Reorganized Debtors' senior management that are included on a list filed with the Plan
                                Supplement will be eligible to receive one
                                (1) year of their annual base salary (excluding cash bonus) the event that both (x) a "Change of Control" or an anticipated "Change of Control" as defined in the Change of Control Agreement has occurred, and (y) the employee is terminated or his/her compensation or responsibilities are reduced.

Chase Securities                Chase Securities, Inc.

Chase Securities Claim          any Claims of Chase Securities against Motient
                                or any of the other Debtors including, without limitation, any Claim for financial advisory services related to a potential transaction between Motient and Rare Medium pursuant to a letter agreement between Motient and Chase
                                Securities dated April 3, 2001.

Claim mean "claim," as defined in section 101(5) of the Bankruptcy Code. Under section 101(5), a "claim" is any:

                                 o right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or

                                 o        right to an equitable remedy for
                                          breach of performance if such breach
                                          gives rise to a right to payment,
                                          whether or not such right to an
                                          equitable remedy is reduced to
                                          judgment, fixed, contingent, matured,
                                          unmatured, disputed, undisputed,
                                          secured or unsecured.

Class any group of Claims or Equity Interests classified by the Plan as belonging to a single particular class pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

Commencement Date               January 10, 2002

Communications                  Motient Communications Inc.

Compaq Financial Services       the Equipment and Services Agreement dated
                                June 30, 2000 between Compaq Financial Capital
                                Equipment Lease Services and Communications.

Confirmation Date               the date on which the Clerk of the Bankruptcy
                                Court enters the Confirmation Order on the docket.

Confirmation Hearing            the hearing to be held by the Bankruptcy Court
                                regarding confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

Confirmation Order              the order of the Bankruptcy Court confirming the
                                Plan of Reorganization pursuant to section 1129 of the Bankruptcy Code.

Creditor Plan Securities        all of the Plan Securities except the Employee
                                Incentive Plan Securities,  the Old Motient
                                Equity Plan Securities and the Professional Plan
                                Securities.

Creditors' Committee            the statutory committee of unsecured creditors
                                appointed in the Reorganization Cases in accordance with section 1102 of the Bankruptcy
                                Code, as the same may be reconstituted from time to time.

Debtors Motient Corporation, Motient Holdings Inc., Motient Communications Inc., and Motient Services Inc.

Disbursing Agent                any entity designated as such by Reorganized
                                Motient (including any applicable Reorganized
                                Debtor if it acts in such capacity) in its capacity as a disbursing agent.

Disclosure Statement            this Disclosure Statement that relates to the
                                Plan, as such Disclosure Statement may be amended, modified, or supplemented (including all exhibits and schedules annexed hereto or referred to herein).

Disputed Claim                  any Claim that is not an Allowed Claim as of the
                                relevant date.

Distribution Record Date        the Confirmation Date.

EBITDA earnings before interest expense, income tax provision, depreciation and amortization, non-recurring and restructuring-related expenses and non-cash charges that the Debtors' management believes to be non-recurring.

Effective Date                  the first (1st) Business Day on or after  the
                                Confirmation Date specified by the Debtors on which: (i) no stay of the Confirmation Order is in effect; and (ii) all conditions to the effectiveness of the Plan specified in section
                                9.1 of the Plan have been satisfied or waived.

Employee Incentive Plan         the Employee Incentive Plan to be established as
                                soon as possible after the Effective Date by the Board of Directors of Reorganized Motient pursuant to which management and employees of the Debtors will receive a combination of options to purchase New Motient Common Stock and shares of restricted New Motient Common Stock together aggregating up to ten percent (10%) of the Plan Securities on a fully diluted basis with vesting terms and other provisions and conditions based on operating and performance targets and other criteria to be decided by the Board of Directors of Reorganized Motient.

Employee Incentive Plan         the number of shares of Plan Securities that may
Securities                      be issued under the Employee Incentive Plan.

Enterprise Value                the enterprise value assumed for the Reorganized
                                Company solely for purposes of implementing the Plan.

Equity Interest                 as of the Commencement Date, any capital stock
                                or other ownership interest in any of the Debtors, whether or not represented by any issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership interest in any of the Debtors, whether or not transferable, and any option, warrant, conversion right or other right, contractual or otherwise, to acquire any such interest including without limitation, any liquidation preferences or any redemption, exchange, voting participation or dividend rights.

Estates the estates created in the Reorganization Cases in accordance with section 541 of the Bankruptcy Code.

Existing Securities Law         a Claim against a Debtor that is subject to
Claims                          subordination under section 510(b) of  the
                                Bankruptcy Code

Fee Claim                       a Claim for compensation, indemnification or
                                reimbursement of expenses pursuant to sections
                                327, 328, 330, 331 or 503(b) of the Bankruptcy
                                Code in connection with the Reorganization
                                Cases.

Final Order                     an order or judgment of the Bankruptcy Court
                                entered by the Clerk of the Bankruptcy Court on the docket in the Reorganization Cases, (a) which has not been reversed, vacated, or stayed, and as to which the time to appeal, petition for certiorari or move for a new trial, reargument, or rehearing has expired; or (b) which, if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, (i) such order or judgment of the Bankruptcy Court shall not have been stayed, or the stay has been terminated, or (ii) such order or judgment, if stayed, shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the filing of or the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules, may be filed relating to such order or judgment shall not cause such order or judgment not to be a Final Order.

Holdings                        Motient Holdings Inc.

Indenture Trustee               State Street Bank and Trust Company solely in
                                its respective capacity as Trustee under the Indenture, dated as of March 31, 1998, for the Senior Notes.

Informal Committee              the Informal Committee of Senior Note Holders
                                that was formed prior to the Commencement Date as the same may have been or may be reconstituted from time to time.

Insured Claim                   any claim to the extent such Claim arises prior
                                to the Commencement Date from an incident or occurrence that is covered under any of the Debtors' insurance policies, but solely to the extent such Claim is so covered.

Interdebtor Claim               any Claim held by a Debtor against another
                                Debtor.

Motient                         Motient Corporation

Motorola                        Motorola, Inc.

Motorola's Secured Claim        the claim of Motorola under the Credit Agreement
                                dated as of June 17, 1998 between ARDIS Company and Motorola, as amended by Amendment No. 1 to Credit Agreement dated as of October 15, 1998, as further amended by Amendment No. 2 to Credit
                                Agreement dated as of September 1, 2000, as further amended by the Assumption, Release and Waiver Agreement dated as of December 29, 2000, and as further amended by the letter agreement dated December 28, 2001.

MSV                             Mobile Satellite Ventures LP.

New Motient Common Stock        the common stock of Reorganized Motient, par
                                value $0.01 per share, to be authorized under the Amended Certificate of Incorporation.

Newco a new intermediate holding company to be created between Motient and Ventures, to be owned 100% by Motient.

Old Motient Equity Plan         five percent on a fully diluted basis of the
 Securities                     Plan Securities

Old Motient Equity Warrant      the Old Motient Equity Warrant Agreement set
 Agreement                      forth in the Plan Supplement

Old Motient Equity              warrants to acquire the Old Motient Equity Plan
Warrants                        Securities pursuant to the terms set forth in
                                the Old Motient Equity Warrant Agreement.

Other Secured Claim             a Secured Claim that is not included in Classes
                                1A, B or C of the Plan.

Other Unsecured Claim           an Unsecured Claim against any of the Debtors
                                that is not included in any of Classes 1A, 1B, 1C, 1D, 2, 3, 4, 5, 7, 10 or 11 under the Plan including, without limitation, the Chase
                                Securities Claim and the Boeing Satellite Claim.

Person any individual, corporation, partnership, association, indenture trustee, limited liability company, organization, joint stock company, joint venture, Estate, trust, governmental unit or any political subdivision thereof, the Creditors' Committee, interest holders, or any other entity.

Plan the joint chapter 11 plan of reorganization to which this Disclosure Statement relates, including, without limitation, the exhibits and schedules thereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms of the Plan.

Plan Documents                  the documents (other than the Plan) to be
                                executed, delivered, assumed, and/or performed in conjunction with the consummation of the Plan of Reorganization on the Effective Date, including, but not limited to: the ADR
                                Procedures, Amended Bylaws of Motient, Amended
                                Certificate of Incorporation of Motient, Change of Control Agreement, Letter of Transmittal for surrendering certificates representing Motient common stock, Letter of Transmittal for surrendering instrument representing Senior
                                Notes, Old Motient Equity Warrant Agreement, Old
                                Motient Equity Warrants, Registration Rights
                                Agreement, Remaining 2001 Bonus Plan, Retention
                                Bonus List, Schedule of contracts and leases to be rejected by Debtors, and Senior Indebtedness
                                Note.

Plan of Reorganization          the Plan and the Plan Documents, as the same may
                                be amended or modified from time to time in accordance with the provisions of the Bankruptcy
                                Code and the terms thereof.

Plan Securities                 such number of shares of New Motient Common
                                Stock as shall be designated in a pleading to be filed by the Debtors within one week after the Bar Date.

Plan Supplement                 the Plan Supplement filed by the Debtors, which
                                includes ADR Procedures, Amended  Bylaws of
                                Motient, Amended Certificate of Incorporation of
                                Motient, Change of Control Agreement, Letter of
                                Transmittal for surrendering certificates representing Motient common stock, Letter of Transmittal for surrendering instrument representing Senior Notes, Old Motient Equity
                                Warrant Agreement, Old Motient Equity Warrants,
                                Registration Rights Agreement, Remaining 2001
                                Bonus Plan, Retention Bonus List, Schedule of contracts and leases to be rejected by Debtors, and Senior Indebtedness Note.

Priority Non-Tax Claim          any Claim against any of the Debtors other than
                                an Administrative Expense Claim or a Priority
                                Tax Claim, entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

Priority Tax Claim              any Claim of a governmental unit against one or
                                more of the Debtors of the kind entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

Professional Equity             any options or warrants that are issued  to
                                investment advisors that assisted either the Debtors or the Creditors' Committee pursuant to which the investment advisors may purchase
                                Professional Plan Securities pursuant to orders entered (or that may be entered) by the Bankruptcy Court as partial compensation for professional services rendered by the investment advisors in the Cases.

Professional Plan Securities    options to purchase up to 2.575% on a fully
                                diluted basis of the Plan Securities.

Projections                     the projected financial information contained in
                                this Disclosure Statement relating to the Reorganized Debtors.

Rare Medium                     Rare Medium Group, Inc.

Rare Medium Claim               claim of Rare Medium against Motient pursuant to
                                Note Purchase Agreement dated April 2, 2001 between Rare Medium and Motient as amended on October 1, 2001 and October 12, 2001.

Registration Rights             the Registration Rights Agreement, dated as of
 Agreement                      the Effective Date, that is set forth in the
                                Plan Supplement pursuant to which any holder of an Allowed Claim that receives Plan Securities and thereby becomes an "affiliate" as defined in rules promulgated under the Securities Act of 1933, as amended, is granted certain customary registration rights.

Remaining 2001 Bonus Plan       means that certain Remaining 2001 Bonus Plan,
                                dated as of the Effective Date, that is set forth in the Plan Supplement.

Reorganization Cases            the jointly administered cases under chapter 11
                                of the Bankruptcy Code commenced by the Debtors on January 10, 2002 in the Bankruptcy Court and styled In re: Motient Corporation, et al., 02-80125.

Reorganized Company             the Reorganized Debtors and each of their
                                non-Debtor subsidiaries.

Reorganized Debtors             each of the Debtors on and after the Effective
                                Date.

Reorganized Motient             Motient Corporation, on or after the Effective
                                Date.

Representative                  any officer, director, agent, financial advisor,
                                attorney, professional, accountant, employee or controlling shareholder (direct or indirect) of a Debtor, in each case, solely in their capacity as such, serving or holding interests on or after January 1, 2001.

Retention Bonuses               an aggregate of three hundred and twenty-five
                                thousand dollars ($325,000.00) to be paid on the Effective Date to those employees of the Debtors on the Confirmation Date who are on a list to be agreed upon by the Debtors and the Informal Committee and included in the Plan
                                Supplement.

Schedules                       the schedules of assets and liabilities, lists
                                of holders of Equity Interests, and the
                                statement of financial affairs filed by the Debtors under section 521 of the Bankruptcy
                                Code, Bankruptcy Rule 1007 and the Official
                                Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended through and including the date by which objections to Claims may be filed with the Bankruptcy Court.

Secured Claim                   a Claim that is secured by a lien on property in
                                which any or all of the Estates have an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in the Estates' interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section
                                506(a) of the Bankruptcy Code, provided, however, that solely for the purposes of treatment under the Plan, a Secured Claim shall not include a Senior Note Claim or Interdebtor
                                Claim.

Senior Indebtedness Claims      claims (including the Rare Medium Claim) against
                                Motient that constitute "Senior Indebtedness" of Motient as defined under the terms of the Senior
                                Note Indenture.

Senior Indebtedness Note        the Senior Indebtedness Note set forth in the
                                Plan Supplement.

Senior Note Claim               a Claim against the Debtors for an amount due
                                under or in connection with the Senior Notes or the Senior Note Indenture.

Senior Note Distribution        25,000,000 shares of New Motient Common Stock.

Senior Note Indenture           the Indenture, dated March 31, 1998, for the
                                Senior Notes.

Senior Notes                    the Series A and Series B 12.25% Senior Notes
                                due 2008 issued by Holdings and guaranteed by Motient, Communications and Services.

Services                        Motient Services Inc.

Subsidiary Debtors              each of the Debtors except for Motient
                                Corporation.

Trade Claims                    (a) any Claim against Communications arising
                                with respect to the sale of goods or services prior to the Commencement Date, in the ordinary course of Communications' business including, without limitation, Claims of vendors, insurance companies, information service providers, telephone and telecom service providers, technical support providers, lessors and freight and shipping providers; and (b) any Claim in respect of salary, benefits or severance of any employee of any of the Debtors that is not a Priority Non-Tax Claim or Administrative Expense
                                Claim.

Unsecured Claim                 any Claim against any of the Debtors other than
                                a Secured Claim, Administrative Expense Claim,
                                Priority Tax Claim, Priority Non-Tax Claim, Fee
                                Claim, Interdebtor Claim, Existing Securities
                                Law Claim, or 510(c) Claim.

Ventures                        Motient Ventures Holding Inc.

Voting Agent                    Bankruptcy Services LLC, as voting agent
                                in connection with voting by holders of Claims and Equity Interests to accept or reject the Plan.

Voting Classes                  a Class that is Impaired under the Plan and that
                                is not deemed to have rejected the Plan.

Voting Procedures Order         an order of the Bankruptcy Court that sets which
                                Claims and Equity Interests may vote on the Plan and designates the form of ballot to be used by each Voting Class.


I.

I.       SUMMARY OF DISCLOSURE STATEMENT

A.       Purpose of this Disclosure Statement

                  The purpose of this Disclosure Statement is to provide holders of Claims that are entitled to vote on the Plan with sufficient information to allow them to make an informed decision on whether to accept or reject the Plan. The Debtors are debtors in cases under chapter 11 of the Bankruptcy Code and are soliciting votes to accept or reject the Plan. The overall purpose of the Plan is to provide for the restructuring of the Debtors' liabilities in a manner designed to maximize recoveries to all stakeholders and to enhance the financial viability of the Reorganized Company. A copy of the Plan is attached as Exhibit A to this Disclosure Statement. Except as otherwise indicated in this Disclosure Statement, please refer to the Glossary and the Plan for definitions of capitalized terms used in this Disclosure Statement.

     --------------------------------------------------------------------

                              Non-Debtor Subsidiary
    One of the Debtors' subsidiaries, Motient Ventures Holding Inc., is not a Debtor in the Reorganization Cases and is not in bankruptcy. This subsidiary is referred to herein as the "Non-Debtor Subsidiary." Debt and equity interests issued by, and claims against, the Non-Debtor Subsidiary are not directly affected by the commencement of the Reorganization Cases and are not entitled to vote on the Plan.

     --------------------------------------------------------------------

     This Disclosure Statement:

o describes how Claims against and Equity Interests in the Debtors will be treated under the Plan (section I.D., "Summary of Distributions to Be Made Under the Plan") and the terms of the securities to be issued under the Plan (section II, "Principal Characteristics of New Motient Common Stock, Old Motient Equity Warrants and Senior Indebtedness Notes");

o explains how to vote on the Plan and who is entitled to vote (section I.C., "Voting");

o estimates the recoveries for holders of Claims and Equity Interests (section I.D., "Summary of Distributions to Be Made Under the Plan");

o provides certain financial information about the Reorganized Company, including operating and financial projections through fiscal 2008 for the Reorganized Company (section VI.C., "Financial Projections and Valuation Analysis" and Exhibit C);

o gives estimated enterprise valuations of the Reorganized Company (section VI.C., "Financial Projections and Valuation Analysis" and Exhibit C);


o         presents a liquidation analysis of the Debtors (Exhibit D);

o explains certain legal and practical aspects of implementation of the Plan (section III, "Implementation of the Plan");

o notes certain risk factors that creditors should consider before voting (section IV, "Risk Factors");

o         discusses  the  procedure   for   confirming   the  Plan  (section  V,
          "Confirmation of the Plan");

o describes how Reorganized Motient will be governed when the Plan becomes effective (section VI.A., "Reorganized Motient");

o summarizes the joint plan of reorganization including the present corporate structure, values available in separate reorganizations and the reorganization structure (section VI.B., "The Joint Plan of Reorganization");

o discusses the businesses of the Debtors and the reasons they commenced their Reorganization Cases (section VII, "Historical Information");

o summarizes significant events that have occurred in the Reorganization Cases (section VIII, "The Cases");

o summarizes certain federal tax considerations (section IX, "Certain U.S. Federal Income Tax Consequences"); and

o explains how distributions under the Plan will be made and the manner in which disputed claims will be resolved (section X, "Procedures for Distributions Under the Plan").

                  Additional financial and other information about Motient and the other Debtors can be found in Motient's Form 10-K for the fiscal year ended December 31, 2000, its Forms 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 and its other filings from time to time with the Securities and Exchange Commission (the "Commission" or the "SEC"), each of which is incorporated in this Disclosure Statement by reference (the Debtors' Schedules and Statement of Financial Affairs filed in the Case are as so incorporated herein by reference). The financial results of the Debtors' fiscal year ended December 31, 2001 will be reported in a Form 10-K that Motient currently expects to file on or before April 1, 2002. Copies of Motient's SEC filings may be obtained over the Internet at www.sec.gov.

B.       Background of Reorganization Cases

                  On the Commencement Date, the Debtors each filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code. Since the Commencement Date, the Debtors have continued to manage their businesses and affairs in the ordinary course as debtors in possession under chapter 11 of the Bankruptcy Code, subject to the control and supervision of the Bankruptcy Court.

                  On January 22, 2002, the United States Trustee for the Eastern District of Virginia appointed the Creditors' Committee, an official committee of unsecured creditors consisting of the persons listed in Exhibit B attached hereto, to represent the interests of the Debtors' unsecured creditors in the Reorganization Cases. An Informal Committee was formed prior to the Commencement Date and was active before the formation of the Creditors' Committee.1

                  On January 17, 2002, the Debtors filed the Plan with the Bankruptcy Court under Chapter 11 of the Bankruptcy Code. On January 29, 2002, the Debtors filed the Disclosure Statement with the Bankruptcy Court under Chapter 11 of the Bankruptcy Code. A hearing was held on February 22, 2002 at which time the Debtors' Amended Disclosure Statement was approved as modified on the record as containing adequate information pursuant to section 1125 of the Bankruptcy Code. A Record Date of February 12, 2002 for voting on the Plan was also established. On February 27, 2002 the Debtors filed an Amended Plan and Disclosure Statement for the Debtors' Amended Plan.

C.       Voting

                  Each holder of a Claim or Equity Interest of a Class that is "Impaired" under the Plan, but is not deemed to have rejected the Plan, will receive this Disclosure Statement, the Plan, the Voting Procedures Order, notice of the hearing on confirmation of the Plan (the "Confirmation Hearing"), and a ballot for accepting or rejecting the Plan. Any holder of a Claim or Equity Interest whose legal, contractual or equitable rights are altered, modified or changed by the proposed treatment under the Plan, or whose treatment under the Plan is not provided for in section 1124 of the Bankruptcy Code, is considered "Impaired." Each holder of a Claim or Equity Interest of a Class that is deemed to accept or reject the Plan will receive the Voting Procedures Order, notice of the Confirmation Hearing and a notice of non-voting status in the form approved by the Bankruptcy Court, but will not receive a ballot and will not be eligible to vote on the Plan. Holders of Claims or Equity Interests of a Class deemed to accept the Plan will not receive copies of the Plan, the Disclosure Statement or the Plan Supplement, but may obtain copies of these documents by mailing a written request for such materials to the Voting Agent. Holders of Claims or Equity Interests in Impaired Classes may also receive a copy of the Plan Supplement after it has been filed by mailing a written request to the Voting Agent.

     --------------------------------------------------------------------

            Which Classes of Claims are Entitled to Vote on the Plan?


         Classes of Claims are entitled to vote on the Plan as follows:


o Claims or Equity Interests in Classes 2, 3, 4, 5, 6 and 8A are Impaired and entitled to vote on the Plan.

o Claims in Classes 1 and 7 are Unimpaired under the Plan, are deemed to have accepted the Plan and will not be entitled to vote on the Plan.

o Claims in Classes 8B, 9, 10 and 11 will receive no distribution under the Plan, are deemed to have rejected the Plan and will not be entitled to vote on the Plan.

     --------------------------------------------------------------------

                  For a description of the Classes of Claims and Equity Interests and their treatment under the Plan, see section I.D., "Summary of Distributions Under the Plan" below.

                  You may only vote on the Plan with respect to a Claim or Equity Interest if that Claim belongs to a Class or Equity Interest that is Impaired under the Plan and is not deemed to have rejected the Plan. The Bankruptcy Court has fixed February 12, 2002 as the voting record date. To be eligible to vote on the Plan, persons with Claims or Equity Interests that belong to the Voting Classes must have held them on the voting record date.

                  Under the Bankruptcy Code, the Plan will be deemed accepted by an Impaired Class of Claims if the Voting Agent receives votes accepting the Plan representing at least:

o two-thirds of the total dollar amount of the allowed Claims in the Class that cast a vote; and

o more than one-half of the total number of allowed Claims in the Class that cast a vote.

                  Under the Bankruptcy Code, the Plan will be deemed accepted by an Impaired Class of Equity Holders if the Voting Agent receives votes accepting the Plan representing at least:

o two-thirds in amount of the allowed interests in the Class that cast a vote.

The Voting Procedures Order sets forth which Claims and Equity Interests are "allowed" for purposes of voting and designates the form of ballot to be used by each Voting Class. For more information on voting procedures, please consult the Voting Procedures Order.

                  All properly completed ballots received by the voting agent before 5:00 p.m. (Eastern time) on April 16, 2002 (the "Voting Deadline"), will be counted in determining whether each Impaired Class entitled to vote on the Plan has accepted the Plan. Any ballots received after the Voting Deadline will not be counted. All ballots must contain an original signature to be counted. No ballots received by facsimile will be accepted.

     --------------------------------------------------------------------

                               Voting on the Plan


                  When does the vote need to be received? The deadline for the receipt by the Voting Agent of properly completed ballots is 5:00 p.m., April 16, 2002. If you are sending your ballot to an Intermediary for inclusion in a Master Ballot, the Intermediary must receive your properly completed ballot by 5:00 p.m. on April 9, 2002.

                  Which Classes may vote? Persons may vote to accept or reject the Plan only with respect to Allowed Claims and Equity Interests that belong to a Class that is Impaired under the Plan and is not deemed to have rejected the Plan. These are Classes 2, 3, 4, 5, 6 and 8A only.

                  Which members of the Impaired Classes may vote? The voting record date for determining which members of Impaired Classes may vote on the Plan is February 12, 2002. Persons may vote on the Plan only with respect to Claims and Equity Interests that were held on the voting record date.

                  How do I vote on the Plan? For a vote to be counted, the Voting Agent must receive an original signed copy of the ballot form approved by the Bankruptcy Court. Faxed copies and votes sent on other forms will not be accepted.

                  Who should I contact if I have questions or need a ballot? You may contact the Voting Agent at the address or phone number listed below.

     --------------------------------------------------------------------

                  This Disclosure Statement, the attached exhibits, and the Plan are the only materials that you should use in determining how to vote on the Plan. The Plan reflects an agreement in principle and compromise prior to the Commencement Date among the Debtors and the Informal Committee, under which substantially all of the Debtors' existing indebtedness will be cancelled and exchanged for New Motient Common Stock in accordance with the terms of the Plan. The Debtors believe that approval of the Plan is their best opportunity to emerge from their Reorganization Cases and return their businesses to financial viability.

     --------------------------------------------------------------------

                             Voting Recommendations

                  The Debtors believe that the Plan presents the best
            opportunity for holders of Claims and Equity Interests to maximize their recoveries and for the business operations of the Debtors to succeed. The Debtors encourage holders of Claims and Equity Interests to vote to accept the Plan.


                  The Creditors' Committee has participated fully in the
            reorganization process and also urges holders of Claims and Equity Interests to vote to accept the Plan.

     --------------------------------------------------------------------

                  The ballots have been specifically designed for the purpose of soliciting votes on the Plan from each Class entitled to vote. For this reason, in voting on the Plan, please use only the ballot sent to you with this Disclosure Statement. If you hold Claims in more than one Class, you must use a separate ballot for voting with respect to each Class of Claims that you hold. If you believe you have received the incorrect form of ballot, you need another ballot or have any questions concerning the form of ballot, please contact the Voting Agent.

                  Please complete and sign your ballot and return it in the enclosed pre-addressed envelope to the Voting Agent. All correspondence in connection with voting on the Plan should be directed to the Voting Agent at the following address:

     --------------------------------------------------------------------

                                  Voting Agent

                                    By mail:

                          Motient Ballot Process Center
                           c/o Bankruptcy Services LLC
                                 P. O. Box 5014
                                   FDR Station
                               New York, NY 10150
                              Phone: 1-212-376-8494


                             By overnight delivery:

                          Motient Ballot Process Center
                           c/o Bankruptcy Services LLC
                         70 East 55th Street, 6th Floor
                               New York, NY 10022
                              Phone: 1-212-376-8494

     --------------------------------------------------------------------


                  The Voting Agent will prepare and file with the Bankruptcy Court a certification of the results of the voting on the Plan on a Class-by-class basis.

                  Additional copies of the ballots, this Disclosure Statement and the Plan, and copies of the Plan Supplement (when filed), are available upon request made to the Voting Agent. Please contact the Voting Agent with any questions relating to voting on the Plan.

     --------------------------------------------------------------------

                             Your Vote Is Important

     --------------------------------------------------------------------
                  Your vote on the Plan is important because:


o Under the Bankruptcy Code, a plan of reorganization can only be confirmed if certain majorities in dollar amount and number of claims (as described above) of each Impaired Class under the plan vote to accept the plan, unless the "cram down" provisions of the Bankruptcy Code are used.


o Under the Bankruptcy Code, only the votes of those holders of claims or interests who actually submit votes on a plan are counted in determining whether the specified majorities of votes in favor of the plan have been received.

o If you are eligible to vote with respect to a Claim and do not deliver a properly completed ballot relating to that Claim by the Voting Deadline, you will be deemed to have abstained from voting with respect to that Claim and your eligibility to vote with respect to that Claim will not be considered in determining the number and dollar amount of ballots needed to make up the specified majority of that Claim's Class for the purpose of approving the Plan.

     --------------------------------------------------------------------

                  In accordance with Bankruptcy Rule 3017(d), the Debtors will send ballots to transfer agents, registrars, servicing agents, or other intermediaries (such as Depository Trust Company) holding Claims or Equity Interests for, or acting on behalf of, beneficial holders of Claims or Equity Interests (collectively, the "Intermediaries"). Each Intermediary will be entitled to receive, upon request to the Debtors, a reasonably sufficient number of ballots to distribute to the beneficial owners of the Claims or Equity Interests for which it is an Intermediary, and the Debtors will be responsible for and pay each such Intermediary's reasonable costs and expenses associated with the distribution of ballots to the beneficial owners of such Claims or Equity Interests and tabulation of the ballots. Additionally, each Intermediary must receive returned ballots by 5:00 p.m. (Eastern time) on April 9, 2002, so that it can tabulate and return the results to the Voting Agent in a summary "master" ballot in a form approved by the Bankruptcy Court (the "Master Ballot") indicating the number and dollar amount of cast ballots in the group of Claim or Equity Interest holders for which it is an Intermediary. The Intermediaries must certify that each beneficial holder has not cast more than one vote with respect to any given Claim or Equity Interest for any purpose, including both for determining the number of votes and the amount of the Claim or Equity Interest, even if such holder holds securities of the same type in more than one account. However, persons who hold Claims or Equity Interests in more than one voting Class will be entitled to one vote in each such Class, subject to the applicable voting rules.

     --------------------------------------------------------------------

                       IMPORTANT - Voting By Intermediary


                           Timing: If your vote is being processed by an
                  Intermediary, please allow time for transmission of your ballot to your Intermediary for preparation and delivery to the Voting Agent of a Master Ballot reflecting your vote and the votes of other Claims or Equity Interests tabulated by the Intermediary.


                           Your vote must be received either (a) directly by the
                  Voting Agent on or before the Voting Deadline, or (b) if your vote is processed by an Intermediary, by your Intermediary by April 9, 2002 at 5:00 p.m. (Eastern time) to be counted.


                           Receipt by the Intermediary on or close to the Voting
                  Deadline may not allow sufficient time for the Intermediary to include your vote in the Master Ballot that it prepares and delivers to the Voting Agent by the Voting Deadline.


                           Questions on Voting Procedures:  If you have a
                  question concerning the voting procedures, please contact your Intermediary or the Voting Agent.

     --------------------------------------------------------------------


D.       Summary of Distributions to Be Made Under the Plan

                  The following table and description summarize the classification and treatment of Claims and Equity Interests and the consideration contemplated to be distributed to the holders of such Claims and Equity Interests under the Plan. Unless otherwise noted, these estimates are as of December 31, 2001. For an explanation of the assumptions and uncertainties regarding these calculations, see section IV, "Risk Factors" and section VI.C., "Financial Projections and Valuation Analysis" below.

                  As further described below, the Plan provides for distributions of shares of New Motient Common Stock and Old Motient Equity Warrants in satisfaction of Allowed Claims and Equity Interests. These distributions vary in amount and the type of security distributed, depending on the Class of the Claim or Equity Interest.

     --------------------------------------------------------------------

                          Note on Numerical Information

                   The numerical information in this Disclosure Statement, including the Projections and liquidation and valuation analyses, has been prepared by the Debtors and does not constitute a representation or endorsement of the accuracy of such information by the
                   holders of the Senior Note Claims, the Informal Committee, the Creditors' Committee or any of the Debtors' other creditor constituencies.

     --------------------------------------------------------------------

1.

                  Summary of Classification and Treatment of Claims

                                                                                              Estimated
                                                                    Estimated Allowable    Recovery (% Of
    Class          Description                Treatment                    Amount              Claim)(1)        Voting
    -----          -----------                ---------                    ------              -------          ------
Class 1A       Motorola's Secured            Unimpaired                  $3,316,073(2)           100%        No  (deemed to
               Claim                                                                                         accept)
Class 1B       Compaq Financial              Unimpaired                  $8,344,634(2)           100%        No (deemed to
               Services Capital                                                                              accept)
               Equipment Lease
               Claim
Class 1C       Avaya Financial               Unimpaired                   $602,845(2)            100%        No (deemed to
               Services Capital                                                                              accept)
               Equipment Lease
               Claim
Class 1D       Other Secured                 Unimpaired                       0                  100%        No (deemed to
               Claims                                                                                        accept)
Class 2        Priority Non-Tax               Impaired                    $352,600               100%        Yes
               Claims
Class 3        Senior Note Claims             Impaired                  $367,673,259              56%        Yes
Class 4        Trade Claims                   Impaired                    $3,924,426             100%        Yes
Class 5        Senior                         Impaired                  $27,029,734(3)           100%        Yes
               Indebtedness Claims
Class 6        Other Unsecured                Impaired                   $3,082,996(3)            26%        Yes
               Claims(4)
Class 7        Interdebtor Claims            Unimpaired                 $11,500,000(5)           100%        No (deemed to
                                                                                                             accept)
Class 8A       Motient Equity-                Impaired                       n/a                 n/a6        Yes
               Common Stock
Class 8B       Motient                        Impaired                        0                    0         No (deemed to
               Equity-Other                                                                                  reject)
               Equity Interests
Class 9        Equity Interests               Impaired                        0                    0         No (deemed to
               in Holdings,                                                                                  reject)
               Communications and
               Services
Class 10       Existing                       Impaired                        0                    0         No (deemed to
               Securities Law                                                                                reject)
               Claims
Class 11       510(c) Claims                  Impaired                        0                    0         No (deemed to
                                                                                                             reject)
-------------- -------------------- ------------------------------ ------------------------ ---------------- ----------------

1 As of the date of this Disclosure Statement, the Debtors have completed only a preliminary estimate of the Claims filed in these cases. Because recoveries under the Plan are directly linked to the amount and value of the Allowed Claims, any change in the Debtors' Claims estimates resulting from further analysis of the proofs of claim filed as of the Bar Date will impact their predictions of recoveries under the Plan. Additionally, see the below description regarding distributions of New Motient Common Stock.

2 Payments on account of these claims shall be made monthly in accordance with existing agreements.

3 The validity and amount of certain claims in Class 5 and Class 6 including the Rare Medium Claim, Boeing Satellite Claim and the Chase Securities Claim are disputed. For purposes of this chart, and without prejudice to the Debtors' right to dispute such claims, the amounts of the Boeing Satellite Claim and the Chase Securities Claim are assumed to be in the amounts as asserted by such creditors, which amounts aggregate approximately $3,082,996.00. Claims in addition to the Boeing Satellite Claim and the Chase Securities Claim may also be included in Class 6, which may reduce the estimated recovery to the members of Class 6.

4 Class 6 includes 6A - Other Unsecured Claims against Motient, 6B - Other Unsecured Claims against Holdings, 6C - Other Unsecured Claims against Communications, and 6D - Other Unsecured Claims against Services.

5 This amount of intercompany debt is evidenced by a note. The note has a term of 90 days and renews automatically for successive 90-day terms. The note is unsecured and has an interest rate equal to the prevailing 90-day LIBOR rate plus 75 basis points. Interest is accrued and added to the principal amount. Additional intercompany debt that is not evidenced by a note also exists. This additional intercompany debt relates to corporate overhead and expense allocation and has historically not been paid. The Debtors currently do not intend to make payments on this intercompany debt.

6 Holders of Motient's common stock will receive the Old Motient Equity Warrants with an estimated value of approximately $1.2 million.




                  The Debtors expect that an aggregate of 25,097,256 shares of New Motient Common Stock will be issued under the Plan, with an additional 1,514,163 shares reserved for issuance upon exercise of the Old Motient Equity Warrants, an additional 3,028,327 shares reserved for issuance in connection with grants of options or other stock awards under the Employee Incentive Plan and 643,519 shares issuable as Professional Plan Securities. Based on the above estimates, immediately after the consummation of the Plan, the ownership of the Reorganized Company will be as described in the table below. The information in this table is based on an assumed Enterprise Value of $266.5 million. See section VI.C., "Financial Projections and Valuation Analysis" of this Disclosure Statement for an explanation of the calculations and assumptions used in reaching this assumed Enterprise Value.

                                           Shares of New Motient
                                          Common Stock Purchasable
                                                    Under
                                                 Old Motient
                        Shares of New        Equity Warrants and          Percent          Percent          Estimated
                        Motient Common        Professional Plan          Ownership        Ownership         Recovery
                             Stock               Securities             (Undiluted)       (Diluted)       (% Of Claim)
 Class 3 (Senior Note         25,000,000                                   97.12%           82.55%              56%
 Claims)
 Class 6 (Other                   97,256                                    .37%             .32%               26%
 Unsecured Claims)
 Professional Plan                                  643,519                 2.5%             2.13%              N/A
 Securities
 Old Motient Equity                                1,514,163                                 5.00%              N/A
 Warrants
 Employee Incentive            3,028,327                                                    10.00%              N/A
 Plan
       TOTAL                  28,125,583           2,157,682              100%             100%


                  For purposes of implementing the Plan, the shares of New Motient Common Stock are valued by subtracting the amount of the Rare Medium Claim (assuming that the amount is as asserted by Rare Medium) from the Debtors' assumed Enterprise Value of $266.5 million and dividing this amount by the number of shares of New Motient Common Stock to be issued under the Plan. See section VI.C., "Financial Projections and Valuation Analysis" for a description of how this assumed Enterprise Value was reached, including certain contingencies that could affect this valuation. The Enterprise Value is calculated based on commonly accepted valuation analysis and is not intended to represent values that will be achieved in the public or private markets for securities distributed under the Plan. The Debtors cannot assure you that the market value of the New Motient Common Stock or the Old Motient Equity Warrants at the Effective Date will reflect the $266.5 million Enterprise Value used in calculating the distributions under the Plan or that there will be any trading market for the New Motient Common Stock after the Effective Date.


2.       Summary of Distributions Under the Plan

                  The following section describes more fully the distributions to be made to each Class of Claims and Equity Interests under the Plan. This description is only a summary of certain important provisions of the Plan and should not replace careful review of the Plan. Each holder of a Claim or Equity Interest should read the Plan carefully before voting. Please refer particularly to section 4 of the Plan, section III.H., below "Treatment of Claims and Equity Interests" and the liquidation analysis annexed as Exhibit D hereto for a more detailed description of the classification and treatment of Claims and Equity Interests provided under the Plan.

      -------------------------------------------------------------------

     Holders of Claims or Equity Interests designated to receive Plan Securities may need to receive and hold their Plan Securities in a brokerage account.


     To allow timely and efficient distribution and transfer of the Plan Securities among a wide group of holders, in lieu of printing and distributing individual certificates representing the Plan Securities, the Reorganized Company may issue some or all of the Plan Securities in global form and use the book-entry transfer facilities of The Depository Trust Company ("DTC") to effectuate distribution and transfer of the Plan Securities.

     Use of the DTC book-entry transfer facilities may require recipients of Plan Securities that are not themselves participants in the DTC book-entry system to receive and hold their securities in a brokerage account. If the Debtors use the book-entry transfer facilities of DTC to effectuate distribution and transfer of some or all of the Plan Securities, holders of Claims or Equity Interests designated to receive those securities will receive instructions regarding the DTC book-entry transfer facilities and a request for information on the brokerage account (or other account of a DTC participant) to be credited with the receipt of Plan Securities with respect to that holder's Claim or Equity Interest.

     If you do not already have a brokerage account and hold a Claim or Equity Interest in a Class that will receive Plan Securities under the Plan, you may be required to open a brokerage account to receive and hold your Plan Securities.

      -------------------------------------------------------------------

                  Administrative Expense Claims. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims, as described below, have not been classified. Unless otherwise agreed to by the parties, each holder of an Allowed Administrative Expense Claim (except for those representing liabilities incurred in the ordinary course of business during the Reorganization Cases and certain liabilities under loans and advances in the Reorganization Cases) will receive Cash equal to the unpaid portion of such Allowed Administrative Expense Claim on the later of the Effective Date and the first Business Day thirty days after the date on which the Administrative Expense Claim is Allowed.

                  Allowed Administrative Expense Claims that represent liabilities incurred by the Debtors in the ordinary course of business during the Reorganization Cases or liabilities arising under loans or advances to or other obligations incurred by the Debtors as debtors-in-possession, whether or not incurred in the ordinary course of business, will be paid by the Reorganized Debtors in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any orders or agreements governing, instruments evidencing, or other documents relating to, such transactions. Any postpetition expenses of the indenture trustee for the Senior Notes and the reasonable postpetition fees and expenses of its counsel will be paid as Administrative Expense Claims to the extent such fees and expenses are reasonable and to the extent approved by the Bankruptcy Court after notice and a hearing. The Debtors have budgeted approximately $31,000,000 for Administrative Expense Claims, excluding all professional fees. This figure is comprised of expenses and costs associated with the normal, day-to-day operations of the Debtors' businesses during the pendency of the Reorganization proceeding, assuming an Effective Date of May 15, 2002. The Debtors expect that most of this amount will be paid by the Debtors in the ordinary course of business, on standard payment terms, during the pendency of the case. As discussed below in Section III.T ("Cash Payments on Effective Date"), the Debtors expect that the total amount of cash that will be required to be paid by them on the Effective Date, including any Administrative Expense Claims payable on such date, should not exceed $1.0 million. See section III.T., "Cash Payments on Effective Date," below.

                  Unless otherwise specified in the Plan or by order of the Bankruptcy Court, no interest will accrue or be paid in connection with an Allowed Administrative Expense Claim for any purpose, on or after the Commencement Date.

                  In addition to ordinary course of business expenses, the Debtors expect that Administrative Expense Claims will consist of professional fees for the Debtors and the various committees appointed in the Reorganization Cases. Such fees are difficult to estimate and will vary depending on the length of the Reorganization Cases and the complexity and length of any related litigation. The Debtors have budgeted approximately $3,400,000 for Administrative Expense Claims that are not expenses arising and paid in the ordinary course of business, based on an assumed Effective Date of May 15, 2002. A portion of the professional fees due to investment advisors in the Reorganization Cases may be paid through the issuance of Professional Plan Securities.

                  Bar Date for Administrative Expense Claims.

                  Pre-Effective Date Claims and Expenses. No proof of Administrative Expense Claim or application for payment of an Administrative Expense Claim need be filed for the allowance of any of the following types of
Claims:

o expenses or liabilities incurred in the ordinary course of the Reorganized Debtors' businesses on or after the Effective Date;

o Administrative Expense Claims held by trade vendors where such administrative liability was incurred in the ordinary course of the Debtors' and such creditor's business after the Commencement Date;

o        Fee Claims (which are discussed below); or

o        fees of the United States Trustee arising under 28 U.S.C.ss. 1930.

                  To be eligible for payment under the Plan, all persons asserting Administrative Expense Claims of any kind not described above arising on or after the Commencement Date must file and serve proofs of such Claims pursuant to the procedures in the Confirmation Order or notice of entry of Confirmation Order, no later than 45 days after the Effective Date.

                  Expenses and liabilities incurred on or after the Effective Date are not subject to the Plan or the treatment of Claims described in this Disclosure Statement. All of the Administrative Expense Claims described above other than Fee Claims will be paid by the Reorganized Debtors in the ordinary course of business. Fee Claims will be paid as described below.

                  Effect of Failure to Timely File Claim or Requests for Payment. Any request for payment of an Administrative Expense Claim that is not exempt from the Bar Date and is not filed by the applicable deadline set forth in section 2.2 of the Plan will be barred. Any Persons that fail to file a proof of Administrative Expense Claim or request for payment thereof on or before the Administrative Bar Date as required under the Plan will be forever barred from asserting such Claim against any of the Debtors, the Estates, the Reorganized Debtors or their property and the holder thereof will be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Administrative Expense Claim.

                  Fee Claims. All persons seeking an award by the Bankruptcy Court of a Fee Claim incurred through and including the Effective Date are required (unless otherwise ordered by the Bankruptcy Court) to file final applications for the allowance of compensation for services rendered and reimbursement of expenses incurred within 45 days after the Effective Date. Holders of Fee Claims that file final applications in accordance with the Plan will be paid in full in the amounts approved by the Bankruptcy Court on the date on which the order relating to any such Fee Claim is entered or on other terms mutually agreed on between the Fee Claim holder and the Debtors or, as applicable, the Reorganized Debtors. The Debtors have budgeted approximately $3,400,000 for Fee Claims, based on an assumed Effective Date of May 15, 2002.

                  Priority Tax Claims. Unless otherwise agreed to by the parties, each holder of an Allowed Priority Tax Claim will receive, at the sole option of the Reorganized Debtors:

o Cash equal to the unpaid portion of its Allowed Priority Tax Claim, to be paid on or as soon as practical after the later of the Effective Date or the first Business Day 30 days after the date on which that Priority Tax Claim was Allowed; or

o equal annual Cash payments in an aggregate amount equal to the amount of such Allowed Priority Tax Claim, together with interest at a fixed annual rate, paid over a period not longer than six years after the date the Allowed Priority Tax Claim was assessed. These payments will begin on or as soon as practical after the later of the Effective Date or the first Business Day 30 days after the date on which the Priority Tax Claim was Allowed.

                  The Debtors estimate, based on their records, that there will be no Allowed Priority Tax Claims.

      -------------------------------------------------------------------

                Interest Will Not Accrue After Commencement Date


          Unless otherwise specified in the Plan or by order of the Bankruptcy Court, no interest will accrue or be paid on an Allowed Claim, for any purpose, on or after the Commencement Date.



                  Summary of Distributions to Holders of Claims

Motorola (Class 1A)

                  Motorola's Secured Claim will receive treatment that either
(i) leaves unaltered the legal, equitable, or contractual rights to which this Claim is entitled or (ii) leaves this Claim unimpaired pursuant to section 1124(2) of the Bankruptcy Code on or as soon as reasonably practicable after the later of the Effective Date or the first Business Day thirty days after the date this Claim was Allowed.

Compaq Financial Services Capital Equipment Lease (Class 1B)

                  The Claim arising under the Compaq Financial Services Capital Equipment Lease will receive treatment that either (i) leaves unaltered the legal, equitable, or contractual rights to which this Claim is entitled or (ii) leaves this Claim unimpaired pursuant to section 1124(2) of the Bankruptcy Code, on or as soon as reasonably practicable after the later of the Effective Date or the first Business Day 30 days after the date this Claim was Allowed.

Avaya Financial Services Capital Equipment Lease (Class 1C)

                  The Claim arising under the Avaya Financial Services Capital Equipment Lease will receive treatment that either (i) leaves unaltered the legal, equitable, or contractual rights to which the Claim is entitled or (ii) leaves the Claim unimpaired pursuant to section 1124(2) of the Bankruptcy Code, on or as soon as practicable after the later of the Effective Date or the first Business Day 30 days after the date on which this Claim was Allowed.

Other Secured Claims (Class 1D)

                  Each Other Secured Claim will receive treatment that either
(i) leaves unaltered the legal, equitable, or contractual rights to which the Claim is entitled or (ii) leaves the Claim unimpaired pursuant to section 1124(2) of the Bankruptcy Code, on or as soon as practicable after the later of the Effective Date or the first Business Day 30 days after the date on which this Claim was Allowed.

Priority Non-Tax Claims (Class 2)

                  Unless otherwise agreed to by the parties, each holder of an Allowed Priority Non-Tax Claim will receive Cash in an amount equal to such Claim, on or as soon as reasonably practicable after the later of the Effective Date or the first Business Day 30 days after the date the Claim was Allowed.

Senior Note Claims (Class 3)

                  On or as soon as reasonably practicable after the Effective Date, each holder of an Allowed Senior Note Claim will receive a pro rata share of the Senior Note Distribution determined by multiplying the Senior Note Distribution times the ratio of the aggregate amount of outstanding principal under all of the Senior Notes held by such holder over the aggregate amount of outstanding principal under all of the Senior Notes that are issued and outstanding.

Trade Claims (Class 4)

                  Unless otherwise agreed to by the parties, each holder of an Allowed Trade Claim will receive Cash in an amount equal to the Allowed Amount of the Claim, on or as soon as reasonably practicable after the later of the Effective Date or the first Business Day 30 days after the date the Claim was Allowed. All Claims on account of severance agreements for pay and benefits will be deemed to be agreed by the parties to be paid in the manner and at the times which are in the ordinary course of such agreements.

Senior Indebtedness Claims (Class 5)

                  On or as soon as reasonably practicable after the Effective Date, each holder of an Allowed Senior Indebtedness Claim will receive from Newco a Senior Indebtedness Note for the Allowed amount of the Motient Senior Indebtedness Claim. The interest rate of the Senior Indebtedness Notes may be adjusted in such manner at the Confirmation Hearing (without further notice or solicitation of creditors or other parties in interest) as the Bankruptcy Court determines is necessary to satisfy the confirmation standards set forth in the Bankruptcy Code and the Plan will be confirmed subject to any such adjustments without further notice or solicitation.

Other Unsecured Claims Against Motient (Class 6A)

                  On or as soon as reasonably practicable after the Effective Date, to the extent a holder of Other Unsecured Claims against Motient is determined to have an Allowed Claim, that holder will receive, in full satisfaction of such Claim, a pro rata share of 97,256 shares of New Motient Common Stock divided among Allowed Claims in Classes 6A, 6B, 6C and 6D.

Other Unsecured Claims Against Holdings (Class 6B)

                  On or as soon as reasonably practicable after the Effective Date, to the extent a holder of Other Unsecured Claims against Holdings is determined to have an Allowed Claim, that holder will receive, in full satisfaction of such Claim, a pro rata share of 97,256 shares of New Motient Common Stock divided among Allowed Claims in Classes 6A, 6B, 6C and 6D.

Other Unsecured Claims Against Communications (Class 6C)

                  On or as soon as reasonably practicable after the Effective Date, to the extent a holder of Other Unsecured Claims Against Communications is determined to have an Allowed Claim, that holder will receive, in full satisfaction of such Claim, a pro rata share of 97,256 shares of New Motient Common Stock divided among Allowed Claims in Classes 6A, 6B, 6C and 6D.

Other Unsecured Claims Against Services (Class 6D)

                  On or as soon as reasonably practicable after the Effective Date, to the extent a holder of Other Unsecured Claims against Services is determined to have an Allowed Claim, that holder will receive, in full satisfaction of such Claim, a pro rata share of 97,256 shares of New Motient Common Stock divided among Allowed Claims in Classes 6A, 6B, 6C and 6D.

Interdebtor Claims (Class 7)

                  All Interdebtor Claims will receive treatment that either (i) leaves unaltered the legal, equitable, or contractual rights to which the holder of such Interdebtor Claim is entitled or (ii) leaves such Interdebtor Claim unimpaired pursuant to section 1124(2) of the Bankruptcy Code.

Motient Equity - Common Stock (Class 8A)

                  Subject to the provision set forth in the last sentence of this paragraph, on or as soon as reasonably practicable after the Effective Date, each holder of common stock in Motient on the Confirmation Date will receive, in full satisfaction of such common stock holding, Old Motient Equity Warrants to purchase a pro rata share of the Old Motient Equity Plan Securities determined by multiplying the number of Old Motient Equity Plan Securities times the ratio of the number of shares of Motient common stock held by the holder on the Confirmation Date over the total number of shares of Motient common stock that were outstanding on the Confirmation Date. The existing common stock of Motient will be cancelled. To the extent any holder of common stock in Motient on the Confirmation Date is not permitted, as a matter of law, to own warrants (including, without limitation, the 401(k) Plan established by the Debtors for their employees), the Debtors will have no obligation to issue Old Motient Equity Warrants to such holder unless such holder obtains, within one year of the Effective Date, any necessary authorizations to become the holder of Old Motient Equity Warrants. There will be no distribution of any kind (including, without limitation, Old Motient Equity Warrants) to Motient common stock holders, if the Bankruptcy Court determines at the Confirmation Hearing that any such distribution will violate section 1129(b) of the Bankruptcy Code, and the Plan will be confirmed subject to the provisions of this sentence without further notice or solicitation.

Motient Equity - Other Equity Interests (Class 8B)

                  Class 8B consists of all Equity Interests in Motient other than the existing common stock, the New Motient Common Stock and the Old Motient Equity Warrants (the "Other Equity Interests"). The Other Equity Interests will be deemed cancelled as of the Effective Date and will receive no distribution under the Plan. The holders of such Other Equity Interests are conclusively presumed to reject this Plan and the votes of such holders will not be solicited with respect to such Equity Interests.

Equity Interests In Holdings, Communications and Services (Class 9)

                  All present Equity Interests in Holdings, Communications and Services will receive no distribution under the Plan and all such Equity Interests will be deemed to be cancelled on the Effective Date.

Existing Securities Law Claims (Class 10)

                  No holder of an Existing Securities Law Claim will receive any distribution under the Plan.

510(c) Claims (Class 11)

                  No holder of a 510(c) Claim will receive any distribution under the Plan.



      -------------------------------------------------------------------

                           Important Note on Estimates

     The estimates in the tables and summaries in this Disclosure Statement may differ from actual distributions because of variations in the asserted or estimated amounts of Allowed Claims, the existence of disputed Claims and other factors. Statements regarding projected amounts of Claims or distributions (or the value of such
          distributions) are estimates by the Debtors based on current information and are not representations as to the accuracy of these amounts. Except as otherwise indicated, these statements are made as of February 22, 2002, and the delivery of this Disclosure Statement will not, under any circumstances, imply that the information contained in this Disclosure Statement is correct at any other time.
      Any estimates of claims or interests in this Disclosure Statement may vary from the final amounts of claims or interests allowed by the
                                Bankruptcy Court.


       In addition, the estimated valuation of the Reorganized Debtors and the Plan Securities, and the estimated recoveries to holders of
       Claims, is not intended to represent the value at which Reorganized
       Motient's securities could be sold if a market for those securities emerges. See section IV, "Risk Factors."

      -------------------------------------------------------------------

E.         Confirmation Hearing

                  The Court will hold the Confirmation Hearing at the following time and place:

      -------------------------------------------------------------------

                              Confirmation Hearing

          Date and Time: commencing at 9:30 a.m. (Eastern time), on April 25, 2002.

          Place: the United States Bankruptcy Court, Eastern District of Virginia, 200 South Washington Street, Alexandria, Virginia 22314.

          Judge: Bankruptcy Judge Robert Mayer.

          The Confirmation Hearing may be adjourned from time to time on announcement in the Bankruptcy Court on the scheduled date for the hearing. No further notice will be required to adjourn the hearing.

      -------------------------------------------------------------------

                  At the Confirmation Hearing, the Bankruptcy Court will:

o determine whether sufficient majorities in number and dollar amount, as applicable, from each Voting Class have delivered properly executed votes accepting the Plan to approve the Plan;

o hear and determine objections, if any, to the Plan and to confirmation of the Plan that have not been previously disposed of;

o determine whether the Plan meets the confirmation requirements of the Bankruptcy Code; and

o         determine whether to confirm the Plan.

                  Any objection to confirmation of the Plan must be in writing and filed and served as required by the Bankruptcy Court under the order approving this Disclosure Statement. That order requires any objections to the confirmation of the Plan to be served so as to be received on or before April 16, 2002 by the following persons:

o the Office of the United States Trustee for the Eastern District of Virginia, 115 South Union Street, Suite 210, Alexandria, Virginia 22314, Attn: Dennis Early, Esq.;

o Counsel for the Debtors, McGuireWoods LLP, One James Center, 901 East Cary Street, Richmond, Virginia 23219, Attn.: H. Slayton Dabney, Jr., Esq.;

o Proposed Counsel for the Creditors' Committee, Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005, Attn:
          Allan S. Brilliant, Esq.; and

o Proposed Co-counsel for the Creditors' Committee, Holland & Knight, 1600 Tysons Boulevard, Suite 700, McLean, Virginia 22102, Attn: James
          M. Lewis, Esq.



F.       Cancellation of Existing Securities and Agreements

                  The Plan provides for the cancellation on the Effective Date, without any further action by the Debtors or the holders of the Equity Interests (except for the purpose of evidencing a right to distributions under the Plan), of all the agreements, instruments and other documents evidencing Claims and Equity Interests (except as otherwise expressly provided in the Plan) or rights of any holder of a Claim and Equity Interests against the Debtors, including options or warrants to purchase Equity Interests and any agreement obligating the Debtors to issue, transfer, or sell Equity Interests or any other capital stock of Debtors and the Senior Notes.


II.        PRINCIPAL CHARACTERISTICS OF NEW MOTIENT COMMON STOCK, OLD
             MOTIENT EQUITY WARRANTS AND SENIOR INDEBTEDNESS NOTES

      -------------------------------------------------------------------

               The Following Summary Is Not a Complete Description
                       of the Plan or the Plan Securities

               This section provides a summary of the securities to be issued on or after the Effective Date of the Plan and certain other matters contemplated to occur under or in connection with confirmation of the Plan. This summary highlights certain substantive provisions of the Plan and Plan Securities, but is not, nor is it intended to be, a complete description of the Plan and Plan Securities or a substitute for a full and complete reading of the Plan and its exhibits.


               The Debtors encourage you to read the entire Plan and its exhibits carefully before deciding how to vote on the Plan.


                  The Plan provides that the capital structure of Reorganized Motient will be comprised of New Motient Common Stock and Old Motient Equity Warrants. The principal features of the Plan Securities are summarized below.

A.       New Motient Common Stock

                  The authorized capital stock of Reorganized Motient will consist of 100 million shares of New Motient Common Stock, par value $0.01 per share, and 5 million shares of voting preferred stock, par value $0.01 per share.

               The New Motient Common Stock has the following material terms:

o The holders of New Motient Common Stock will be entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor.

o It is not anticipated that any cash dividends will be paid on the New Motient Common Stock for the foreseeable future.

o Upon a liquidation, dissolution or winding up of Reorganized Motient, holders of New Motient Common Stock would have the right to a ratable portion of assets remaining after payment of liabilities and any outstanding preferred stock. The holders of New Motient Common Stock will have no preemptive rights.

o No preferred stock is being issued under the Plan, and no preferred stock will be outstanding on the Effective Date.
               However, under the Amended Certificate of Incorporation, Reorganized Motient will be able to issue shares of voting preferred stock having such terms as the Board of Directors may authorize from time to time.

B.       Old Motient Equity Warrants

                  Old Motient Equity Warrants will be issued to holders of shares of common stock of Motient Corporation that is outstanding as of the Distribution Record Date. The Old Motient Equity Warrants will be issued under the New Warrant Agreement to be entered into as of the Effective Date between Reorganized Motient and a warrant agent to be selected by Reorganized Motient. The following summary of the Old Motient Equity Warrants is not a complete description of their terms and is qualified in its entirety by reference to the New Warrant Agreement, the form of which is set forth in the Plan Supplement.

o Holders of the Old Motient Equity Warrants will together have the right to purchase an aggregate of five percent (5%) on a fully diluted basis of the Plan Securities.

o The exercise price of the Old Motient Equity Warrants will be $0.01 per share.

o The exercise period for the Old Motient Equity Warrants will begin on the Effective Date and will expire at 5:00 p.m., Eastern Time on the second anniversary of the Effective Date. Each Old Motient Equity Warrant not exercised before the expiration of this exercise period will become void, and all rights thereunder will terminate regardless of whether the Old Motient Equity Warrants have become exercisable as described below.

o The Old Motient Equity Warrants shall not be exercisable by the holders thereof until the product of (i) the Average Price (as defined below) per share of New Motient Common Stock and (ii) the number of shares of New Motient Common Stock issued to the holders of Senior Notes under the Plan, equals approximately $386.1 million. As used in the foregoing sentence, the term "Average Price" means, with respect to the New Motient Common Stock, (a) if the New Motient Common Stock is listed on a national reporting exchange, the average closing price, or (b) if the New Motient Common Stock is not listed on a national reporting exchange, the average of the last trade price on or prior to 4:00 p.m. ET, in each case, measured over a period of ninety consecutive trading days. Each Warrant Holder will also be entitled to receive distributions in respect of its Warrant in certain circumstances in which Motient is sold for consideration per share exceeding the Minimum Share Price (as defined in the Warrant).

o The Old Motient Equity Warrants will be fully transferable, subject to any restrictions under applicable securities or other laws.

o Old Motient Equity Warrants will not be issued to holders of common stock of Motient held through Motient's 401(k) savings plan, until such time as Motient has obtained an exemptive order from the U.S. Department of Labor permitting the 401(k) savings plan to hold the Old Motient Equity Warrants.

                  The number and kind of securities purchasable upon the exercise of the Old Motient Equity Warrants and the exercise price therefor will be subject to adjustment on the occurrence of certain events as set forth in the New Warrant Agreement, including:

o the issuance of New Motient Common Stock as a dividend or distribution on the New Motient Common Stock; and

o subdivisions, reclassifications and combinations of the New Motient Common Stock.

In such an event, the number of shares purchasable upon exercise of the Old Motient Equity Warrants, and the exercise price, will be adjusted proportionately, so that each holder of an Old Motient Equity Warrant exercised after such events will be entitled to receive the kind and number of shares of New Motient Common Stock or other security of Reorganized Motient that such holder would have owned or been entitled to receive after the happening of such events, had such Old Motient Equity Warrant been exercised in full immediately prior to the happening of such event. The terms of the Old Motient Equity Warrants will be similarly adjusted upon certain reorganizations, mergers or consolidations of Reorganized Motient, or the sale or other transfer of all or substantially all of its assets, so that the holders of the Old Motient Equity Warrants will be entitled to receive, upon the exercise of their Old Motient Equity Warrants, the amount of securities, cash or other property that would have been payable if their Old Motient Equity Warrants had been exercised immediately prior to such event. However, the holders of the Old Motient Equity Warrants will not be entitled to any other protections on a change of control of Reorganized Motient.

                  If Reorganized Motient distributes to the holders of New Motient Common Stock indebtedness, cash or assets (excluding cash dividends or distributions from retained earnings or surplus legally available for such dividends or distributions), the exercise price of the Old Motient Equity Warrants will be adjusted based on the fair market value of the assets distributed.

                  No fractional shares of New Motient Common Stock will be issued on exercise of the Old Motient Equity Warrants. Instead, cash will be paid in an amount equal to the fraction multiplied by the then Current Market Value per share of the New Motient Common Stock (as defined in the New Warrant Agreement) rounded to the nearest cent.

                  No fractional shares of New Motient Common Stock or fractional Old Motient Equity Warrants or cash in lieu of fractional shares or fractional Old Motient Equity Warrants will be distributed under the Plan. In connection with distributions under the Plan, fractional shares of New Motient Common Stock or fractional Old Motient Equity Warrants will be rounded down to the next whole number or zero, as applicable. Fractional shares or Old Motient Equity Warrants that are not distributed because of this rounding will be returned to Reorganized Motient and cancelled.

C.       Registration Rights Agreement

                  On the Effective Date, Reorganized Motient will execute and deliver the Registration Rights Agreement, which provides holders of ten percent (10%) or more of the New Motient Common Stock as of the Effective Date (the "Principal Holders") with certain rights to require Reorganized Motient to register their shares of New Motient Common Stock. No registration rights will be provided with respect to the Old Motient Equity Warrants themselves or to the holders of New Motient Common Stock other than the Principal Holders. The following summary is qualified in its entirety by reference to the Registration Rights Agreement, which is set forth in the Plan Supplement.

               Under the Registration Rights Agreement, Reorganized Motient will agree:

o to the file within 5 days after the Effective Date a shelf registration statement for an offering to be made on a continuous basis covering the New Motient Common Stock of the Principal Holders and to use its best efforts to have the registration statement declared effective;

o in connection with any registered offering of New Motient Common Stock by Reorganized Motient , to register the New Motient Common Stock of Principal Holders that wish to sell their New Motient Common Stock in the offering.

In addition, the requests for registration are subject to other limitations and cut backs, as set forth in the Registration Rights Agreement.

                  The registration rights will not apply to New Motient Common Stock to the extent that: (a) a registration statement with respect to the sale of New Motient Common Stock has been declared effective under the Securities Act and the holders' shares of New Motient Common Stock have been disposed of under that registration statement; (b) the holders' shares of New Motient Common Stock have been disposed of under Securities Act Rule 144 or another exemption from the registration requirements of the Securities Act under which the shares of New Motient Common Stock are thereafter freely tradable without restriction under the Securities Act; or (c) the holders' shares of New Motient Common Stock may be disposed of under Rule 144 without volume or holding period limitations.

                  Holders of ten percent (10%) or more of the New Motient Common Stock will be entitled to receive the rights granted under the Registration Rights Agreement by executing and delivering it to Reorganized Motient no later than thirty days after the Effective Date.

D. Summary of the Reorganized Motient Amended Certificate of Incorporation and Bylaws

                  Copies of the Amended Certificate of Incorporation and Bylaws for Reorganized Motient will be included in the Plan Supplement. The following is a brief summary of the principal provisions of the Amended Certificate of Incorporation and Bylaws.

                  The authorized capital stock of Reorganized Motient will consist of 100 million shares of New Motient Common Stock, par value $0.01 per share, and 5 million shares of voting preferred stock, par value $0.01 per share. The board of directors of Reorganized Motient may issue such preferred stock, and designate the terms thereof (including with respect to voting rights, dividends, liquidation preferences and conversion rights), without the need for stockholder approval. Reorganized Motient has no present plans to issue preferred stock. On the Effective Date, Reorganized Motient will file the Amended Certificate of Incorporation with the Secretary of State of Delaware and the Amended Bylaws will be deemed adopted by the Board of Directors of Reorganized Motient.

                  The Amended Certificate of Incorporation will, among other things:

o not authorize the issuance of non-voting equity securities, as and to the extent required by sections 1123(a) and (b) of the Bankruptcy Code; and

o provide for general indemnification of the officers and directors of Reorganized Motient.

                   An amended certificate of incorporation or other applicable organizational documents for each of the Reorganized Debtors (other than Reorganized Motient) will also be filed with the applicable Secretary of State. Such amended certificates will prohibit the issuance of nonvoting equity securities, if necessary.

                  On the Effective Date, the operation of the Reorganized Debtors will become the general responsibility of their respective Boards of Directors or, other equivalent internal governance entities who will, thereafter, have the responsibility for the management, control and operation of the Reorganized Debtors. For more information on the nominees to the Board of Directors of Reorganized Motient, see section III.L, "Treatment of Officers and Directors" below.

E.       Senior Indebtedness Notes

                  The Senior Indebtedness Notes will be obligations of Newco, an intermediate holding company to be created between Motient and Ventures. The Senior Indebtedness Notes will accrue interest at 9% (or such other interest rate as the Bankruptcy Court may determine) per annum with principal and accrued interest due and payable in full forty-two months after the Effective Date.

                  The Senior Indebtedness Notes will not be secured by any assets of Motient, Newco, or Ventures or any other Motient entity, but will include a limited set of covenants to ensure recourse to the interest held by Ventures in MSV. These covenants are expected to include:

o         prohibition on pledges of Newco's and Ventures' assets;

o         prohibition on incurrence of any liability by Newco and Ventures;

o prohibition on any transfer of MSV interests by Newco and Ventures, other than cash proceeds;

o         prohibition of transactions with affiliates; and

o requirement that any cash proceeds received on behalf of Newco's and Ventures' assets will be used to repay the Senior Indebtedness Notes until interest and principal are repaid in full.



III.     IMPLEMENTATION OF THE PLAN

A.       New Securities

                  If the Plan is confirmed and approved by the Bankruptcy Court, it will be implemented through the actions described in this section. In accordance with section 5.7 of the Plan, the relevant Reorganized Debtors will:

o         issue the New Motient Common Stock on the Effective Date;

o         issue the Old Motient Equity Warrants on the Effective Date;

o execute and deliver the New Warrant Agreement and the Registration Rights Agreement on the Effective Date; and

o As additional compensation, for the acceptance of the Creditor Plan Securities by Senior Note Claims and Allowed Other Unsecured Claims against Holdings, Communications and Services as follows: (a) Holdings will issue 100% of its common stock to Motient, (b) Communications will issue 100% of its common stock to Holdings, and (c) Services will issue 100% of its common stock to Holdings.

B.        Newco

                  On or as soon as reasonably practicable after the Effective Date, Motient will cause Newco to be established as a wholly owned subsidiary of Motient and will transfer to Newco all of Motient's equity interests in Ventures, which shall be Newco's only assets. As soon as reasonably practicable thereafter, Newco will issue to each holder of an Allowed Senior Indebtedness Claim a Senior Indebtedness Note for the Allowed amount of the Motient Senior Indebtedness Claim, which shall be Newco's only liabilities.

C.       Distribution of Creditor Plan Securities

                  All distributions of Creditor Plan Securities made under the Plan in respect to the Senior Notes will be made to the Indenture Trustee, which, in turn, will distribute such property pursuant to the Senior Note Indenture. Without limiting the generality of the foregoing, all such property shall be applied by the Indenture Trustee, first, in respect to amounts due to the Indenture Trustee, together with its agents and attorneys, including reasonable fees and expenses and costs and expenses of collection, including, but not limited to, reasonable attorneys' fees (unless otherwise paid by the Debtors); and, second, pro rata to the record holders of the Senior Notes. As a condition of receiving any distribution as provided herein, each holder of the Senior Notes must surrender any instruments or certificates representing or evidencing such Senior Notes held by each such holder to the Indenture Trustee accompanied by a letter of transmittal substantially in the form set forth in the Plan Supplement. The Indenture Trustee will cancel and destroy each such instrument or certificate, and then promptly certify to the Debtors the destruction of each such instrument or certificate in accordance with the terms of the Senior Note Indenture. Any holder that fails to (a) surrender such instrument or certificate, or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Indenture Trustee and furnish a bond in form, substance, and amount reasonably satisfactory to the Indenture Trustee before the first anniversary of the Effective Date will be deemed to have forfeited all rights and Claims and may not participate in any distribution under the Plan in respect of such Claims. Any distribution so forfeited will become the sole and exclusive property of Reorganized Motient.

                  Following distribution by the Indenture Trustee of the Creditor Plan Securities received in accordance with the Plan pursuant to the Senior Note Indenture, and following the cancellation and certification of the destruction of the instruments or certificates as provided above, the Indenture Trustee and its agents will be relieved of, and released from, all obligations associated with the Senior Notes arising under the Senior Note Indenture or under other applicable agreements or law and the Senior Note Indenture will be deemed to be discharged.

                  On the Effective Date, or as soon thereafter as is practicable, the Debtors will pay, in cash, the amounts due, pursuant to the Senior Note Indenture, both pre- and post-petition, to the Indenture Trustee, together with its agents and attorneys, including reasonable fees and expenses and costs and expenses of collection, including, but not limited to, reasonable attorneys' fees. It is anticipated that such fees will be approximately $50,000.00.

D.       Termination and Discharge of All Existing Debts, Claims and Equity
         Interests

                  Except as expressly provided for in the Plan or in the Confirmation Order, the rights afforded in, and the payments and distributions made under, the Plan will:

o discharge all existing debts and Claims and terminate all Equity Interests of any kind, nature or description against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code (except for certain interdebtor equity interests that the Reorganized Debtors will continue to maintain for corporate organizational purposes each as described below); and

o result in all holders of Claims and Equity Interests being precluded and enjoined from asserting against the Reorganized Debtors, or any of their assets or properties, any other or further Claim or Equity Interest based on any act or omission, transaction, or other activity of any kind or nature that occurred before the Effective Date, whether or not the holder of that Claim or Equity Interest filed a proof of claim or proof of equity interest.

                  The effect of these provisions will be that on the Effective Date, in consideration of the distributions to be made under the Plan, the Senior Notes, common stock (except for certain common stock relating to interdebtor corporate organizational holdings as described below), stock options, stock-based compensation, any documents and agreements relating thereto, and all other Claims and Equity Interests will be cancelled, and all obligations of the Debtors under or in respect of them will be terminated.

                  For internal corporate organizational purposes, the Plan provides that all Equity Interests in each of the Debtors other than Motient are to be delivered to such Debtor. Such Debtor will have the right, in its sole discretion, to cancel or reissue such Equity Interests in accordance with applicable provisions of the Plan. Each holder of an Equity Interest that is cancelled pursuant to the Plan will neither receive nor retain any property or interest in property on account of such Equity Interest. These provisions will have the effect of allowing Reorganized Motient to dissolve or maintain those of its direct and indirect subsidiaries as it deems necessary for corporate organizational purposes.

E.       Market and Trading Information

         Reorganized Motient will use commercially reasonable efforts to:

o issue appropriate releases of information and otherwise comply with the requirements of paragraph (c) of Rule 144 under the Securities Act, and

o conduct informational meetings with potential investors and research analysts.

                  The Debtors intend to apply for the listing of the New Motient Common Stock on a national securities exchange or automated quotation system.

                  The Debtors do not intend to apply for the listing of the Old Motient Equity Warrants on a national securities exchange or automated quotation system.

F.       Dividends

                  It is not anticipated that any cash dividends will be paid on the New Motient Common Stock for the foreseeable future.

G.       Applicability of Federal and Other Securities Laws

      -------------------------------------------------------------------

                       The Issuance and Resale of the New
                      Motient Common Stock and Old Motient
                       Equity Warrants Raise Issues Under
                       Federal and State Securities Laws.

           The issuance and resale of the New Motient Common Stock and
            Old Motient Equity Warrants under the Plan raise certain
               securities law issues under the Bankruptcy Code and
                                federal and state
             securities laws that are discussed in this section. The
              information in this section should not be considered
            applicable to all situations or to all holders of Claims
            receiving New Motient Common Stock or Old Motient Equity
            Warrants under the Plan. Holders of Claims should consult
         their own legal counsel concerning the facts and circumstances relating to the transfer of the Plan Securities.

      -------------------------------------------------------------------

                  No registration statement will be filed under the Securities Act or any state securities laws relating to the initial offer and distribution on the Effective Date under the Plan of the New Motient Common Stock or Old Motient Equity Warrants. The Debtors believe that the provisions of section 1145(a)(l) of the Bankruptcy Code exempt the initial offer and distribution of the Plan Securities on the Effective Date under the Plan from federal and state securities registration requirements.

                  Similarly, no registration statement will be filed under the Securities Act or any state securities laws relating to the offer and sale of the New Motient Common Stock in connection with the exercise of the Old Motient Equity Warrants. The Debtors believe that the provisions of section 1145(a)(2) of the Bankruptcy Code exempt the offer and sale of the New Motient Common Stock in connection with the exercise of the Old Motient Equity Warrants from federal and state securities registration requirements.

                  The Debtors intend to file a registration statement under the Securities Act in connection with awards under the Employee Incentive Plan and related distribution of the New Motient Common Stock issuable in regard thereto.

1.       Initial Offer and Sale of Securities

                  Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and under state securities laws if three principal requirements are satisfied:

o the securities must be offered and sold "under a plan" of reorganization and must be securities of the debtors, of an affiliate "participating in a joint plan" with the debtors or of a successor to the debtors under the plan;

o         the  recipients  of  the   securities   must  hold  a  prepetition  or
          administrative expense claim against the debtors or an interest in the debtors or such affiliate; and

o the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtors, or "principally" in such exchange and "partly" for cash or property.

                  The Debtors believe that the offer and sale of the New Motient Common Stock and the Old Motient Equity Warrants under the Plan satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and are therefore exempt from registration under the Securities Act and state securities laws.

                  Section 1145(a)(2) of the Bankruptcy Code exempts the offer of a security through the offer and sale of any warrant, option or right to subscribe that was offered and sold under a plan of reorganization in accordance with section 1145(a)(1) of the Bankruptcy Code and the sale of a security upon the exercise of such a warrant, option or right to subscribe. The Debtors believe that the offer and sale of the New Motient Common Stock in connection with exercises of the Old Motient Equity Warrants satisfy the requirements of section 1145(a)(2) of the Bankruptcy Code and are therefore exempt from registration under the Securities Act and state securities laws.

                  In connection with the confirmation of the Plan, the Debtors will seek from the Bankruptcy Court an order to the effect that:

o the offer and sale of the New Motient Common Stock and Old Motient Equity Warrants under the Plan are exempt from registration under the Securities Act and state securities laws under section 1145(a)(1) of the Bankruptcy Code; and

o the offer and sale of the New Motient Common Stock to be purchased upon exercise of the Old Motient Equity Warrants are exempt from registration under the Securities Act and state securities laws under section 1145(a)(2) of the Bankruptcy Code.

2.       Subsequent Transfers Under Federal Securities Law

                  The New Motient Common Stock and Old Motient Equity Warrants distributed under the Plan will not be "restricted securities" within the meaning of Rule 144 under the Securities Act.

                  In general, all resales and subsequent transactions involving the New Motient Common Stock and Old Motient Equity Warrants offered and sold under the Plan or upon the exercise of the Old Motient Equity Warrants will be exempt from registration under the Securities Act under section 4(1) of the Securities Act, unless the holder is deemed to be an "underwriter" with respect to such securities, an "affiliate" of the issuer of such securities or a "dealer." Section 1145(b)(1) of the Bankruptcy Code defines four types of "underwriters":

o persons who purchase a claim against, an interest in, or a claim for administrative expense against the Debtors with a view to distributing any security received or to be received in exchange for such a claim or interest ("accumulators");

o persons who offer to sell securities offered or sold under a plan for the holders of such securities ("distributors");

o persons who offer to buy securities offered or sold under a plan from the holders of the securities, if the offer to buy is (a) with a view to distributing such securities and (b) made under an agreement in connection with the plan or with the offer or sale of securities under the plan; and

o a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in section 2(11) of the Securities Act.

                  Under section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly controlling or, controlled by the issuer or any person under direct or indirect common control with the issuer. Under section 2(12) of the Securities Act, a "dealer" is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person. Whether or not any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to any security to be issued under the Plan, or would be deemed a "dealer," would depend on various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be an "underwriter" or an "affiliate" with respect to any security to be issued under the Plan or would be a "dealer."

                  In connection with prior bankruptcy cases, the staff of the Commission has taken the position that resales by accumulators and distributors of securities distributed under a plan of reorganization are exempt from the registration under the Securities Act if effected in "ordinary trading transactions." The staff of the Commission has indicated in this context that a transaction may be considered an "ordinary trading transaction" if it is made on an exchange or in the over-the-counter market at a time when the issuer of the security is a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and does not involve any of the following factors:

o (a) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities, or (b) concerted action by distributors on behalf of one or more such recipients in connection with such sales, or (c) both;

o use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a disclosure statement and supplements thereto and documents filed with the Commission under the Exchange Act; or

o special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid under arms' length negotiations between a seller and a broker or dealer each acting unilaterally, and not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

                  The views of the Commission on these matters have not been sought by the Debtors and, therefore, no assurance can be given regarding the proper application of the "ordinary trading transaction" exemption described above. Any person intending to rely on such exemption is urged to consult his or her own counsel as to the applicability thereof to his or her circumstances.

                  In addition, Rule 144 provides an exemption from registration under the Securities Act for certain limited public resales of securities by "affiliates" of the issuer of such securities. Rule 144 allows a holder of securities that is an affiliate of the issuer of such securities to sell, without registration, within any three month period a number of shares of such securities that does not exceed the greater of one percent of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer.

                  Under the Registration Rights Agreement, the holders of ten percent or more of New Motient Common Stock as of the Effective Date will be entitled, under certain circumstances, to require Reorganized Motient to register the resale of their New Motient Common Stock under the Securities Act. However, no registration rights will be provided with respect to the Old Motient Equity Warrants or to other holders of New Motient Common Stock. See section II.C., "Registration Rights Agreement."

      -------------------------------------------------------------------

                   The New Motient Common Stock and Old Motient Equity Warrants may not be freely tradable under U.S.
                                 Securities Laws


              Given the complex nature of the question of whether a
            particular person may be an underwriter, the Debtors make no representations concerning the right of any person to trade in the New Motient Common Stock or Old Motient Equity Warrants to be distributed under the Plan. The Debtors recommend that any person that receives New Motient Common Stock or Old Motient Equity Warrants under the Plan consult his or her own counsel concerning whether they may freely trade such securities.

      -------------------------------------------------------------------

3.       Subsequent Transfers Under State Law

                  The state securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for his or her own account and subsequent transfers to institutional or accredited investors. Such exemptions are generally expected to be available for subsequent transfers of New Motient Common Stock and the Old Motient Equity Warrants.

                  Any person intending to rely on these exemptions is urged to consult his or her own counsel as to their applicability to his or her circumstances.

H.       Certain Transactions by Stockbrokers

                  Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers are required to deliver a copy of this Disclosure Statement (and any supplements, if ordered by the Bankruptcy Court) at or before the time of delivery of securities issued under the Plan to their customers for the first 40 days after the Effective Date. This requirement specifically applies to trading and other after-market transactions in the securities.

I. Fractional Shares--Distribution of New Motient Common Stock and Old Motient Equity Warrants

                  No fractional shares of New Motient Common Stock or fractional Old Motient Equity Warrants or cash in lieu of fractional shares or fractional Old Motient Equity Warrants will be distributed under the Plan. In connection with distributions under the Plan, fractional shares of New Motient Common Stock or fractional Old Motient Equity Warrants will be rounded down to the next whole number or zero, as applicable. Fractional shares or Old Motient Equity Warrants that are not distributed because of this rounding will be returned to Reorganized Motient and cancelled.

J.       Treatment of Claims and Equity Interests

                  The Plan incorporates agreements in principle relating to issues that were resolved through negotiations among the Debtors and the Informal Committee prior to the Commencement Date.

                  Holders of Claims against or Equity Interests in the Debtors will receive the treatment under the Plan on account of such Claims or Equity Interests described in the table and discussion in section I.D., "Summary of Distributions to Be Made Under the Plan."

K.       Conditions to Confirmation and Consummation

                  Under section 9.1 of the Plan, the Plan may not be consummated unless:

o         the Confirmation Order has become a Final Order;

o the Plan Documents to be entered into as of the Effective Date have been executed and delivered; and

o the Federal Communications Commission has approved the change of control that will take place in the ownership of Motient on the Effective Date.

                  Under section 9.2 of the Plan, the Debtors may waive the requirement that the Confirmation Order become a Final Order and may proceed with consummation of the Plan without leave of or notice to the Bankruptcy Court and without any formal action other than proceeding with consummation of the Plan. If the Debtors perform such a waiver and consummation, the Debtors' waiver of this condition will benefit from the "mootness doctrine," and the act of consummation of the Plan will foreclose any ability to challenge the Plan in court. If the Debtors do not expressly waive this condition, the failure to satisfy or waive this condition may be asserted by the Debtors regardless of the circumstances that give rise to the failure of the condition to be satisfied (including, without limitation, any act, action, failure to act, or inaction by the Debtors). Furthermore, the failure of the Debtors to assert the non-satisfaction of this condition will not be deemed a waiver of any other rights under the Plan, and each such right will be deemed an ongoing right that may be asserted or waived (as set forth in the Plan) at any time or from time to time.

L.       Treatment of Officers and Directors

                  Under section 5.5 of the Plan, on the Effective Date, the authority, power and incumbency of the persons then acting as directors of Motient Corporation will be terminated and the new directors that are selected under the Plan will assume their offices as the Board of Directors of Reorganized Motient and will assume responsibility for the management, control and operations of Reorganized Motient.

                  Section 8.4 of the Plan provides that any obligations of the Debtors, under their corporate charters and bylaws or agreements entered into any time prior to the Commencement Date, to indemnify a Representative (including members of the Boards of Directors of the Debtors prior to implementation of the Plan) with respect to all present and future actions, suits, and proceedings against a Debtor or a Representative, based upon any act or omission for or on behalf of a Debtor, will be treated as executory contracts under the Bankruptcy Code and assumed by the Reorganized Debtors. These indemnification obligations will not be discharged or impaired by confirmation or consummation of the Plan, but will continue as obligations of the respective Reorganized Debtors. These provisions have the effect of continuing certain pre-bankruptcy protections against liability provided by the Debtors to Representatives of the Debtors who incurred liability for certain acts while working on behalf of the Debtors. As discussed below in section III.O., "Release of Claims Against Representatives under the Plan," under the Plan the Reorganized Debtors will also release certain potential claims against the officers and directors of the Debtors. The Debtors are not aware of any pending actions alleging claims against the officers and directors of the Debtors in their capacities as officers and directors of the Debtors that would be subject to such a release or indemnification, including, but not limited to, alleged violations of the U.S. securities laws.

                  The Plan provides that on the Effective Date, the Board of Directors of Reorganized Motient will be composed of seven directors as follows:

o        five directors selected by the Informal Committee; and

o        the Chief Executive Officer of Reorganized Motient; and

o one member will be another officer of Reorganized Motient or a person who was serving on Motient's Board of Directors on the Commencement Date to be agreed upon by the Informal Committee and Motient prior to the Confirmation Hearing.

                  At least two Business Days before the commencement of the Confirmation Hearing, the Debtors will file with the Bankruptcy Court a schedule of the names of the persons to be appointed as the directors of Reorganized Motient under the Plan.

                  The initial Board of Directors of Reorganized Motient will serve until the first annual meeting of the holders of the New Motient Common Stock. Thereafter, the Board of Directors of Reorganized Motient will be elected in accordance with the Amended Certificate of Incorporation and Amended Bylaws and applicable nonbankruptcy law.

                  The Board of Directors or other internal governing body, as applicable, of each Reorganized Debtor other than Reorganized Motient will continue as in effect immediately prior to the Effective Date until removed or replaced under applicable law or in accordance with that Reorganized Debtor's corporate governance procedures. Furthermore, the Debtors' officers are anticipated to continue their employment in the ordinary course of business. See section VIIIA.2., "Continuation of Business After the Commencement Date - Management."

                  On the Effective Date, the officers of the Reorganized Debtors will be those officers in office immediately prior to the Effective Date.

                  The Plan provides for a Change of Control Agreement to be set forth in the Plan Supplement pursuant to which certain members of the Reorganized Debtors' senior management will be eligible to receive one (1) year of their annual base salary (excluding cash bonus) in the event that both (x) a "Change in Control" or an anticipated "Change in Control" as defined in the Change of Control Agreement has occurred and (y) the employee is terminated or his or her compensation or responsibilities are reduced. The Change of Control Agreements will be provided to ten (10) of the senior officers of the Reorganized Company, including Walter V. Purnell, Jr. (President and Chief Executive Officer), W. Bartlett Snell (Senior Vice President and Chief Financial Officer), Dennis W. Matheson (Senior Vice President and Chief Technical Officer), David H. Engvall (Vice President, General Counsel and Secretary), and six other Vice Presidents of the Reorganized Company. The events constituting a "Change of Control" as defined in the Change of Control Agreement generally involve the acquisition of greater than 50% of the voting securities of the Reorganized Company, as well as certain other transactions or events with a similar effect.

                  The Plan also provides for the payment of a Retention Bonus in an aggregate amount of $325,000 to be paid on the Effective Date to certain employees of the Debtors on the Confirmation Date. The retention bonus payments will be made to 27 employees, including the ten senior officers described above who will receive Change of Control Agreements, plus 17 other key employees.

                  The individual amounts of the retention bonuses range from $2,500 to $50,000. The terms of employment, including with respect to compensation, of the officers of the Reorganized Debtors will remain the same as currently in effect, until such time as the Board of Directors of the Reorganized Company determines otherwise. The compensation of the executive officers of the Debtors has been reported by the Debtors in its previous filings and reports with the SEC, which are incorporated herein by reference.

M.       Employee Incentive Plan

                  Under section 5.2 of the Plan, on or as soon as reasonably practicable after the Effective Date, the Board of Directors of Reorganized Motient will implement the Employee Incentive Plan as an employee retention plan.

                  Under the Employee Incentive Plan, employees of the Reorganized Company will be eligible to receive options to purchase shares of New Motient Common Stock and shares of restricted New Motient Common Stock together aggregating up to ten percent (10%) of the Plan Securities on a fully diluted basis with vesting terms and other provisions and conditions based on operating and performance targets and other criteria to be decided by the Board of Directors of Reorganized Motient.

                  Any issuance of New Motient Common Stock (including shares of restricted stock) or exercise of options distributed under the Employee Incentive Plan will equally and ratably dilute the percentage ownership of all holders of the New Motient Common Stock. Except as provided above, and subject to the terms of the Employee Incentive Plan, the Board of Directors, or a committee appointed by the Board of Directors, will have sole authority, in its absolute discretion, to administer the Employee Incentive Plan, such administrative duties including, but not limited to, the authority to determine which employees receive option grants or other stock awards, when and how options or other stock awards will be granted, and the number of shares of New Motient Common Stock subject to such grants.

N.       Remaining 2001 Bonus Plan

                  Under section 5.3 of the Plan, on the Effective Date, the Reorganized Debtors will implement the Remaining 2001 Bonus Plan.

                  By motion filed on or about January 17, 2002, the Debtors sought the authority of the Bankruptcy Court to pay regularly scheduled bonuses to employees for performance during fiscal year 2001 in the aggregate amount of approximately $2,755,000.00 (the "2001 Employee Bonus"). By Order dated February 12, 2002, the Bankruptcy Court authorized the Debtors to pay one-half of the 2001 Employee Bonus to the Debtors' non-executives, in an aggregate amount not to exceed the sum of $680,000.00; the disposition of the remainder of the 2001 Employee Bonus (in the aggregate amount of $2,075,500.00) remained subject to the further Order of the Bankruptcy Court (the "Remaining 2001 Bonus").

                  The Remaining 2001 Bonus will be payable pursuant to the terms of the Remaining 2001 Bonus Plan, which provides for the payment of such bonuses to employees of the Debtors who were employed on the Commencement Date, and who are still employed by the Debtors on the date of payment of the Remaining 2001 Bonus, upon the occurrence of certain events as described in the Remaining 2001 Bonus Plan.

O.       Release of Claims Against Representatives Under the Plan2

                  Under section 10.7 of the Plan, as of the Effective Date:

o each Debtor, Reorganized Debtor and Estate will waive, release and discharge all of its Representatives from any Claim arising through the Effective Date related to his or her acts or omissions to act (including, but not limited to, any Claims arising out of any alleged fiduciary or other duty); and

o to the full extent permitted by applicable law, each holder of a Claim (whether or not Allowed) against or Equity Interest in a Debtor will be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover, and will be deemed to release, any Claim against a Representative arising from the beginning of time through the Effective Date related to such Representative's acts or omissions to act
               (including, but not limited to, any claims arising out of any alleged fiduciary or other duty).

P.       No Recourse With Respect to Disputed Claims

                  Notwithstanding that the Allowed amount of any particular Disputed Claim is reconsidered under the applicable provisions of the Bankruptcy Code and Bankruptcy Rules or is Allowed in an amount for which there is insufficient value to provide a recovery equal to that received by other holders of Allowed Claims in the respective Class after application of the payment priorities established by the Plan, no Claim holder will have recourse against the Disbursing Agent, the Debtors, the Creditors' Committee, the Reorganized Debtors, the Informal Committee or any of their professional consultants, attorneys, advisors, officers, directors or members or their successors or assigns, or any of their property. However, nothing in the Plan will modify any right of a holder of a Claim under section 502(j) of the Bankruptcy Code.

Q.       Injunction

                  Section 10.8 of the Plan provides that, except as otherwise provided in the Plan or the Confirmation Order, as of the Confirmation Date, but subject to the implementation of the Plan on the Effective Date, all persons who have held, hold or may hold Claims against or Equity Interests in any of the Debtors or the Estates are, with respect to any such Claims or Equity Interests, permanently enjoined from and after the Confirmation Date from:

o commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Estates or the Reorganized Debtors or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor;

o enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Estates or the Reorganized Debtors or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor;

o creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Estates or the Reorganized Debtors or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons;

o asserting any right of setoff, subrogation, or recoupment of any kind, directly or indirectly, against any obligation due to the Debtors, the Estates or the Reorganized Debtors or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; and

o acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the fullest extent permitted by applicable law.

R.       Release of Liens

                  Except as otherwise specifically provided in or contemplated by the Plan or in any contract, instrument or other agreement or document created in connection with the Plan,

o each holder of any Claim that is purportedly secured, and/or any judgment, personal property or ad valorem tax, mechanics' or similar lien Claim, in each case regardless of whether such Claim is an Allowed Claim, will, on or immediately before the Effective Date and regardless of whether such Claim has been scheduled or proof of such Claim has been filed:

                           (a) turn over and release to the Estates or the Reorganized Debtors, as the case may be, any and all property of a Debtor or Estate that secures or purportedly secures such Claim, or such lien and/or Claim will automatically, and without further action by the Debtors, the Estates or the Reorganized Debtors, be deemed released; and

                          (b) execute such documents and instruments as the Disbursing Agent or the Reorganized Debtors, as the case may be, may require to evidence such Claim holder's release of such property or lien, and if such holder refuses to execute appropriate documents or instruments, the Debtors, the Estates or the Reorganized Debtors (as applicable) may, in their discretion, file a copy of the Confirmation Order in the appropriate recording office, which will serve to release any Claim holder's rights in such property; and

o on the Effective Date, all right, title and interest in such property will revert or be transferred to the respective Reorganized Debtors or the Disbursing Agent, as applicable, free and clear of all Claims and interests, including, without limitation, liens, escrows, charges, pledges, encumbrances and/or security interests of any kind.

S.       Discharge of Debtors

                  Under section 10.3 of the Plan, on the Effective Date, in consideration of the distributions made under the Plan, and except as otherwise expressly provided in the Plan, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest, and any affiliate of such holder, will be:

o deemed to have forever waived, released, and discharged the Debtors of and from any and all Claims, Equity Interests, rights, and liabilities that arose prior to the Effective Date, to the fullest extent permitted by section 1141 of the Bankruptcy Code; and

o forever precluded and enjoined from prosecuting or asserting any such discharged Claim against, or terminated Equity Interest in, the Debtors or Reorganized Debtors, pursuant to sections 105, 524 and 1141 of the Bankruptcy Code.

T.       Cash Payments on Effective Date

                  The Debtors estimate that the total amount of cash that will be required to be paid by them on the Effective Date pursuant to, or in connection with, the Plan should not exceed $1.0 million. This estimate is comprised mainly of the cash portion of Fee Claims due and payable on the Effective Date (assuming that applications for such Fee Claims are timely filed by the requestor(s) thereof), as well as a small amount (estimated to be less than $100,000) of pre-petition Trade Claims that will be due and payable as of the Effective Date. All other cash payments contemplated by the Plan, or otherwise payable in connection with the Plan, will be payable over time, e.g., within thirty days of the Debtors' receipt of an invoice in respect thereof, and will be paid by the Debtors in the ordinary course of business. The estimated cash payments in respect of such obligations have been factored into the projections prepared by the Debtors and set forth in Exhibit C.

                  As of the Effective Date, the Debtors estimate that they will have available cash of approximately $15.0 million, after giving effect to cash payments described above to be made on the Effective Date.

U.       Treatment of Executory Contracts and Unexpired Leases

1.       General Treatment.

                  All executory contracts and unexpired leases to which any of the Debtors is a party will be assumed by the implementation of the Plan, except for any executory contracts or unexpired leases that (a) have been assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (b) are designated, specifically or by category, as a contract or lease to be rejected on the Schedule of Rejected Contracts and Leases contained in the Plan Supplement, as that schedule may be amended from time to time whether before or after the Effective Date to include additional contracts and agreements, or (c) are the subject of a separate motion to assume or reject filed by the Debtors prior to the Effective Date under section 365 of the Bankruptcy Code.

                  For purposes of the Plan, each executory contract and unexpired lease that relates to the use or occupancy of real property, whether
(a) listed on the Schedule of Rejected Contracts and Leases, (b) previously assumed or rejected pursuant to a Final Order of the Bankruptcy Court, or (c) rejected under the Plan, will include (a) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects that executory contract or unexpired lease, and (b) executory contracts or unexpired leases appurtenant to the premises, excluding any non-competition and like agreements but including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of these agreements are otherwise specifically assumed or rejected.

                  The assumption of executory contracts and unexpired leases shall also include the affirmation of any guarantees or indemnification provided in regard to any such executory contract or unexpired lease by any other Debtor.

2.       Cure of Defaults.

                  Except to the extent that different treatment has been agreed to by the non-debtor party or parties to any executory contract or unexpired lease to be assumed, the amount necessary to cure each executory contract and unexpired lease to be assumed hereunder (pursuant to sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code), shall each be deemed to be $0.00 unless the non-debtor party to any such executory contract or unexpired lease, within 30 days after the Effective Date, files a pleading with the Bankruptcy Court, and serves such pleading on the Reorganized Debtors, asserting a different cure amount on account of any such executory contract or unexpired lease to be assumed. The Reorganized Debtors will have 15 days from the date of service to object to the cure amount asserted by any such party. If an objection is filed with respect to an executory contract or unexpired lease, the Bankruptcy Court will hold a hearing to determine the amount of the disputed cure amount. Notwithstanding the foregoing, at all times through the date that is 5 Business Days after the Bankruptcy Court enters an order resolving and fixing the amount of a disputed cure amount, the Debtors will have the right to reject that executory contract or unexpired lease.

3.       Rejection Claims.

                  Except as otherwise ordered by the Bankruptcy Court, if the rejection of an executory contract or unexpired lease by any of the Debtors under the Plan results in damages to the other party or parties to that contract or lease, the Plan provides that a Claim for those damages will be forever barred and not be enforceable against the Debtors, or their respective properties or interests in property as agents, successors, or assigns, unless a proof of claim has been filed with the Bankruptcy Court and served upon counsel for the Debtors on or before 30 days after the Effective Date.

                  The Debtors do not expect to reject a large number of executory contracts and leases. The Debtors expect to dispute Claims that may be filed with respect to many of the executory contracts and leases that will be rejected. With respect to executory contracts and leases as to which there is no dispute, the Debtors estimate that the aggregate amount of damages associated with the rejection of such executory contracts and leases will be less than $100,000.

V.       Exculpation

                  Under section 10.6 of the Plan, except with respect to obligations under the Plan and the Plan Documents, neither the Debtors, the Disbursing Agent, the Informal Committee, the Creditors' Committee, the Indenture Trustee, nor any of their respective members, officers, directors, employees, agents, or professionals, solely in their capacity as such, will have or incur any liability to any holder of any Claim or Equity Interest for any act or omission in connection with, or arising out of:

o         the Reorganization Cases;

o         the confirmation of the Plan of Reorganization;

o         the consummation of the Plan of Reorganization; or

o the administration of the Plan of Reorganization or property to be distributed under the Plan of Reorganization;

except for willful misconduct, recklessness or gross negligence.

W.       Treatment of Boeing Satellite Claim

                   Services intends to reject the MSAT Spacecraft Contract dated December 10, 1990 (to the extent such contract is executory) and the Debtors intend to dispute the Boeing Satellite Claim. To the extent Boeing Satellite is determined to have an Allowed Claim, Boeing Satellite will be entitled to a distribution of New Motient Common Stock at a two to one step down from the distribution of New Motient Common Stock to the Senior Note holders based on the fact that the Senior Note holders have recourse against all of the Debtors and Boeing Satellite only has recourse against Services.



IV.                             RISK FACTORS

      -------------------------------------------------------------------

                        Important Risks to Be Considered


                           Holders of Claims against the Debtors should read and
                  consider carefully the following risk factors and the other information in this Disclosure Statement, the Plan, the Plan Supplement and the other documents delivered or incorporated by reference in this Disclosure Statement and the Plan, before voting to accept or reject the Plan.

                           These risk factors should not, however, be regarded
                  as constituting the only risks involved in connection with the Plan and its implementation. Additional risks and other information about Motient and the other Debtors can be found in Motient's Form 10-K for the fiscal year ended December 31, 2000, its Forms 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 and its other filings from time to time with the SEC, which are incorporated into this Disclosure Statement by reference. The financial results of the Debtors' fourth quarter and year ended December 31, 2001 will be reported in a Form 10-K which Motient currently expects to file on or before April 1, 2002. Copies of Motient's SEC filings may be obtained over the Internet at www.sec.gov.

      -------------------------------------------------------------------


A. The Reorganized Company may not be able to achieve its projected financial results.

                  The Debtors cannot assure you that the Reorganized Company will be able to achieve the revenue or cash flow they have relied on to project their future business prospects or otherwise meet their projected financial results. If the Reorganized Company does not achieve these projected revenue or cash flow levels, it may lack sufficient liquidity to continue operating as planned after the Effective Date.

                  The Reorganized Company's financial projections represent management's view today based on current known facts as to the Reorganized Company's projected operations. However, while management believes the assumptions underlying its projections are reasonable, these projections do not attempt to demonstrate the viability of the business in a "worst case" environment. Additionally, as of the date of this Disclosure Statement, the Debtors have completed only a preliminary review of the proofs of claim that have been filed. Because distributions under the Plan and the valuation and projections of the financial results of the Reorganized Company are linked to the amount and value of the Allowed Claims, any change in the Debtors' Claims estimates resulting from further analysis of the proofs of claim filed as of the Bar Date could impact their projected financial results. See section VI.C., "Financial Projections and Valuation Analysis" and Exhibit C.

                  Moreover, the Projections do not account for potential effects on the Reorganized Company's operations that may result from the terrorist attacks that occurred on September 11, 2001. The effects of these events on the overall global and U.S. economies, the Debtors' areas of business and the Debtors' operations cannot be predicted.

                  Furthermore, although the Reorganized Company's financial projections represent the Debtors' current views as to the results of the Reorganized Company's operations over the periods indicated, the Debtors expect that actual revenue, cash flow and EBITDA may from time to time in the short term be higher or lower than the amounts estimated in the long-term business plans used by the Debtors in preparing the projections. Nonetheless, based on currently available information the Debtors do not believe that any such fluctuations would ultimately result in material changes in the amounts in the Reorganized Company's financial projections.

1. The Reorganized Company may need additional liquidity to fund its operations.

                  The Debtors anticipate that the Reorganized Company's funding requirements through 2002 would be met with a combination of various sources, including: (1) cash on hand, (2) proceeds realized through the sale of inventory relating to eLink and BlackBerryTM, and (3) the potential repayment of the $15 million note from Mobile Satellite Ventures. There can be no assurance that the foregoing sources of liquidity will provide sufficient funds in the amounts or at the time that funding is required. The note repayment is contingent upon the FCC's approval of the Mobile Satellite Ventures terrestrial re-use application, which may not occur by the time the Reorganized Company needs the funds, or may not occur at all. In addition, if the Reorganized Company's ability to realize such liquidity from any such source is delayed or the proceeds from any such source are insufficient to meet its expenditure requirements as they arise, the Reorganized Company will seek additional equity or debt financing, although it is unlikely under current conditions that such additional financing will be available on reasonable terms, if at all. Even if the Reorganized Company begins to generate cash in excess of its operating expenses, it will still need to obtain additional funds from other sources to meet its ongoing capital expenditures, working capital requirements and any remaining principal and interest payments.

2.       The Reorganized Company will continue to incur significant losses.

                  If the Reorganized Company does not become profitable, it could have difficulty obtaining funds to continue its operations. The Debtors have incurred net losses every year since they began operations. These losses are due to the costs of developing and building networks and the costs of developing, selling and providing products and services. The Reorganized Company expects to continue to make significant capital outlays to fund interest expense, capital expenditures and working capital before it begins to generate positive cash flow from operations. The Reorganized Company also expects to incur significant operating losses for the foreseeable future while it develops and expands its wireless network and services.

3. Failure to raise necessary capital could restrict the Reorganized Company's ability to develop its network and services.

                  The Reorganized Company will need significant capital to finance the maintenance and growth of its operations, network and subscriber base and to expand into new markets. The capital resources of the Reorganized Company may not be sufficient to permit it to fund its planned launch of new products and services or achieve operating profitability. Failure to generate or raise sufficient funds may require the Reorganized Company to delay or abandon some of its expenditures, which could harm its business and competitive position. The Reorganized Company may meet additional capital needs by issuing debt or equity securities or borrowing funds from one or more lenders. The Reorganized Company may not have timely access to additional financing sources on acceptable terms. If it does not, the Reorganized Company may not be able to expand its operations, network and services as it intends.

4. The Reorganized Company could lose market share and revenues as a result of increasing competition from companies in the wireless communications industry that have greater resources and name recognition.

                  The Reorganized Company expects to face intense competition in all of its markets, which could result in a loss of customers, lower revenues and could make it more difficult for it to enter new markets. The Reorganized Company's competitors will include service providers in several markets--dedicated mobile data, PCS/cellular, narrowband PCS/enhanced paging, and emerging technology platforms. The growth in wireless data opportunities has led traditional hardware manufacturers and software developers to invest in technologies that will allow the migration of core products and services to a mobile environment. Companies like IBM, Oracle, Siebel, Sun and Lucent have made significant investments in the area of mobility to guarantee their place in both the desktop and mobile/handheld computing environments.

                  The Reorganized Company's eLink service competes with a variety of services that offer two-way messaging and Personal Digital Assistant, or PDA, functionality on small, portable devices. Most of these competing services are better established in the marketplace and many competitors have substantially greater financial, technical, marketing, sales, distribution and other resources than the Reorganized Company will have. The Reorganized Company expects that it will continue to compete primarily with Cingular Interactive, which offers wireless data services over its network, including Research In Motion's BlackBerry(TM) email service. The Reorganized Company's agreement with Research In Motion permits the Reorganized Company to market the BlackBerry(TM) service in the United States on the Motient network. These and other firms may enter the markets where the Reorganized Company focuses its sales efforts, which may create downward pressure on the prices for the Reorganized Company's services and negatively impact its returns. Many of the existing and potential competitors have financial and other resources far greater than those of the Reorganized Company. In addition, continuing consolidation in the communications industry may strengthen existing competitors or give rise to significant new competitors which would threaten the Reorganized Company's business.

                  In addition, a variety of new technologies, devices and services will result in new types of competition for Motient in the near future. The emergence of new protocols such as the wireless access protocol, or WAP, and the Bluetooth protocol are expected to enable the use of the Internet as a platform to exchange information among people with different devices running on different networks. Within the next few years, it is expected that new, so-called "2.5G" and "3G" technologies, new forms of CDMA, TDMA and GSM, will increase the data capabilities of voice and data services and may have a competitive impact on portions of Motient's business.

5. The Reorganized Company may not succeed in developing or making a profit from new wireless services.

                  The Reorganized Company has invested, and expects to continue to invest, significant resources on the development, testing, marketing, and distribution of new services including eLink, BlackBerry(TM) by Motient and other services. As of December 31, 2001, Motient was contractually committed to purchase approximately $1.6 million worth of additional eLink and other devices from manufacturers. If these services do not achieve acceptable levels of market acceptance, these expenditures and commitments could depress the Reorganized Company's operating results. If these services achieve market acceptance, the Reorganized Company's success will depend, in part, on its ability to maintain an adequate supply of devices, which are supplied by Research In Motion, over whom the Reorganized Company will have no control. The success of these services will also depend on the Reorganized Company's ability to continue to use, promote and protect the eLink and BlackBerry(TM) service names and the other intellectual property associated with these services.

6. Failure to keep pace with rapidly changing markets for wireless communications would significantly harm the Reorganized Company's business.

                  The technology and markets for wireless communications services change rapidly. The Reorganized Company's success is expected to depend, in part, on its ability to respond and adapt to change. The Reorganized Company cannot guarantee that it will be able to compete effectively under, or adjust its contemplated plan of development to meet, changing market conditions. The Reorganized Company cannot guarantee that it will be able to implement its strategy or that its strategy will be successful in these rapidly evolving markets. The markets for wireless communications services are also marked by the continuous introduction of new products and services and increased capacity for services similar to those provided by the Reorganized Company. Technological advances may also increase the efficiency of existing products or services. If a technology becomes available that is more cost-effective or creates a superior product, the Reorganized Company may be unable to access this technology or finance the necessary substantial capital expenditures that may be required. The Reorganized Company's technology may be rendered less profitable or less viable by existing, proposed or as yet undeveloped technologies. The Reorganized Company cannot guarantee that it will have the financial and other resources available to compete effectively against companies possessing such technologies. The Reorganized Company is unable to predict which of the many possible future products and services will meet evolving industry standards and consumer demands. The Reorganized Company cannot guarantee that it can adapt to technological changes or offer products or services on a timely basis to establish or maintain a competitive position.

7. The success of the Reorganized Company's wireless communications business is dependent upon the market acceptance of its services.

                  The Reorganized Company's business plan assumes that demand for its existing services, such as the eLink service, will increase significantly in the markets it currently serves. In addition, the Reorganized Company has not yet commercially introduced some of its services and it cannot guarantee that any of them will achieve market acceptance or generate operating cash flow. The Debtors have experienced delays in launching new products and services, and the Reorganized Company may experience delays in the future. If the Reorganized Company cannot gain market acceptance for current or planned products and services then its business will be significantly harmed. Based upon Motient's expectations as to the customer demand for its services, it has made, and will continue to make, significant capital investments. Accordingly, any material miscalculation with respect to the Reorganized Company's operating strategy or business plan will harm its business.

8. The success of the Reorganized Company's wireless communications business depends on its ability to enter into and maintain third party distribution relationships.

                  A key element of the Reorganized Company's strategy is to develop and capitalize on distribution relationships with leading companies who can provide access to significant numbers of potential customers in its target markets. For example, Motient has reseller agreements with SkyTel, Metrocall, Aether Systems, and GoAmerica, as well as Research In Motion. Because the Reorganized Company is relying on these distribution partners to enable it to acquire subscribers, its success in penetrating its targeted markets will depend, to a large extent, on the efforts of these distribution partners, as well as future distribution partners. The rollout of sales efforts by the Reorganized Company's distribution partners may be subject to delays, some of which may be outside of its control. The Reorganized Company's inability to fully capitalize on its third party distribution agreements, the termination of or failure to renew any of these agreements, or its inability to enter into similar distribution relationships with other leading companies could reduce the Reorganized Company's access and exposure to potential customers.

9. The Reorganized Company expects to maintain a limited inventory of devices to be used in connection with its eLink service and any interruption in the supply of such devices could significantly harm its business.

                  The Reorganized Company will depend on independent vendors to develop and manufacture wireless communications devices for its networks, which are significant elements of its business plan because most of its services require these devices. Some of the Debtors' important service offering initiatives are dependent on the timely delivery of a sufficient quantity of user devices, including the palm-sized devices used with Motient's eLink wireless email service which are manufactured by Research In Motion. These suppliers do not sell these devices to the Debtors on an exclusive basis. The Debtors carry a limited inventory of these devices and generally has no guaranteed supply arrangements. Some of these suppliers and vendors are relatively small companies and have limited resources and production capacity. In addition, some of the Debtors' sole-source suppliers themselves rely on sole- or limited-sources of supply for components included in their devices.

10. The failure of the Reorganized Company's suppliers to be able to meet increasing demand for its services may prevent them from supplying components and devices in the quantities and quality and at the times the Reorganized Company requires, or at all.

                  From time to time the Debtors have experienced interruptions and/or delays of supply. The Reorganized Company cannot guarantee that it will not experience further interruptions or delays. In addition, the Debtors have short-term contracts with the majority of its suppliers. The Reorganized Company cannot guarantee that its suppliers will continue to provide products at attractive prices, or at all, or that it will be able to obtain products in the future from these or other providers on the scale and within the time frames it requires. Some or all of the Reorganized Company's suppliers could enter into exclusive arrangements with its competitors, or cease selling these components at commercially reasonable prices, or at all. Research In Motion, which is Motient's primary supplier of devices for its eLink wireless email service, also markets and sells BlackBerry(TM), which is an alternative wireless email service offered on the Cingular Interactive network. Motient also has an agreement with Research In Motion permitting it to market the BlackBerry(TM) service in the United States on its network. If the Reorganized Company fails to obtain products on a timely basis at an affordable cost, or experiences any significant delays or interruptions of supply, its business will be harmed.

11. If prices charged by suppliers for wireless devices do not decline as Motient anticipates, the Reorganized Company's business may not experience the growth it expects.

                  Part of the Reorganized Company's growth is predicated on its suppliers reducing the cost of wireless communications devices approved and available for use on its network. Motient believes that reductions in the cost of wireless communications devices will result in increased sales of devices, additional subscribers for its services and a corresponding increase in its service revenues. If the Reorganized Company fails to obtain cost reductions on a timely basis, or experiences any significant delays of these reductions, its revenues could be diminished or fail to increase.

12. The loss of one or more key personnel could weaken the technical and operational expertise of the Reorganized Company, delay its introduction of new services or entry into new markets and lower the quality of its service.

                  The Reorganized Company's future success depends, to a significant extent, upon the continued services of the Reorganized Company's management team and other key sales, technical and operational personnel. The Reorganized Company may not be able to attract, develop, motivate and retain experienced and innovative personnel. There is intense competition for qualified personnel in the Reorganized Company's lines of business. The loss of the services of key personnel, or the ability to attract additional qualified personnel, could cause the Reorganized Company to make less successful strategic decisions, which could hinder the introduction of new services or the entry into new markets. The Reorganized Company could also be less prepared for technological or marketing problems, which could reduce its ability to serve its customers and lower the quality of its services. As a result, the financial condition of the Reorganized Company could be adversely affected.

13. The Reorganized Company may not be able to develop, acquire and maintain proprietary information and intellectual property rights, which could limit the growth of the Reorganized Company's business and reduce its market share.

                  The Reorganized Company's wireless communications business depends on technical knowledge, and Motient believes that its future success is based, in part, on its ability to keep up with new technological developments and incorporate them in its products and services. The Reorganized Company owns or has the right to use certain of their work products, inventions, designs, software, systems and similar know-how. The Reorganized Company must diligently protect that information, and while it has taken steps to protect that information, there is no assurance that the information will not be disclosed to others or that others will not independently develop similar information, systems and know-how. Protection of the Reorganized Company's information, systems and know-how may result in litigation, the cost of which could be substantial. There is also no assurance that third parties will not assert claims that the Reorganized Company's products or services, including its eLink and BlackBerry(TM) by Motient service offerings, infringe on their proprietary rights. If the Reorganized Company is found to infringe or misappropriate a third party's proprietary rights, it could be required to pay damages to the third party, alter its products or services, obtain a license from the third party or cease activities utilizing these proprietary rights, including making or selling products or services utilizing the proprietary rights. The Reorganized Company's inability to do any of the foregoing on commercially favorable terms could have a material adverse impact on its business, financial condition or results of operations. The Reorganized Company also relies on some technologies licensed from third parties. The Reorganized Company cannot be sure that these licenses will remain available on commercially reasonable terms or at all. The loss of these technologies could require the Reorganized Company to obtain substitute technology of lower quality or performance standards or at a greater cost, which could harm its business.

14. Government regulation may increase the cost to the Reorganized Company of providing services, slow its expansion into new markets, subject its services to additional competitive pressures and affect your ability to receive a takeover premium for your New Motient Common Stock.

                  The Reorganized Company's ownership and operation of wireless communication systems are subject to significant regulation by the FCC under authority granted by the Communications Act of 1934, as amended, and related federal laws. There is no assurance that the rules and regulations of the FCC will continue to support the Reorganized Company's operations as presently conducted by Motient. A number of Motient's licenses are subject to renewal by the FCC. The Reorganized Company cannot guarantee that all existing licenses will be renewed and requisite frequencies coordinated. Current federal law requires prior FCC approval of greater than 25% ownership of Motient by citizens or entities of foreign countries, which could limit the value of New Motient Common Stock.

15. The Reorganized Company expects to generate a large part of its revenues from a small number of customers and the loss of one or more key customers could result in a significant reduction in revenues.

                  Excluding revenue recognized by the Debtors from a research and development agreement with MSV, six customers - UPS, Aether Systems, Inc., IBM, SkyTel, Pitney Bowes, and NCR - accounted for approximately 41% of the Debtors' service revenue for the year ended December 31, 2001, with revenue from one of those customers equaling approximately 13% of total revenues. The loss of one or more of these customers, or any event, occurrence or development which adversely affects the Reorganized Company's relationship with one or more of these customers, could harm the Reorganized Company's business. The contracts with these customers are generally multi-year contracts, and the services provided pursuant to such contracts are generally customized applications developed to work solely on Motient's network. The cost of switching to an alternative wireless service provider would, in most cases, be significant. Motient does not intend to reject any of these customer contracts, to the extent they are executory in nature.

16. Network capacity constraints may impede the growth of the Reorganized Company's wireless communications business.

                  If the Reorganized Company is successful in penetrating its targeted markets for wireless email and telemetry, it will need to enhance its terrestrial network to have sufficient capacity to meet customer demand. This may require that the Reorganized Company acquire additional frequency spectrum for its network, which may not be available on a timely basis and at a commercially reasonable cost, or at all. Acquisition of more spectrum could require substantial additional resources, which the Reorganized Company may not have available when needed. In addition to spectrum acquisition, expansion of the Reorganized Company's terrestrial network will require substantial financial, operational and management resources.

17. The Reorganized Company may not be able to expand its network to meet additional demand or customer requirements on a timely basis and at a commercially reasonable cost, or at all.

                  To expand its terrestrial network, the Reorganized Company will need to identify and obtain access to buildings and towers to install additional base stations, which will require it to secure tower and roof and other building access rights. The Reorganized Company may also need to obtain local zoning, construction, franchises or other governmental permits. Obtaining permits and necessary consents, and entering into leases with landlords or property owners on acceptable terms, may prove to be time consuming and/or difficult. The Reorganized Company may not be able to identify suitable locations, or obtain necessary permits or enter into acceptable lease agreements on a timely basis or at a commercially reasonable cost, or at all. These factors could limit the Reorganized Company's ability to expand its terrestrial network as quickly as it might desire, which could, in turn, harm its future results and prospects.

18. The Reorganized Company's competitive position may be harmed if the wireless terrestrial network technology it licenses from Motorola is made available to competitors.

                  Motient holds a non-exclusive license to use a single frequency reuse technology. The terrestrial network, and certain of its competitive strengths, such as in-building penetration, is based upon this technology. Motient also relies on support agreements with Motorola for support of the operations of certain portions of the terrestrial network. Under the terms of the non-exclusive license, Motorola could enter into arrangements to license this technology to any of the Reorganized Company's competitors and those agreements could harm the Reorganized Company's ability to compete.

19. Motient could incur substantial costs if Nextel's proposal regarding reallocation of spectrum is adopted by the FCC.

                  In November 2001, Nextel proposed, in a "white paper" to the FCC, that certain of its wireless spectrum in the 700 MHz band, lower 800 MHz band, and 900 MHz band be exchanged for spectrum in the upper 800 MHz band and in the 2.1 GHz band. Nextel stated that it was making this proposal to address existing inadvertent interference problems for public safety communications systems caused by the existing spectrum allocation. Nextel's proposal addresses this problem by creating blocks of contiguous spectrum to be shared by public safety agencies. The Nextel proposal, as submitted to the FCC, would require either (i) that Motient continue to operate using its existing lower 800 MHz band spectrum on a secondary, non-interfering basis with the public safety agencies who would be relocated n the same spectrum, or (ii) that Motient relocate, at its own expense, to other spectrum in the 700 MHz or 900 MHz bands. Motient believes it is highly unlikely that it could continue to operate in the lower 800 MHz bands on a secondary, non-interfering basis. If Motient is required to relocate to spectrum in the 700 MHz or 900 MHz bands, it would incur substantial operational and financial costs, including costs relating to: manufacturing replacement infrastructure and user hardware to operate on Motient's network in the 700 MHz or 900 MHz bands, disruptions to existing customers as a result of the relocation to other spectrum bands, possible diminished data speed, and coverage gaps. There are also potential problems with the 700 MHz and 900 MHz bands that might make it difficult, if not impossible, for Motient to duplicate its existing operations in the 800 MHz band.

20.      The bankruptcy filing may further disrupt the Debtors' operations.

                  The impact, if any, that the Reorganization Cases may have on the operation of the Reorganized Company cannot be accurately predicted or quantified. The Debtors believe the Reorganization Cases and consummation of the Plan in an expeditious manner will have a minimal further adverse impact on relationships with customers, employees and suppliers, especially in view of the fact that the Plan is supported by the Informal Committee. If confirmation and consummation of the Plan do not occur expeditiously, the Reorganization Cases could further adversely affect the Debtors' relationships with its customers, employees and suppliers.

                  However, even an expedited chapter 11 case could have a detrimental impact on future sales and patronage due to the possibility that the Reorganization Cases may create a negative image of the Debtors in the eyes of their customers and suppliers. The bankruptcy filing and an extended chapter 11 proceeding may adversely affect the confidence of customers of the Debtors' business, which could adversely impact revenues. Notwithstanding the support offered by the Informal Committee for the Plan, the Debtors' commencement of the Reorganization Cases could further adversely affect the Debtors' relationship with their customers, suppliers and employees. Prolonged Reorganization Cases may make it more difficult for the Debtors to retain and attract management and other key personnel and would require senior management to spend an excessive amount of time and effort dealing with the Debtors' financial problems instead of focusing on the operation of their businesses.

B. The Reorganized Debtors may not be able to meet their post-reorganization debt obligations, operating expenses, working capital and other capital expenditures.

                  The Debtors are currently highly leveraged. Although the Reorganized Debtors will have only approximately $39.2 million of debt (including capital leases, the Rare Medium Claim and Motorola's secured claim), the Debtors cannot assure you that the operating cash flow of the Reorganized Debtors will be adequate to pay the principal and interest payments under their post-reorganization indebtedness when due, as well as to fund all capital expenditures contemplated in the cash-flow projections.

                  The Debtors believe that the implementation of their business strategy is crucial to their future financial viability and the ability to generate the cash flow necessary to pay principal and interest relating to their post-reorganization working capital and capital expenditure needs.

                  Although the Debtors believe their business strategy will help improve their financial viability and their cash flow, the Debtors cannot assure you that the financial resources available under the Plan will be sufficient to achieve the financial projections included in their business plan. Moreover, the Debtors cannot assure you that the new Board of Directors will share management's view that the business strategy described above presents the best opportunity for the Reorganized Company's financial success.

C.      The Debtors may not be able to secure their ordinary course trade terms.

                  If the Reorganized Company is not able to obtain ordinary trade terms from its suppliers, the Reorganized Company's cash flow may be negatively impacted. Prior to the Commencement Date, certain important suppliers altered a number of ordinary trade terms, including shortening the length of time required to pay for goods and services and the imposition of cash deposit or letter of credit requirements. The Debtors cannot assure you that their suppliers will not impose further restrictive pricing and trade terms and policies in the future.

D. It is unlikely that a public trading market for the Plan Securities will develop in the foreseeable future and the Plan Securities may be illiquid or experience significant price volatility.

                  The Debtors cannot assure you that a market will develop for the New Motient Common Stock or the Old Motient Equity Warrants issued under the Plan. The Reorganized Company expects to apply to have the New Motient Common Stock listed on a national securities exchange or automated quotation system, but there can be no assurances that the New Motient Common Stock will be accepted for listing. Even if such securities are subsequently listed, the Debtors cannot assure you that an active market for such securities will develop or, if any such market does develop, that it will continue to exist, or as to the degree of price volatility in any such market that does develop.

E. The estimated valuation of the Reorganized Company and the Plan Securities, and the estimated recoveries to holders of Claims, is not intended to represent the trading values of the Plan Securities.

                  The estimated valuation of the Reorganized Company used in this Disclosure Statement has been prepared by the Debtors based on commonly accepted valuation analysis and is not intended to represent the trading values of the Reorganized Company's securities in public or private markets. The estimated recoveries to Classes 3, 6, and 8 are based on this theoretical valuation analysis. This valuation analysis is based on numerous assumptions, (the realization of many of which is beyond the control of the Reorganized Company), including: (a) the Reorganized Company's ability to meet the financial projections included with this Disclosure Statement; (b) the Reorganized Company's ability to maintain sufficient financial flexibility to fund operations, working capital requirements and capital expenditures; (c) capital and financial market conditions as of the date hereof; and (d) the Reorganized Company's ability to attract and retain key managers.

                  Even if the Reorganized Company successfully implements its business plan and achieves the financial projections included with this Disclosure Statement, the trading market values for the Plan Securities could be adversely impacted by: (a) lack of trading liquidity for such securities;
 (b) lack of institutional research coverage; and (c) concentrated selling by recipients of the Plan Securities.

F.       Resale of the Plan Securities may be restricted by law.

                  The New Motient Common Stock and Old Motient Equity Warrants will be distributed under the Plan without registration under the Securities Act or any state securities laws under exemptions from registration contained in section 1145(a) of the Bankruptcy Code. If a holder of securities offered and sold under the Plan is deemed to be an "underwriter" with respect to such securities (with certain exceptions for "ordinary trading transactions" by certain persons) or an "affiliate" of the issuer of such securities, resales of such securities by such holder would not be exempt from the registration requirements under the Securities Act and securities laws under section 1145 of the Bankruptcy Code and, accordingly, could be effected only under an effective registration statement or a reliance on another applicable exemption from these registration requirements. See section III.G.2., "Subsequent Transfers under Federal Securities Laws."

G.      Bankruptcy Risks

1.      Parties in interest may object to the Debtors' classification of Claims.

                  Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class. The Debtors believe that the classification of claims and interests under the Plan complies with the requirements set forth in the Bankruptcy Code. However, the Debtors cannot assure you that the Bankruptcy Court will reach the same conclusion.

2. The commencement of the Reorganization Cases may have negative implications under certain contracts of the Debtors.

                  The Debtors are parties to various contractual arrangements under which the commencement of the Reorganization Cases and the other transactions contemplated by the Plan could, subject to the Debtors' rights and powers under sections 362 and 365 of the Bankruptcy Code, (a) result in a breach, violation, default or conflict, (b) give other parties thereto rights of termination or cancellation, or (c) have other adverse consequences for the Debtors or the Reorganized Debtors. The magnitude of any such adverse consequences may depend on, among other factors, the diligence and vigor with which other parties to such contracts may seek to assert any such rights and pursue any such remedies in respect of such matters, and the ability of the Debtors or Reorganized Debtors to resolve such matters on acceptable terms through negotiations with such other parties or otherwise.

3.       The Debtors may not be able to secure confirmation of the Plan.

                  The Debtors cannot assure you that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, the Debtors cannot assure you that the Bankruptcy Court will confirm the Plan. A non-accepting creditor or equity security holder of the Debtors might challenge the balloting procedures and results as not being in compliance with the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determined that the Disclosure Statement and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting holders of claims and interests within a particular class under the Plan will not be less than the value of distributions such holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. While the Debtors cannot assure you that the Bankruptcy Court will conclude that these requirements have been met, the Debtors believe that the Plan will not be followed by a need for further financial reorganization and that non-accepting holders within each class under the Plan will receive distributions at least as great as would be received following a liquidation under chapter 7 of the Bankruptcy Code when taking into consideration all administrative claims and the costs and uncertainty associated with any such chapter 7 case.

                  The confirmation and consummation of the Plan are also subject to certain conditions, including approval by the Federal Communications Commission of the change of control that will take place in the ownership of Motient on the Effective Date. If the Plan is not confirmed, it is unclear whether a restructuring of the Debtors could be implemented and what distribution holders of Claims or Equity Interests ultimately would receive with respect to their Claims or Equity Interests. If an alternative reorganization could not be agreed to, it is possible that the Debtors would have to liquidate their assets, in which case it is likely that holders of Claims or Equity Interests would receive substantially less favorable treatment than they would receive under the Plan.

4.       The Debtors may object to the amount or classification of your claim.

                  The Debtors reserve the right to object to the amount or classification of any claim or interest. The estimates set forth in this Disclosure Statement cannot be relied on by any creditor whose claim or interest is subject to an objection. Any such claim or interest holder may not receive its specified share of the estimated distributions described in this Disclosure Statement.

H. Reorganized Motient does not expect to pay any dividends on the New Motient Common Stock for the foreseeable future.

                  It is not anticipated that any cash dividends will be paid on the New Motient Common Stock for the foreseeable future.

I. Certain tax implications of the Debtors' bankruptcy and reorganization may increase the tax liability of Reorganized Motient.

                  The U.S. federal income tax consequences of consummation of the Plan to holders of Claims or Equity Interests are complex and subject to uncertainty. Certain U.S. tax attributes of the Debtors, including net operating loss carryovers ("NOLs"), may be reduced or eliminated as a consequence of the Plan. The elimination or reduction of NOLs and such other tax attributes may increase the amount of tax payable by Reorganized Motient following the consummation of the Plan as compared with the amount of tax payable had no such reduction been required.

                  See section IX, "Certain U.S. Federal Income Tax Consequences" below for discussion of the U.S. federal income tax consequences for creditors, equity holders and the Debtors resulting from the consummation of the Plan.

J. The Debtors are, and the Reorganized Debtors will continue to be, subject to costs arising in connection with regulation and litigation.

                  The Debtors are subject to various regulatory restrictions relating to their businesses in the U.S. In connection with these regulations, the Debtors and the Reorganized Company may from time to time incur costs relating to compliance measures or penalties imposed for non-compliance by relevant regulatory authorities, or face restrictions on their operations. Certain regulations may also allow private parties rights to pursue legal remedies against the Debtors or the Reorganized Company, under which they may be required to make payments or restrict operations. Additionally, the Debtors and the Reorganized Company are likely to face in the normal course of their businesses from time to time other types of legal action by private parties under which they may be required to make significant payments for damages caused by the Debtors or the Reorganized Company. Any such payments or restrictions could impact the Reorganized Company's ability to meet the Projections.

K. Future sales of New Motient Common Stock could adversely affect its price.

                  After the Effective Date, assuming an active trading market develops for the New Motient Common Stock, sales of substantial amounts of New Motient Common Stock, or the perception that such sales could occur, could adversely affect the value of the New Motient Common Stock. This, in turn, could impair Reorganized Motient's ability to raise additional capital in the future, and could also decrease the likelihood that the Old Motient Equity Warrants become exercisable, since the exercisability of such warrants depends, in part, on an increase in value of the New Motient Common Stock. Based on information available to the Debtors as of the date of this Disclosure Statement, the Debtors estimate that as of the Effective Date, there will be four holders of New Motient Common Stock that will own more than 10% of the shares of New Motient Common Stock outstanding as of the Effective Date. In the aggregate, these four holders are expected to own approximately 53.9% of the shares of New Motient Common Stock issued and outstanding on the Effective Date, and on a fully diluted basis giving effect to issuance of New Motient Common Stock upon exercise of the Old Motient Equity Warrants and issuance of New Motient Common Stock under the Incentive Plan, these four holders are expected to own approximately 45.8% of the New Motient Common Stock. The shares owned by these four holders are expected to be registered for sale under the shelf registration statement required to be filed by Reorganized Motient within five days of the Effective Date. Upon the effectiveness of such registration statement, such shares will be freely tradeable in the open market.

V.                         CONFIRMATION OF THE PLAN

A.       Confirmation Generally

                  The Bankruptcy Code requires the Bankruptcy Court to determine whether a plan of reorganization complies with the technical requirements of chapter 11 of the Bankruptcy Code. It requires further that a debtor's disclosures concerning its plan of reorganization have been adequate and have included information concerning all payments made or promised by the debtor in connection with the plan.

                  If the Plan is confirmed, the Debtors expect the Effective Date to occur not later than thirty days after the Confirmation Date.

                  To confirm the Plan, the Bankruptcy Court must find that all of these and certain other requirements have been met. Thus, even if the specified majority vote in number and dollar amount is achieved for each Class of Impaired Claims, the Bankruptcy Court must make independent findings respecting the Plan's conformity with the requirements of the Bankruptcy Code before it may confirm the Plan. Some of these statutory requirements are discussed below.

B.       Voting Procedures and Standards

                  Holders of Claims in Classes that are "Impaired" under the Plan (but not deemed to reject the Plan by virtue of receiving no distributions under the Plan) will receive this Disclosure Statement, the Plan, the Voting Procedures Order, notice of the Confirmation Hearing and a ballot for accepting or rejecting the Plan.

                  A class is "Impaired" under a plan unless, with respect to each claim or interest of such class, the plan:

o leaves unaltered the legal, equitable and contractual rights to which the claim or interest entitles the holder of such claim or interest; or

o notwithstanding any contractual provision or applicable law that entitles the holder of such claim or interest to demand or receive accelerated payment on account of a default, cures any default, reinstates the original maturity of the obligation, compensates the holder for any damages incurred as a result of reasonable reliance on such provision or law and does not otherwise alter the legal, equitable or contractual rights of such holder based on such claim or interest.

                  A class that is not Impaired under a plan of reorganization is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required.

                  The Debtors have filed a motion seeking entry of the Voting Procedures Order to set certain procedures in connection with voting on the Plan. If the Voting Procedures Order is approved it will set forth the procedures to be employed in tabulating acceptances and rejections of the Plan.

      -------------------------------------------------------------------

           If a ballot is damaged or lost or if you have any questions concerning voting procedures, you may contact the Debtors' Voting Agent:

                            Motient Balloting Center
                           c/o Bankruptcy Services LLC
                         70 East 55th Street, 6th Floor
                               New York, NY 10022
                                 1-212-376-8494

      -------------------------------------------------------------------

                  A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not made or solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

                  Under the Bankruptcy Code, for the Plan to be "accepted," a specified majority vote in numbers of claims and dollar amount is required for each Class of Impaired Claims, and as specified majority vote is required for each Class of Impaired Equity Interests. Any Impaired Class that fails to achieve the specified majority vote will be deemed to have rejected the Plan.

C.       Acceptance

                  The Bankruptcy Code defines acceptance of a plan (i) by an Impaired class of claims as acceptance by holders of at least two-thirds in dollar amount, and more than one-half in number, of Allowed claims of that class that actually vote, and (ii) by an Impaired Class of Equity Interests as acceptance by holders of at least two-thirds in amount of allowed interests of that Class that actually vote. Acceptance of the Plan need only be solicited from holders of Claims whose Claims belong to a Class that is "Impaired" and not deemed to have rejected the Plan. See section I.C., "Voting," above. Except in the context of a "cram down" (described below), as a condition to confirmation of the Plan, the Bankruptcy Code requires that, with certain exceptions, each Impaired Class accepts the Plan. If the specified majorities are not obtained, the Debtors have the right, assuming that at least one Impaired Class has accepted the Plan, to request confirmation of the Plan under section 1129(b) of the Bankruptcy Code. This procedure is commonly referred to as a "cram down." For a more detailed description of the requirements for acceptance of the Plan and of the criteria for confirmation of the Plan notwithstanding rejection by certain Impaired Classes, see section V.D.3., "Cram Down," below.

D.       Confirmation and Consummation

                  At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of section 1129(a) of the Bankruptcy Code have been satisfied with respect to the Plan. Confirmation of a plan under section 1129(a) of the Bankruptcy Code requires, among other things, that:

o         the plan complies  with the  applicable  provisions of the  Bankruptcy
          Code;

o the proponent of the plan has complied with the applicable provisions of the Bankruptcy Code;

o the plan has been proposed in good faith and not by any means forbidden by law;

o any payment made or to be made by the proponent under the plan for services or for costs and expenses in, or in connection with, the chapter 11 case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the bankruptcy court as reasonable;

o the proponent has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in the plan with the debtor, or a successor to the debtor under the plan. The appointment to, or continuance in, such office of such individual, must be consistent with the interests of creditors and equity security holders and with public policy and the proponent must have disclosed the identity of any insider that the reorganized debtor will employ or retain, and the nature of any compensation for such insider;

o with respect to each Impaired class of claims or interests, either each holder of a claim or interest of such class has accepted the plan, or will receive or retain under the plan on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated on such date under chapter 7 of the Bankruptcy Code;

o each class of claims or interests has either accepted the plan or is not Impaired under the plan;

o except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that allowed administrative expenses and priority claims (other than priority tax claims) will be paid in full on the effective date (except that if a class of priority claims has voted to accept the Plan, holders of such claims may receive deferred cash payments of a value, as of the effective date of the plan, equal to the allowed amounts of such claims) and that holders of priority tax claims may receive on account of such claims deferred cash payments, over a period not exceeding six years after the date of assessment of such claims, of a value, as of the effective date, equal to the allowed amount of such claims;

o if a class of claims is Impaired, at least one Impaired class of claims has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim in such class; and

o confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

Subject to receiving the requisite votes in accordance with section 1129(a)(8) of the Bankruptcy Code and the "cram down" of Classes not receiving any distribution under the Plan, the Debtors believe that:

o the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code;

o the Debtors have complied or will have complied with all of the requirements of chapter 11 of the Bankruptcy Code; and

o         the Plan has been proposed in good faith.

                  Set forth below is a more detailed summary of the relevant statutory confirmation requirements.

1.       Best Interests of Holders of Claims and Interests

                  The "best interests" test requires that the Bankruptcy Court find either

o         that all members of each Impaired class have accepted the plan or

o that each holder of an allowed claim or interest of each Impaired class of claims or interests will under the plan receive or retain on account of such claim or interest, property of a value, as of the effective date of the plan, that is not less than the amount that such holder would so receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on such date.

                  The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in a chapter 7 liquidation case. The gross amount of cash available in such a liquidation would be the sum of the proceeds from the disposition of the Debtors' assets and the cash held by the Debtors at the time of the commencement of the chapter 7 case. This gross amount would be reduced by the amount of any Allowed Claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict accordance with the order of priority of claims contained in section 726 of the Bankruptcy Code.

                  The Debtors have determined, as discussed in the liquidation analysis attached as Exhibit D hereto, that confirmation of the Plan will provide each creditor and interest holder with a recovery that is not less than it would receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code. See the liquidation analysis annexed as Exhibit D hereto for a further discussion of how the Plan satisfies the "best interests" test.

2.       Financial Feasibility

                  Section 1129(a)(11) of the Bankruptcy Code requires that confirmation should not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors unless such liquidation or reorganization is proposed in the Plan. Under the terms of the Plan, the Allowed Claims potentially being paid in whole or part in cash are the Allowed Administrative Expense Claims, Allowed Fee Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims, Trade Claims and Allowed Secured Claims. See table at section I.D.1., "Summary of Classification and Treatment of Claims." The Debtors expect sufficient liquidity from operations to fund these cash payments as and when they become due. The Debtors estimate, based on their Projections, that their lowest cash balance will be approximately $4.6 million in the third quarter of 2003. Please see section IV, "Risk Factors," for a discussion of some risks that could affect the Reorganized Company's cash flows and section VI.C., "Financial Projections and Valuation Analysis," for a discussion of the assumptions upon which the Projections are based.

                  The Debtors have prepared the Projections, which are detailed financial projections, set forth and described more fully in Exhibit C, which detail, among other things, the financial feasibility of the Plan. The Projections are based on a number of assumptions described in Exhibit C, including the revenue assumption that a majority of the 70,000 units purchased by resellers of the Debtors' eLink service as of December 31, 2001 become active (i.e., revenue generating) in the first half of 2002. The Projections indicate, on a pro forma basis, that the Debtors expect the Reorganized Company to achieve EBITDA break even in the fourth quarter of 2002. Thereafter, the Projections indicate that for fiscal years 2003 to 2008, the Reorganized Company expects to generate approximately $17.5 million to $385.2 million in EBITDA. Management believes this level of cash flow is sufficient to satisfy all of the Debtors' future interest, capital expenditure and other obligations during this period. Accordingly, the Debtors believe that confirmation of the Plan is not likely to be followed by the liquidation or further reorganization of the Reorganized Company. Please see section IV, "Risk Factors," for a discussion of some of the risks that could affect the Reorganized Debtors' ability to repay their post-Effective Date indebtedness, including their ability to access financing sources if their future cash flows are insufficient to allow them to do so. The Debtors are investigating alternative financing sources, and believe that the Reorganized Company would be able to secure additional financing if its future cash flows are less than projected, but there can be no assurances the Reorganized Company will be able to secure additional financing.

3.       Cram Down

      -------------------------------------------------------------------

                              CRAM DOWN BY DEBTORS

                The Debtors are seeking to cram down the Plan on
                certain holders of Claims and Equity Interests in
               Impaired Classes and reserve the right to cram down
            the Plan on other holders of Claims in Impaired Classes.

      -------------------------------------------------------------------

                  The Bankruptcy Code contains provisions for confirmation of a plan even if the plan is not accepted by all Impaired classes, as long as at least one Impaired class of claims has accepted the Plan. The "cram down" provisions of the Bankruptcy Code are set forth in section 1129(b) of the Bankruptcy Code.

                  Under the "cram down" provisions, on the request of a plan proponent the bankruptcy court will confirm a plan despite the lack of acceptance by an Impaired class or classes if the bankruptcy court finds that:

o         the  plan  does  not  discriminate   unfairly  with  respect  to  each
          non-accepting Impaired class;

o the plan is fair and equitable with respect to each non-accepting Impaired class; and

o         at least one Impaired class has accepted the plan.

                  These standards ensure that holders of junior interests, such as common stockholders, cannot retain any interest in the debtor under a plan of reorganization that has been rejected by a senior Impaired class of claims or interests unless the claims or interests in that senior Impaired class are paid in full.

                  As used by the Bankruptcy Code, the phrases "discriminate unfairly" and "fair and equitable" have narrow and specific meanings unique to bankruptcy law. A plan does not discriminate unfairly if claims or interests in different classes but with similar priorities and characteristics receive or retain property of similar value under a plan. By establishing separate Classes for the holders of each type of Claim and by treating each holder of a Claim in each Class similarly, the Plan has been structured so as to meet the "unfair discrimination" test of section 1129(b) of the Bankruptcy Code.

                  The Bankruptcy Code sets forth different standards for establishing that a plan is "fair and equitable" with respect to a dissenting class, depending on whether the class is comprised of secured or unsecured claims. In general, section 1129(b) of the Bankruptcy Code permits confirmation notwithstanding non-acceptance by an Impaired class if that class and all junior classes are treated in accordance with the "absolute priority" rule, which requires that the dissenting class be paid in full before a junior class may receive anything under the plan. It is anticipated that all classes of creditors will either be paid in full or will vote to accept the Plan. The absolute priority rule will therefore be met. Additionally, the holders of Claims and Equity Interests which are impaired under the terms of the Plan are being treated fairly, equitably and in a non-discriminatory manner, and the Debtors will seek to confirm the Plan regardless of whether the holders of Claims and Equity Interests in the impaired Classes vote to accept the Plan.

                  With respect to a Class of unsecured claims that does not accept the Plan, the Debtors must demonstrate to the Bankruptcy Court that either:

o each holder of an unsecured claim in the dissenting Class receives or retains under such Plan property of a value equal to the allowed amount of its unsecured claim; or

o the holders of claims or holders of interests that are junior to the claims of the holders of such unsecured claims will not receive or retain any property under the Plan.

                  Additionally, the Debtors must demonstrate that no class senior to a non-accepting Impaired class receives more than payment in full on its claims.

                  If all the applicable requirements for confirmation of the Plan are met as set forth in sections 1129(a)(1) through (13) of the Bankruptcy Code, except that one or more Classes of Impaired Claims have failed to accept the Plan under section 1129(a)(8) of the Bankruptcy Code, the Debtors will request that the Bankruptcy Court confirm the Plan under the "cram down" procedures in accordance with section 1129(b) of the Bankruptcy Code. The Debtors believe that the Plan satisfies the "cram down" requirements of the Bankruptcy Code, but cannot assure you either that the Bankruptcy Court will determine that the Plan meets the requirements of section 1129(b) of the Bankruptcy Code or that at least one Impaired Class of Claims will vote to accept the Plan, as required for confirmation of a Plan under the "cram down" procedures.

4.       Classification of Claims and Interests

                  The Debtors believe that the Plan meets the classification requirements of the Bankruptcy Code which require that a plan of reorganization place each claim or interest into a class with other claims or interests that are "substantially similar."

VI.                     CERTAIN EFFECTS OF THE PLAN

A.       Reorganized Motient

                  The Debtors will continue to be incorporated under amended certificates or articles of incorporation as Delaware corporations as of the Effective Date, with all of the powers of a corporation under applicable law. After the Effective Date but prior to date on which the Cases are closed, the Board of Reorganized Motient may merge or consolidate any of the Subsidiary Debtors together or into Reorganized Motient and these actions will not require the approval of the stockholders of any of the Reorganized Debtors. The appropriate Reorganized Debtor will file Certificates of Merger or Consolidation with the applicable Secretary of State in order to consummate any such merger or consolidation.

                  Under the Plan, Reorganized Motient will continue to be incorporated under Delaware law on or before the Effective Date under the Amended Certificate of Incorporation, and the subsidiaries of the Reorganized Debtors will be established as subsidiaries of Reorganized Motient. As described in section II.A., "New Motient Common Stock," the New Motient Common Stock will be distributed to holders of Claims in Classes 3 and 6 according to the terms of the Plan. The Amended and Restated Certificate of Incorporation and Bylaws of Reorganized Motient will prohibit the issuance of nonvoting stock to the extent required by section 1123(a) of the Bankruptcy Code. After the Effective Date, Reorganized Motient may amend or modify its certificate of incorporation and bylaws in any manner consistent with the Plan, as permitted under applicable law and/or such certificate of incorporation and bylaws.

                  Except as otherwise expressly provided in the Plan, or any and all documents executed in accordance with the Plan, on the Effective Date, the Reorganized Debtors will be vested with all of the property of the Debtors' Estates free and clear of all Claims, liens, encumbrances, charges and other interests of creditors and equity security holders, and may operate their businesses and may use, acquire, and dispose of property free of any restrictions imposed by the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code. Except as may otherwise be ordered by the Bankruptcy Court, the Debtors will have the right to cause any property of any Estate to vest in the Reorganized Debtor designated for such purpose by the Debtors.

                  The only business of the Reorganized Company will be conducted through Communications, which operates a terrestrial-based business providing customers wireless communication services.

B.       The Joint Plan of Reorganization

1.       Present Corporate Structure

         Motient and its affiliates are organized as follows.

                    Motient Corporation Present Stockholders

                               Motient Corporation
                                        |
                       _________________|____________________
                      |                                      |
            Motient Holdings Inc.               Motient Ventures Holding Inc.
       _____________|____________                               |
      |                          |                              |
Motient Communi-           Motient Ser-                 Mobile Satellite
cations Inc.                vices Inc.                    Ventures LP






2.       Present Assets and Liabilities

                           Their present assets and liabilities are as follows.

a.       Motient Corporation

         Assets:
         o     100% of stock in Holdings and Ventures
         o     Negligible other assets

         Liabilities:
         o     Rare Medium Disputed Claim of approximately $26.5 million
         o     Chase Securities Disputed Claim of approximately $1.5 million
         o Guarantee of Senior Notes totaling approximately $335 million in principal (which is subordinate to Rare Medium's Disputed Claim)
         o Various additional guarantees of certain obligations of Services and Communications
         o     Negligible other Claims

b.       Holdings

         Assets:
         o     100% of stock in Communications and Services
         o     Negligible other assets

         Liabilities:
         o Issuer of Senior Notes which total approximately $335 million in principal

         o     Negligible other Claims

c.       Communications

         Assets:
         o     Cash of approximately $26 to 27 million
         o The Motient terrestrial network which is worth approximately $175 to 250 million
         o     Negligible other assets

         Liabilities:
         o     Trade   debt   associated   with  the   terrestrial   network  of
               approximately $4 to $5 million
         o     Guarantee of Senior Notes totaling approximately $335 million
         o     Equipment Leases necessary to operate the terrestrial network
         o     Real Estate Leases necessary to operate the terrestrial network
         o     Negligible other Claims

d.       Services

                                    Assets:
         o     $15 million contingent promissory note from MSV
         o     Negligible other assets

                                    Liabilities:
         o     Boeing Satellite  Disputed Claim of approximately  $1.5 million
         o Guarantee of Senior Notes totaling approximately $335 million in principal
         o     Negligible other Claims

e.       Ventures

         Assets:
         o 33% owner, subject to additional dilution, of MSV with an assumed value of approximately $54 million and potential significant future value
        o      $2.5 million contingent MSV promissory note

         Liabilities:
        o      Negligible


3.       Values Available In Separate Reorganizations

a.       Motient Corporation

        o Allowed Senior Indebtedness Claims would be paid in full due to the value of the assets in Ventures.
        o All other Allowed Unsecured Claims would receive the remaining value in Ventures.
        o      There would be no value available from Holdings.
        o The present Equity Interests in Motient would receive no recovery.

b.       Holdings

        o There would be no value available from Holdings Equity Interest in Communications or Services.

        o There would be no value available for Holdings to contribute to Motient.

c.       Communications

        o A reorganization of Communications would probably result in the Allowed Trade Claims being paid in full and all other Allowed Unsecured Claims receiving new equity in Communications with a value in the range of $175 to $250 million.
        o There would be no value available for Communications to contribute to Holdings.

d.       Services

        o A reorganization of Services would result in no more than $15 million value being available for its Allowed Unsecured Claims.
        o There would be no value available for Services to contribute to Holdings.

4.       Reorganized Corporate Structure

                           The Debtors joint plan of reorganization provides for
the following organizational structure.

                      Motient Corporation New Stockholders

                               Motient Corporation
                                        |
                       _________________|____________________
                      |                                      |
            Motient Holdings Inc.                          Newco
       _____________|____________                             |
      |                          |                            |
Motient Communi-           Motient Ser-                 Motient Ventures
cations Inc.                vices Inc.                    Holding Inc.
                                                              |
                                                              |
                                                        Mobile Satellite
                                                          Ventures LP




5.       Plan of Reorganization

a.       Motient Corporation

(1)      Treatment of Allowed Senior Indebtedness Claims

        o Newco is formed.
        o Newco owns Ventures and Ventures continues to own Motient's 33% interest in MSV with an assumed value of $54 million and potential significant future value and the $2.5 million contingent MSV promissory note.

        o Senior Indebtedness Notes from Newco are given in satisfaction of any Allowed Senior Indebtedness Claims. The only potential Senior Indebtedness Claim of which the Debtors are aware is the Disputed Claim of Rare Medium for approximately $26.5 million.

        o The negative covenants in the Senior Indebtedness Notes provide that any Allowed Senior Indebtedness Claims will have recourse to the value of the MSV assets which have an assumed value of $54 million. o Therefore, any Allowed Senior Indebtedness Claims will be paid in full.

(2)      Treatment of Allowed Unsecured Claims
         -------------------------------------
        o These Claims include the Senior Note Claims and the Disputed Claim of Chase Securities.
        o To the extent these Claims are Allowed these creditors will be receiving New Motient Common Stock.
        o The per share value of the New Motient Common Stock on the Effective Date is estimated to be approximately $8.30, based on an assumed Enterprise Value of $266.5 million.

(3)      Treatment of Present Equity
         ---------------------------
        o Holders of common stock in Motient on the Confirmation Date will receive the Old Motient Equity Warrants subject to the Bankruptcy Court's right to deny this distribution if the Bankruptcy Court determines that it violates the confirmation standards set forth in section 1129(b)(2) of the Bankruptcy Code. b. Holdings

(1)      Treatment of Allowed Unsecured Claims
         -------------------------------------
        o They receive New Motient Common Stock.

        o The per share value of the New Motient Common Stock on the Effective Date is estimated to be approximately $8.30, based on an assumed Enterprise Value of $266.5 million.

(2)      Treatment of Present Equity
         ---------------------------
        o It is cancelled.
        o New Equity in Holdings is issued to Motient in exchange for Motient issuing New Common Stock in satisfaction of the Allowed Unsecured Claims against Holdings.

c.       Communications

(1)      Treatment of Allowed Trade Debt
         -------------------------------
        o They receive payment in full on the Effective Date, or such other terms as may be agreed.

(2)      Treatment of Senior Notes
         -------------------------
        o They receive New Motient Common Stock.
        o The per share value of the New Motient Common Stock on the Effective Date is estimated to be approximately $8.30, based on an assumed Enterprise Value of $266.5 million.

(3)      Treatment of Present Equity
         ---------------------------
        o It is cancelled.

        o New Equity in Communications is issued to Holdings in exchange for Motient issuing New Common Stock in satisfaction of the Allowed Unsecured Claims against Communications.

d.       Services

(1)      Treatment of Allowed Unsecured Claims
         -------------------------------------
        o They receive New Motient Common Stock.
        o The per share value of the New Motient Common Stock on the Effective Date is estimated to be approximately $8.30, based on an assumed Enterprise Value of $266.5 million.

(2)      Treatment of Present Equity
         ---------------------------
        o It is cancelled.
        o New Equity in Services is issued to Holdings in exchange for Motient issuing New Common Stock in satisfaction of the Allowed Unsecured Claims against Services.


6.       Reorganized Assets and Liabilities

a.       Motient Corporation

                                    Assets:
        o 100% of stock in Holdings and Newco
        o The new stock in Holdings will have an estimated value of $175 to 250 million.
        o The stock in Newco will have an estimated assumed value of $54 million reduced by the amount of any Allowed Senior Indebtedness Claims. o Negligible other assets

                                    Liabilities:
        o Negligible primary obligations

                                    Equity:
        o Distributed to Allowed Unsecured Claims against Motient, Holdings, Communications and Services as described herein plus the Old Equity Warrants are distributed as described herein subject to the provisions of the Plan.

b.       Holdings

                                    Assets:
        o New stock in Communications and Services

        o Negligible other assets

                                    Liabilities:
        o Negligible

                                    Equity:
        o Old Equity cancelled
        o New Equity issued to Motient

c.       Communications

                                    Assets:
        o Cash of approximately $26 to 27 million
        o The Motient terrestrial network which is worth approximately $175 to 250 million
        o Negligible other assets

                                    Liabilities:
        o Trade debt associated with the terrestrial network of approximately $4 million to $5 million
        o Equipment Leases necessary to operate the terrestrial network
        o Real Estate Leases necessary to operate the terrestrial network
        o Negligible other Claims

                                    Equity:
        o Old Equity cancelled
        o New Equity issued to Holdings

d.       Services

                                    Assets:
        o $15 million contingent promissory note from MSV
        o Negligible other assets

                                    Liabilities:
        o Negligible

                                    Equity:
        o Old Equity cancelled
        o New Equity issued to Holdings

e.       Newco

                                    Assets:
        o 100% of stock in Ventures

                                    Liabilities:
        o Senior Indebtedness Notes

                                    Equity:
        o Equity issued to Motient

C.       Financial Projections and Valuation Analysis


          ------------------------------------------------------------

                     ACTUAL RESULTS MAY NOT MEET PROJECTIONS


                             The projections in this
                            disclosure statement are
                              based on a number of
                            significant assumptions.
                            Actual operating results
                              and values may vary.
         See section IV, "Risk Factors," for a discussion of some of the factors that could cause actual results to vary.


     The Debtors' management has prepared the Projections contained in this
      Disclosure Statement in connection with the development of the Plan.
        The numerical information in this Disclosure Statement, including the Projections and
      liquidation and valuation analyses, has been prepared by the Debtors and does not constitute a representation or endorsement of the accuracy of such information by the Creditors' Committee or any of the Debtors' other creditor
                                 constituencies.


      The Projections assume the Plan and the transactions it contemplates will be implemented in accordance with their terms. The
            assumptions and estimates underlying the Projections are
                     inherently uncertain and are subject to
            significant business, economic and competitive risks and
       uncertainties that could cause actual results to differ materially from those projected. Such uncertainties and other factors include the Reorganized Debtors' ability to
       provide their services and products, access to adequate financing, ability to attract and retain key management personnel, general economic conditions, and other factors, including those risks discussed in this section.


           Accordingly, the Projections are not necessarily indicative of the future financial condition or results of
       operations of the Reorganized Debtors, which may vary significantly from those set forth in the Projections. For
                  these reasons, the Projections should not be
                  regarded as a representation by the Debtors,
                   the Debtors' advisors, or any other person
                       that the Projections can or will be
                                    achieved.


        Moreover, the Projections do not account for potential effects on the Reorganized Company's operations that may result from the terrorist attacks that occurred on September 11, 2001. The effects of these events on the overall
           global and U.S. economies, the Debtors' areas of business, and the Debtors' operations cannot be predicted.


       Moreover, as of the date of this Disclosure Statement, the Debtors have completed only a preliminary review of the proofs of claim that have been filed. Because distributions under the Plan and estimated recoveries to creditors
        are linked to the amount of the Allowed Claims, any change in the
        Debtors' Claims estimates resulting from further analysis of the proofs of claim filed as of the Bar Date could impact creditor recoveries. Claims estimates for
                        purposes of effectuating reserve
                               for Disputed Claims
                               will ultimately be
                               established, after
                             notice and hearing, by
                              the Bankruptcy Court.

       ------------------------------------------------------------------

                  In connection with the allocation of the distributions under the Plan, the Debtors determined that it was necessary to estimate reorganization values for the equity of Reorganized Motient to provide for equitable distribution among Classes of Claims. Accordingly, Credit Suisse First Boston prepared a valuation analysis of the Reorganized Company.

                  In addition, the Debtors developed the Projections (summarized below and in Exhibit C) to assess the value of the Reorganized Company generally, and specifically the value of the New Motient Common Stock to be distributed under the Plan. The projections and valuations set forth below and in Exhibit C are based on a number of significant assumptions including, among other things, the successful reorganization of the Debtors, an assumed Effective Date of May 15, 2002 and no significant downturn in the specific markets in which the Debtors operate.

1.       Valuation

                  In connection with the restructuring, the Debtors determined that it was necessary to estimate the value of the Reorganized Company, as of the Effective Date and after giving effect to the restructuring. Accordingly, the Debtors, with the advice and assistance of Credit Suisse First Boston ("CSFB"), estimated the value of its business enterprise as reorganized pursuant to the Plan. CSFB has undertaken certain valuation analyses to arrive at an estimate of the Reorganized Company's enterprise value, based on information available as of December 31, 2001, and financial, economic, market and other conditions as they existed and could be evaluated by CSFB on such date and CSFB assumed that the restructuring became effective on December 31, 2001. Although developments subsequent to such date may affect the results of CSFB's analysis, CSFB does not have any obligation to update, revise or reaffirm its analysis or its estimate of Reorganized Company's enterprise value. In addition, the valuation analyses did not address any other aspect of the proposed restructuring or any related transaction. The valuation analyses were prepared for the information of the Board of Directors of Motient in connection with its consideration of the restructuring and do not constitute a recommendation to any holder of Claims or Equity Interests as to how to vote or act on any matter relating to the Plan.

                  In performing its valuation analyses, CSFB reviewed the Plan and certain related documents, as well as certain publicly available business and financial information relating to the Debtors. CSFB also reviewed other information relating to the Debtors, including financial forecasts, which the Debtors provided to or discussed with CSFB, and met with the management of the Debtors to discuss the business and prospects of the Reorganized Company. CSFB also considered financial data of the Debtors and compared that data with similar data for other publicly held companies in businesses similar to the Debtors and considered, to the extent publicly available, the financial terms of restructurings and other similar transactions that have recently been effected. CSFB also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. CSFB's valuation analyses took into consideration both the value of the Debtors' core business, as well as the value of the Debtors' ownership interest in MSV.

                  With respect to valuing the Debtors' core business (i.e., excluding the Debtors' interest in MSV), CSFB used three principal methodologies to assist the Debtors in estimating the value of the Reorganized Company, based on the 2002 to 2008 financial projections attached as Exhibit C to this Disclosure Statement, which were prepared by the Debtors (the "Reorganized Debtors' Projections"): (i) a comparison of financial data of the Debtors (including historical and projected financial data) with similar data for other publicly held companies in businesses similar to the Debtors (the "Comparable Company Analysis"), (ii) a comparison of comparable company valuations indicated by recent acquisitions of such comparable companies (the "Comparable Acquisition Analysis"), and (iii) a calculation of the present value of the free cash flows reflected in the Reorganized Debtors Projections, including calculating the terminal value of the business based upon a range of EBITDA multiples (the "DCF Analysis").

                  The Comparable Company Analysis involved identifying a group of publicly traded companies whose businesses are comparable to those of the Debtors as a whole or significant portions of the Company's operations, and then calculating ratios of various financial results (i.e., revenue and EBITDA) to the enterprise values of these companies based upon the public market value of such companies' securities. The ranges of ratios derived were then applied to the Debtors' historical and projected financial results to derive a range of implied values. A similar analysis was undertaken with respect to recent mergers and acquisitions involving comparable companies. The valuations paid in such acquisitions or implied in such mergers were analyzed as ratios of various financial results. These ratios were then applied to the Debtors' financial results and projections to determine a valuation range. The DCF Analysis involved deriving the unlevered free cash flows that the Reorganized Company would generate assuming the Reorganized Debtors Projections were realized. A range of EBITDA multiples, based on those of mature comparable companies, was then applied to the Reorganized Company's forecasted 2008 EBITDA to determine a terminal value. The terminal value and the forecasted unlevered free cash flows were then discounted to the present, using Reorganized Company's estimated post-restructuring weighted average cost of capital to determine the Reorganized Company's enterprise value.

                  With respect to Motient's 33% ownership interest in MSV,3 CSFB believes the value of MSV is largely dependent upon whether the FCC approves MSV's application for terrestrial re-use of the Debtors' satellite spectrum. CSFB is not in a position to assess the outcome of this regulatory process. Accordingly, CSFB considered the most recent MSV transaction (the "November 26 Transaction") pursuant to which (i) Motient sold its satellite assets to MSV for $84 million ($24 million in cash received in June of 2000 and $45 million in cash and a $15 million promissory note at the transaction closing), (ii) TMI Communications Inc. sold its satellite assets to MSV for $19 million ($7.5 million cash and a $11.5 million promissory note), (iii) Rare Medium invested $50 million in MSV for a Convertible Note which converts into 30.8% of MSV,
 (iv) an investor group invested $2.5 million in MSV for a Convertible Note, and
 (v) Motient invested $2.5 million in MSV for a Convertible Note. The November 26 Transaction implies an equity value for MSV of $162 million and consequently an equity value of Motient's 33% stake in MSV of approximately $54 million.

                  The future value of the Reorganized Company's stake in MSV could range from a value of less than $54 million, to a value significantly in excess of $54 million. The value of MSV may increase, possibly significantly, if the FCC approves MSV's pending application for terrestrial re-use of its satellite spectrum. However, the timing of a decision by the FCC is uncertain, and the FCC is not expected to act on the pending application before mid-2002. Moreover, even if the FCC approves MSV's pending application, the approval could be subject to various conditions that might restrict MSV's ability to exploit the opportunity represented by the terrestrial re-use of its satellite spectrum. In addition, even with FCC approval, MSV would be at an early stage, development enterprise with significant risks associated with its funding requirements, business plan, technological obstacles, and other enterprise risks. Also, the need to raise substantial amounts of funding to implement any subsequent business plan could so dilute the Reorganized Company's interest as to offset any increase in value that might otherwise have accrued. For these reasons, the Debtors are not able, and believe it is inappropriate, to attempt to speculate as to the possible future increase in value of the MSV interest.

                  Of course, if there are developments involving MSV prior to the Confirmation Hearing that cause the Debtors to believe that the Reorganized Company's stake in MSV will be worth materially more or less than $54 million, the Debtors will revise their estimate of the Reorganized Company's Enterprise Value accordingly.

                  In connection with its review, CSFB did not assume any responsibility for independent verification of any of the information that it was provided, or otherwise reviewed, and relied on that information being complete and accurate in all material respects. With respect to financial forecasts, CSFB was advised, and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Debtors' management as to the future financial performance of the Debtors after giving effect to the proposed restructuring. CSFB also assumed that the Plan will conform with the draft reviewed by it in all respects material to its analysis. In addition, CSFB assumed that the restructuring would be completed in accordance with the terms of the Plan without any amendments, modifications or waivers and also assumed that in the course of obtaining the necessary judicial, regulatory and third party consents for the proposed restructuring and related transactions, there will be no delays, modifications or restrictions imposed that will have a material adverse effect on the contemplated benefits of the proposed restructuring to the Debtors. CSFB was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of the Debtors, and were not furnished with any such evaluations or appraisals. Neither CSFB's valuation analysis nor the estimate of Reorganized Company's enterprise value indicated thereby constitute an opinion as to the fairness to holders of any Claims or Equity Interests from a financial point of view of the consideration to be received pursuant to the Plan. In addition, with respect to the November 26 Transaction involving MSV, CSFB did not and are not opining upon the fairness of that transaction. However, as indicated above, CSFB is using that transaction as the benchmark for estimating Motient's interest in MSV.

                  The preparation of valuation analyses is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular facts and circumstances, many of which are beyond the control of the Debtors and CSFB. The valuation range indicated by CSFB's analyses is not necessarily indicative of the prices at which the common stock or other securities of the Reorganized Company may be bought or sold or predictive of future financial results or values, which may be significantly more or less favorable than those indicated by the analyses. Accordingly, CSFB's analyses and the estimates indicated thereby are inherently subject to substantial uncertainty.

                  CSFB has advised the Debtors that, based upon and subject to the foregoing, as of December 31, 2001, CSFB's valuation analyses indicated that the estimated enterprise value of the Debtors after giving effect to the Plan and excluding its stake in MSV would be between $175 million and $250 million. Assuming that Motient's interest in MSV has a value of $54 million, the estimated Enterprise Value of the Debtors after giving effect to the Plan and including its stake in MSV would be between $229 million and $304 million.

                  The Creditors' Committee also has engaged a financial advisor who may prepare a valuation. This valuation could be materially less than the valuation of CSFB. The Creditors' Committee will file an expert report pursuant to Local Rules as to any valuation report that it intends to use at the Confirmation Hearing.

       ------------------------------------------------------------------

             Note on Estimates of Value in this Disclosure Statement

            Estimates of value do not purport to be appraisals nor do they necessarily reflect the values that may be realized if individual assets of the Reorganized Company or the entire
                               Reorganized Company
                were to be sold. The estimates of value represent
                     hypothetical enterprise values for the
             Reorganized Company assuming the implementation of the
                   Reorganized Company's business strategies
          as well as other significant assumptions. Such estimates were developed by the Debtors solely for purposes of
            formulating and negotiating a plan of reorganization and
              analyzing the projected recoveries under the Plan and
           should not be viewed as an estimate of the prices at which the securities of the Reorganized Company
              will trade on the public or private capital markets.

       ------------------------------------------------------------------

D.       The Role of the Creditors' Committee

                  The duties of the Creditors' Committee will terminate and the Creditors' Committee will dissolve on the later of (i) the Effective Date or
(ii) the conclusion of any litigation by or on behalf of the Estates against Rare Medium.

E.       Post-Confirmation Jurisdiction of the Bankruptcy Court

                  On and after the Effective Date, the Bankruptcy Court will retain jurisdiction over all matters arising in, arising under, and related to the Reorganization Cases for, among other things, the following purposes:

(a) to hear and determine applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of resulting Claims;

(b) to determine any motion, adversary proceeding, avoidance action, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date, including without limitation, any claim or cause of action asserted against Rare Medium;

(c) to ensure that distributions to holders of Allowed Claims are accomplished as provided in the Plan;

(d)       to  consider  Claims  or  the  allowance,  classification,   priority,
          compromise, estimation, or payment of any Claim, Administrative Expense Claim, or Equity Interest;

(e) to enter, implement, or enforce appropriate orders if the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(f) to issue injunctions, enter and implement other orders, and take other necessary or appropriate actions to restrain interference by any person with the consummation, implementation, or enforcement of the Plan of Reorganization, the Confirmation Order, or any other order of the Bankruptcy Court;

(g) to hear and determine any application to modify the Plan of Reorganization in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(h)       to hear and determine all Fee Claims;

(i) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated thereby, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(j) to take any action and issue orders necessary to construe, enforce, implement, execute, and consummate the Plan, including any release or injunction provisions set forth in the Plan, or to maintain the integrity of the Plan following consummation;

(k) to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(l) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(m) to hear and determine any other matters related to the Plan and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(n)       to enter a final decree closing the Reorganization Cases; and

(o) to recover all assets of the Debtors and property of the Estates, wherever located.


       ------------------------------------------------------------------

         Exceptions to Post-Reorganization Bankruptcy Court Jurisdiction


           The Bankruptcy Court may not have jurisdiction over, or may abstain from hearing, certain disputes arising under or
            relating to the New Motient Common Stock, the Old Motient
               Equity Warrants, or any agreements related thereto,
           notwithstanding the provisions that contemplate continuing
                   Bankruptcy Court jurisdiction in the Plan.

       ------------------------------------------------------------------

VII.                            HISTORICAL INFORMATION

A.       Business Overview

                  Motient Corporation was formed in 1988 under the name "American Mobile Satellite Corporation" to construct, launch, and operate a mobile satellite services system to provide a full range of mobile voice and data services via satellite to land, air and sea-based customers subject to local regulation.

                  In March 1998, Motient acquired Motient Communications Inc., formerly ARDIS Company, from Motorola, Inc. and combined the ARDIS terrestrial-based business with Motient's satellite-based business to offer a broad range of integrated end-to-end wireless solutions through two network configurations, either a "satellite-only" service network or a "multi-mode" terrestrial and satellite service network. As discussed in greater detail below, Motient's satellite and related assets and business were sold on November 26, 2001 to Mobile Satellite Ventures LP.

                  The Debtors now provide nationwide two-way, wireless mobile data services and mobile Internet services. The Debtors' customers use the Debtors' nationwide terrestrial data network and applications for email messaging and other sophisticated wireless data communications services, enabling businesses, mobile workers and consumers to transfer electronic information and messages and access corporate databases and the Internet.

                  The Debtors' network is designed to offer a broad array of wireless data services such as: (i) two-way mobile Internet services, including its eLink(sm) wireless email service and BlackBerry(TM) by Motient wireless email, that provide users integrated wireless access to a broad range of corporate and Internet email and Internet-based information, (ii) telemetry systems that connect remote equipment, such as wireless point-of-sale terminals, with a central monitoring facility, and (iii) mobile data fleet management systems used by large field service organizations.

                  The Debtors have been providing terrestrial wireless services to customers for several years, using a network which possesses four key design attributes: (1) two-way communication, (2) in-building penetration, (3) user mobility, and (4) broad nationwide coverage. The Debtors' fully-deployed terrestrial wireless two-way data network is comprised of over 2,200 base stations that provide service to 520 of the nation's largest cities and towns, including all metropolitan statistical areas. As of December 31, 2001, there were approximately 250,585 end users on the Debtors' networks, excluding satellite related subsidiaries.

                  As of February 1, 2002, the Debtors employed approximately 356 full and part-time employees nationwide.

                  Motient conducts all of its business through subsidiaries. Motient Holdings Inc. is a holding company that has no employees, conducts no operations and holds no assets other than its investment in Motient Communications Inc. and Motient Services Inc. All of the Debtors are Delaware corporations.

                  Motient's common stock began trading on the NASDAQ National Market on December 13, 1993. The Debtors voluntarily delisted Motient's common stock on January 14, 2002.

                  In connection with Motient's acquisition of Motient Communications Inc. (formerly ARDIS) from Motorola in March 1998, Motient Holdings Inc. issued the Senior Notes. As of the Commencement Date, Motient Holdings Inc. owed an aggregate of approximately $367.7 million in principal and accumulated interest under the Senior Notes. The Senior Notes are unsecured obligations of Motient Holdings Inc. guaranteed by Motient and certain subsidiaries of the Debtors. The guarantee of Motient with respect to the Senior Notes is subordinated in right of payment to Motient's obligations under the Rare Medium Notes.

B.       Significant Recent Events

                  In April 2001, Motient issued a $25 million note payable to Rare Medium. Motient's obligation to repay this note was secured by its pledge of 3 million shares of Class A common stock of XM Satellite Radio Holdings Inc. ("XM Radio") held by Motient.

                  On May 14, 2001, Motient signed a definitive merger agreement with Rare Medium through which Motient would acquire 100% of the ownership of Rare Medium, using a combination of convertible preferred stock of Motient, and 9 million shares of Class A common stock of XM Radio held by Motient.

                  In July 2001, Motient issued a second $25 million note payable to Rare Medium (together with the initial $25 million note, the "Rare Medium Notes"). Motient's obligation to repay this note was secured by its pledge of 2 million shares of Class A common stock of XM Radio held by Motient.

                  On September 26, 2001, Motient announced a plan to restructure its operations with the goal of achieving earnings before interest, taxes, depreciation and amortization - or EBITDA breakeven in mid- to late-2002. As part of this restructuring, Motient laid off approximately 25% of its workforce, and canceled certain of its product initiatives. Motient effected additional workforce reductions in January and February 2002, reducing the workforce by approximately 12 employees.

                  On October 1, 2001, Motient and Rare Medium announced their mutual termination of the merger agreement.

                  Also on October 1, 2001, Motient announced that it would not make the $20.5 million semi-annual interest payment that was due on such date under the Senior Notes.

                  On October 12, 2001, Motient repaid approximately $26.1 million of principal and accrued interest under the Rare Medium Notes by delivering to Rare Medium all of the 5,000,0000 shares of Class A common stock of XM Radio pledged under the Rare Medium Notes. Motient also signed an agreement with Rare Medium providing that the maturity date for the remaining outstanding principal and accrued interest amount of approximately $26.2 million was extended until the earlier of (a) 60 days and (b) the date on which Motient sells or otherwise transfers more than 1 million shares of XM Radio stock or any interest in Mobile Satellite Ventures, and would be further extended to October 12, 2002 upon Rare Medium receiving a second priority security interest for such loan in the assets securing Motient's obligations to its bank lenders and Bank Guarantors (as defined below).

                  Prior to the Commencement Date, the Debtors' working capital and operational financing was derived primarily from internally generated funds and borrowings under two bank loan facilities, a $100 million term loan facility, and a $100 million revolving credit facility (collectively, the "Bank Facility"). The Debtors' borrowings under the Bank Facility were guaranteed by Hughes Electronics Corporation, Singapore Telecommunications Ltd., and Baron Capital Partners L.P. (the "Bank Guarantors"). The indebtedness under the Bank Facility was also guaranteed by Motient and certain of its subsidiaries and was secured by certain assets of Motient. Motient also was required to reimburse the Bank Guarantors for any payments made by the Bank Guarantors pursuant to their guarantees.

                  On November 6, 2001, the agent for the bank lenders under the Bank Financing declared all loans under the Bank Financing immediately due and payable, due to the existence of several events of default under the Bank Financing. On the same date, the bank lenders sought payment in full from the Bank Guarantors for the accelerated loan obligations. The Bank Guarantors repaid all such loans on November 14, 2001 in the amount of approximately $97.6 million. As a result, Motient had a reimbursement obligation to the Bank Guarantors in the amount of $97.6 million, which included accrued interest and fees.

                  On November 19, 2001, Motient sold 500,000 shares of XM Radio common stock owned by it through a broker for $9.50 per share, for aggregate proceeds of $4,750,000. The net proceeds from this sale were paid to the Bank Guarantors, thereby reducing the amount of Motient's reimbursement obligation to the Bank Guarantors by such amount. Also on November 19, 2001 Motient delivered all of its remaining 9,257,262 shares of XM Radio common stock owned by it to the Bank Guarantors in full satisfaction of the entire remaining amount of Motient's reimbursement obligations to the Bank Guarantors. Upon delivery of these shares, the Bank Guarantors released Motient from all of its remaining obligations to the Bank Guarantors under the Bank Financing and the related guarantees and reimbursement and security agreements. Motient delivered 7,108,184 shares to Hughes Electronics Corporation, 964,640 shares to Singapore Telecommunications, Ltd., and 1,184,438 shares to Baron Capital Partners, L.P.

                  As a result of the delivery of the shares of XM Radio common stock described above, the maturity of the Rare Medium Notes was accelerated to November 19, 2001.

                  On November 26, 2001, Motient sold the assets comprising its satellite communications business to Mobile Satellite Ventures LP, a joint venture with certain other parties, including TMI Communications and Company Limited Partnership ("TMI"), the Canadian satellite services provider. In consideration for its satellite business assets, Motient received the following: (i) a $24 million cash payment in June 2000, (ii) a $45 million cash payment paid at closing, and (iii) a 5-year $15 million note. In this transaction, TMI also contributed its satellite communications business assets to Mobile Satellite Ventures. In addition, Motient purchased a $2.5 million convertible note issued by Mobile Satellite Ventures as part of this transaction, and certain other investors, including a subsidiary of Rare Medium, purchased a total of $52.5 million of convertible notes. On a fully diluted basis, Motient owns approximately 25.5% of the equity of Mobile Satellite Ventures.

C.       Events Leading to Chapter 11 and the Need to Reorganize

                  As described above, during 2001 Motient undertook a variety of transactions to address its liquidity needs. For a variety of factors, Motient has not been able to accelerate revenue growth at the pace required to enable it to generate cash in excess of its operating expenses. These factors include competition from other wireless data suppliers and other wireless communications providers with greater resources, cash constraints that have limited Motient's ability to generate greater demand, unanticipated technological and development delays, and general economic factors. During 2001, in particular, Motient's efforts were also hindered by the downturn in the economy and poor capital and financing market conditions.

                  One of the principal reasons Motient pursued the Rare Medium merger was to gain access to cash held by Rare Medium. As a result of the termination of the Rare Medium merger on October 1, 2001, Motient did not receive the anticipated cash from that transaction that would have allowed it to fund certain debt and interest payment obligations. Accordingly, on October 1, 2001, Motient announced that it would not make the $20.5 million semi-annual interest payment due on the Senior Notes on such date. As of October 31, 2001, this failure constituted an event of default under the indenture governing the Senior Notes. On November 26, 2001, the trustee declared all amounts owed under the Senior Notes immediately due and payable.

                  Following these events, the Debtors determined that the continued viability of their businesses requires restructuring their highly leveraged capital structure. In October 2001, the Debtors retained Credit Suisse First Boston ("CSFB") as financial advisors to assist them in restructuring their debt. Shortly thereafter, CSFB and Motient began meeting with the Debtors' principal creditor constituencies, represented by (a) Bank Guarantors, (b) the Informal Committee, and (c) Rare Medium.

                  In January 2002, the Debtors and the Informal Committee reached an agreement in principle with respect to the primary terms of the Plan. Notwithstanding the liquidity problems that the Debtors have encountered, the Debtors believe that their business strategy remains fundamentally viable. The Debtors have determined that the continued viability of their businesses requires a restructuring of their highly leveraged capital structure. The Debtors will seek to achieve this result through the restructuring embodied in the Plan.

                  On January 10, 2002, the Debtors filed for protection under chapter 11 of the Bankruptcy Code.

                  The projections attached as Exhibit C to this Disclosure Statement represent the estimates of the Debtors' management of the forecasted financial results for the Reorganized Debtors based on their current knowledge and current facts and circumstances applicable to the Debtors' business. Nonetheless, the Reorganized Debtors' actual financial results may vary from those projected and the Debtors do not represent that the Reorganized Debtors can or will achieve the projected financial results. See section VI.C., "Financial Projections and Valuation Analysis" for a discussion of factors that may affect the financial results of the Reorganized Company.

D.       Significant Claims Against the Debtors

                  The Debtors have several significant claims of creditors against them, as follows:

1.       Senior Note Claims

                           In March 1998, Motient acquired Communications
(formerly ARDIS) from Motorola. In conjunction therewith, Holdings issued the Series A and B 12.25% Senior Notes due 2008 (the "Senior Notes"). The Senior Notes are unsecured. Motient, Communications and Services guaranteed the Senior Notes. As of the Commencement Date, the outstanding balance of the Senior Notes was approximately $367.7 million of principal and interest. The guarantee of the Senior Notes by Motient is subordinated in right of payment to Motient's obligations under the Rare Medium Notes.

2.       Rare Medium Claim

                           In April 2001, Motient issued a note payable to Rare
Medium in the amount of $25 million. In July 2001, Motient issued a second note payable to Rare Medium in the amount of $25 million. Motient's obligations to repay the notes was secured by Motient's pledge of 5 million shares of Class A common stock of XM Satellite Radio Holdings, Inc. (the "XM Stock"). On October 12, 2001, Motient repaid approximately $26.2 million of principal and accrued interest under the notes by delivering to Rare Medium all of the 5 million shares of XM Stock. The remaining balance owed to Rare Medium was approximately $26.2 million, which is unsecured, but Rare Medium is senior to the Senior Notes in right of payment by Motient. Because of the circumstances of these transactions, the Debtors dispute the Rare Medium Claim.

3.       Boeing Satellite Claim

                           Services was a party to that certain MSAT Spacecraft
Contract dated December 10, 1990 with Boeing
 Satellite. Upon information and belief, Boeing Satellite asserts a claim against Services on account of the contract in the approximate amount of $1.4 million. To the extent that the contract is executory, Services intends to reject the contract. Services also disputes that it has any liability to Boeing Satellite on account of the contract.

4.       Chase Securities Claim

                           Upon information and belief, Chase Securities asserts
a claim against Motient in the approximate amount of $1.5 million on account of a letter agreement between Motient and Chase Securities dated April 3, 2001 pertaining to financial advisory services regarding a potential transaction between Motient and Rare Medium. The transaction was not consummated, and Motient disputes any liability to Chase Securities.

5.       Motorola

                           Communications is a party to several contracts with
Motorola, Inc. ("MI") and/or Motorola Credit Corporation ("MCC") (collectively, "Motorola"). Under these agreements, Communications purchases equipment from Motorola, from time to time, for the base stations which support the terrestrial business, and Motorola provides maintenance services with respect to certain of such base stations. Communications' obligations to MCC in respect of amounts borrowed by Communications to finance the purchase of equipment are outstanding in the approximate amount of $3.3 million, and the obligations are secured by the equipment which Communications purchases; additionally, Motient guarantees such obligations. Motorola has guaranteed Communications' obligations under an agreement with United Parcel Service, and Motient has agreed to indemnify Motorola on account of the guaranty. By previous motion filed herein, the Debtors have sought the authority of the Bankruptcy Court to assume executory contracts with Motorola.

6.       RIM

                           Communications is a party to certain contracts with
Research in Motion Corporation ("RIM Corporation") and/or Research in Motion Limited ("RIM Limited") (collectively, "RIM"). These agreements are critical to the terrestrial business because the give the Debtors a supply of BlackBerry(TM) messaging units, and the ability to continue to use the BlackBerry(TM) name. By previous motion filed herein, the Debtors have sought the authority of the Bankruptcy Court to assume executory contracts with RIM.

                            Under the agreements with RIM, Communications has a
non-exclusive right to distribute RIM's BlackBerry(TM)service and software in the United States to its customers and its resellers and their end users. It is required to pay RIM a fee per subscriber, which is factored into the end user fees. The term of the agreement is 18 months with three consecutive automatic renewals of 18 months each. The other agreements with RIM include: (i) a supply agreement pursuant to which Communications has the right to purchase handheld devices manufactured by RIM, and (ii) a reseller agreement, pursuant to which RIM sells its BlackBerry(TM) brand wireless email service on the network.

VIII.                              THE CASES

A.       Continuation of Business After the Commencement Date

                  Since the Commencement Date, the Debtors have continued to operate their business in the ordinary course as debtors-in-possession under sections 1107 and 1108 of the Bankruptcy Code. As described in greater detail below, a variety of steps have been and will be taken to strengthen and enhance the value of the Debtors' business during these cases.

1.       Board of Directors

                  The Debtors' Board of Directors currently consists of five members, including Jonelle St. John, Billy J. Parrot, Andrew Quartner, and Gary
M. Parsons and Walter V. Purnell, Jr. Messrs. Parsons and Purnell are the two representatives of the Debtors' senior management.

2.       Management

                  The Debtors' management team consists of Gary M. Parsons,

Chairman of the Board, Walter V. Purnell, Jr., President and Chief Executive Officer, W. Bartlett Snell, Senior Vice President and Chief Financial Officer, Dennis W. Matheson, Senior Vice President and Chief Technical Officer, and David
H. Engvall, Vice President, General Counsel and Secretary. Messrs. Parsons and Purnell are also members of the Debtors' Board of Directors. The Debtors' officers are anticipated to continue their employment and will be compensated in the ordinary course of business. For details regarding officer compensation paid in the ordinary course of 2001, see the Debtors' Statement of Financial Affairs filed on January 18, 2002.

a.       Gary M. Parsons

                  Mr. Parsons is the Chairman of Motient's board of directors and was formerly the Chief Executive Officer and President of Motient. Mr. Parsons also serves as the Chairman of the board of directors of XM Radio and Mobile Satellite Ventures LP. Mr. Parsons joined Motient from MCI Communications Corporation where he served in a variety of executive roles from 1990 to 1996, including most recently as Executive Vice President of MCI Communications, and as Chief Executive Officer of MCI's subsidiary MCImetro, Inc. From 1984 to 1990, Mr. Parsons was one of the principals of Telecom*USA, which was acquired by MCI. Mr. Parsons also serves on the board of directors of Sorrento Networks Corporation.

b.       Walter V. Purnell, Jr.

                  Mr. Purnell has been a Motient director and Motient's Chief Executive Officer since January 1999 and has been the President of Motient since March 1998. Mr. Purnell also serves as a director of Mobile Satellite Ventures LP. Previously, Mr. Purnell was President and Chief Executive Officer of ARDIS Company since September 1995. Before that, Mr. Purnell served as the chief financial officer of ARDIS since its founding in 1990. Before 1990, Mr. Purnell held a broad range of senior executive positions with IBM over 23 years, with financial responsibility over significant telecommunications and other business divisions, both domestically and internationally.

c.       W. Bartlett Snell

                  Mr. Snell has been Motient's Senior Vice President and Chief Financial Officer since March 1999. Mr. Snell also serves as a Director of Mobile Satellite Ventures LP. Mr. Snell was formerly the Senior Vice President and Chief Financial Officer at Orbcomm Global, L.P. which he joined in 1996. Prior to joining Orbcomm, Mr. Snell spent 16 years at IBM in a variety of leadership positions in diverse business areas.

d.       Dennis W. Matheson

                  Mr. Matheson has been Motient's Senior Vice President and Chief Technology Officer since March 2000. From 1993 to March 2000, Mr. Matheson held other technical positions with Motient, most recently as Vice President of Engineering and Advanced Technology. Before joining Motient, Mr. Matheson was Senior Manager of Systems Architecture for Bell Northern Research, a subsidiary of Northern Telecom. Prior to that, he held various positions with Northern Telecom and Bell Northern Research within the design and product management organizations, and before that he held various engineering positions with Texas Instruments.

e.       David H. Engvall

                  Mr. Engvall has served as Vice President, General Counsel and Secretary of Motient since May 2001. From April 2000 to May 2001, Mr. Engvall served as Vice President, Executive Counsel and Assistant Secretary of Motient, and from April 1999 to April 2000, Mr. Engvall served as Executive Counsel and Assistant Secretary of Motient. From September 1996 to April 1999, Mr. Engvall served as Assistant Vice President and Corporate Counsel of US Office Products
Company,  a  national office supply company.   Previously,  Mr.  Engvall  was
associated with the law firms of Sullivan & Cromwell and Hogan & Hartson L.L.P.

3.       Stabilizing Operations

                  Both before and after the Commencement Date, the Debtors have taken actions to stabilize operations. The Debtors' management is actively and regularly reaching out to its customers, vendors and other business partners to assure them that these cases will not affect the Debtors' ability to operate and honor trade terms on a going-forward basis. At the same time, management has addressed and will continue to address the many emergencies and other matters which are incidental to the commencement of complex Chapter 11 cases, including responding to a multitude of inquiries by employees, unsecured creditors, the Creditors' Committee and its professionals, and others.

4.       First Day Motions

                  Together with their petitions for relief, the Debtors filed a number of "first day" motions on the Commencement Date. In addition to these motions seeking affirmative or injunctive relief (some of which are discussed below), several sought administrative relief necessary to permit the Debtors to operate in the Reorganization Cases. Capitalized terms used in this section and not defined in this Disclosure Statement have the definitions that are used in the applicable motion. The Debtors' first day motions included motions for orders:

o authorizing the Debtors to mail initial notices and to file a list of creditors in lieu of a creditor matrix;

o authorizing the retention of the Debtors' professionals and a noticing, claims and Voting Agent;

o authorizing payment of prepetition sales and use taxes and continued compliance with licensing and regulatory requirements;

o authorizing the continued use of the Debtors' existing bank accounts and business forms;

o    authorizing the joint administration of the Debtors' cases;

o authorizing the Debtors to satisfy prepetition claims held by certain essential trade vendors and suppliers;

o authorizing the Debtors to honor certain prepetition customer programs and practices;

o    authorizing the payment of certain prepetition employee obligations;

o    authorizing the payment of severance benefits;

o    authorizing the employment of certain ordinary course professionals;

o determining procedures governing adequate assurance of future performance with utility companies;

o    approving an administrative order limiting notice to certain parties;

o    authorizing the Debtors to maintain their existing cash management system;

o    approving certain investment guidelines;

o shortening the notice period for filing objections and on hearing to approve the disclosure statement and plan;

o authorizing the continuation of performance under certain agreements with MSV;

o    establishing a bar date for filing certain proofs of claim; and

o    establishing interim compensation procedures for professionals.

Each of these motions was granted, in whole or in part, by the Bankruptcy Court. Nothing in the Plan will preclude the Reorganized Debtors from paying Claims that the Debtors were authorized to pay under any Final Order entered by the Bankruptcy Court before the Confirmation Date.

5.       Additional Motions Filed by the Debtors

                  In addition to the "first day" motions, the Debtors have filed or expect to file various other motions, among others, seeking orders:

o authorizing the Debtors to assume certain executory contracts with Research In Motion Limited and Research in Motion Corporation;

o    authorizing the employment of McGuireWoods LLP as Debtors' counsel;

o authorizing the employment of Hogan & Hartson LLP as special corporate counsel;

o    authorizing the payment of regularly scheduled employee bonuses;

o shortening the notice period for filing objections and on hearing to consider approval of the disclosure statement;

o    authorizing  the  Debtors  to  assume  certain  executory   contracts  with
     Motorola;

o    establishing voting procedures; and

o    authorizing the finalization of the sale of certain frequencies to Nextel.

B.       Case Administration

1.       Bar Date

                  In accordance with Bankruptcy Rules 3003(c) and 9029, by order dated January 11, 2002 the Bankruptcy Court established March 1, 2002 (the "Bar Date") as the final date for filing proofs of claims against the Debtors, subject to certain exceptions. Pursuant to Bankruptcy Rule 3003(c)(2), any creditor: (a) whose Claim (i) was not scheduled by the Debtors or (ii) was scheduled as disputed, contingent or unliquidated, and (b) who failed to file a proof of claim on or before the Bar Date, will not be treated as a creditor with respect to that Claim for purposes of voting on the Plan or receiving a distribution under the Plan.

                  The Debtors may object to any Claims, including Claims that are duplicate, excessive or otherwise meritless Claims.

2.       Exclusivity

                  The Debtors filed the Plan on January 17, 2002. Section 1121(b) of the Bankruptcy Code provides that, until 120 days after the order for relief, a debtor has the exclusive right to file a plan of reorganization (the "Exclusive Filing Period"). Additionally, section 1121(c)(3) of the Bankruptcy Code provides that exclusivity is extended for an additional 60 days (for a total of 180 days) to solicit acceptances to the plan if the debtor files a plan during the Exclusive Filing Period.

3.       Schedules and Statement of Financial Affairs

                  The Debtors filed their Schedules of Assets and Liabilities, lists and Statement of Financial Affairs on January 18, 2002. The Debtors reserve their rights to amend such Schedules, lists and Statement of Financial Affairs as may be necessary.

4.       Information and Estimates

                  In their Schedules of Assets and Liabilities, and statement of financial affairs and executory contracts and in this Disclosure Statement, the Debtors estimated the approximate aggregate allowed amounts of Claims, and the projected recoveries thereon under the Plan. These estimates are preliminary and tentative given the limited review and analysis undertaken to date.

                  These amounts represent estimates by the Debtors based on current information only. The Debtors make no representation as to the extent to which these estimates may ultimately prove accurate in light of actual claims and the resolution of claims disputes. For information regarding the limitations on and uncertainties of these estimates, see section VI.B., "Financial Projections and Valuation Analysis," above.

5.       Preferences and Fraudulent Conveyances

                  Under the Bankruptcy Code, a debtor may seek to recover, through adversary proceedings in the bankruptcy court, certain transfers of the debtor's property, including payments of cash, made while the debtor was insolvent during the 90 days immediately before the commencement of the bankruptcy case (or, in the case of a transfer to or on behalf of an "insider," one year before the commencement of the bankruptcy case) in respect of antecedent debts to the extent the transferee received more than it would have received on account of such preexisting debt had the debtor been liquidated under chapter 7 of the Bankruptcy Code. Such transfers include cash payments, pledges of security interests or other transfers of an interest in property. In order to be preferential, such payments must have been made while the debtor was insolvent; debtors are rebuttably presumed to have been insolvent during the 90-day preference period. The Bankruptcy Code's preference statute can be very broad in its application because it allows the debtor to recover payments regardless of whether there was any impropriety in such payments.

                  However, there are certain defenses to such claims. For example, transfers made in the ordinary course of the debtor's and the transferee's business according to ordinary business terms are not recoverable. Furthermore, if the transferee extended credit contemporaneously with or subsequent to the transfer, and before the commencement of the bankruptcy case, for which the transferee was not repaid, such extension constitutes an offset against an otherwise recoverable transfer of property. If a transfer is recovered by a debtor, the transferee has a general unsecured claim against the debtor to the extent of the recovery.

                  Under the Bankruptcy Code and under various state laws, a debtor may also recover or set aside certain transfers of property (fraudulent transfers), including the grant of a security interest in property, made while the debtor was insolvent or which rendered the debtor insolvent or undercapitalized to the extent that the debtor received less than reasonably equivalent value for such transfer.

                  If a settlement cannot be negotiated with respect to the Rare Medium Claim, Motient anticipates that it or the Creditors' Committee will object to the Rare Medium Claim and file litigation against Rare Medium with regard to the October 12, 2001 transfer to Rare Medium of 5 million shares of Class A common stock in XM Radio. To the extent Rare Medium is determined to have an Allowed Claim, it will receive a Senior Indebtedness Note for the Allowed amount of the Rare Medium Claim.

                  Motient owes Rare Medium approximately $26 million. In October 2001, Motient agreed to allow Rare Medium to convert approximately 5 million shares of Class A common stock of XM Radio that Motient had pledged to secure $50 million of indebtedness owed by Motient to Rare Medium. The conversion price was approximately $5.38 per share based on a 10 day trading average of this stock prior to October 12, 2001. The 10 day average trading price following October 12, 2001 was in excess of $7.70 per share. On December 31, 2001, Class A common stock of XM Radio was trading publicly at over $18 per share. The conversion took place at a time when the Debtors were dependent on Rare Medium investing $55 million into MSV so the sale of Motient's satellite business to MSV could take place.

                  Additionally, the Debtors will investigate other avoidance actions and other causes of action, if any, to pursue on behalf of the Debtors' estates. The Debtors will also determine the appropriateness of pursuing any potential causes of action in consideration of distributions to be made under the Plan. The Debtors have reviewed the Senior Note guarantees and the Debtors believe that they are enforceable. The Debtors are reserving their rights as to avoidance actions including any claims against Rare Medium.

6.       Status of Pending Litigation

                  The Debtors are parties to certain ongoing litigation, none of which the Debtors anticipate having a material affect on their operations, as follows:

a. Spar Aerospace Ltd. - Spar Aerospace Ltd. ("Spar") filed suit against Motient and certain other non-debtor defendants in the Superior Court of Canada, Province of Quebec, District of Montreal seeking payment of the sum of approximately $900,000.00. Motient sought to dismiss the suit based on jurisdictional grounds, and that issue is currently on appeal. The merits of the claim have not been heard yet. While Motient believes that it is likely that it will prevail in the final disposition of this matter, MSV has assumed any liability that may arise in this matter, such that there will be no economic effect to the Debtors' estates.

b. Aron Rosenberg - Mr. Rosenberg filed suit against XM Ventures, a stockholder not affiliated with Motient, under Section 16 of the Securities Exchange Act of 1934. Motient was named as a defendant because it was a party in interest, although no wrongdoing was alleged against Motient. The defendants prevailed on a motion to dismiss this suit, which dismissal was upheld by the court of appeals. Motient does not anticipate any further proceedings in regard to this matter.

c. Rare Shareholder Suits - Sixteen suits were filed by stockholders of Rare Medium against the directors of Rare Medium, alleging breaches of fiduciary duty, in regard to Rare's proposed merger with Motient. Motient was also named as a defendant in a limited number of these lawsuits, although no wrongdoing was alleged against Motient, and no directors or officers of Motient were named as defendants. Since the proposed merger between Rare and Motient has been terminated, it is anticipated that these actions will be dismissed.

d. Brickell Partners Suit - Brickell Partners, a stockholder of Rare Medium, filed suit against the directors of Rare Medium, alleging breaches of fiduciary duty, in regard to Rare's proposed merger with Motient. Motient was also named as a defendant. Since the proposed merger between Rare and Motient has been terminated, it is anticipated that this action will be dismissed.

e. Oldgen, Inc. - Oldgen, Inc. is a Chapter 11 debtor which has filed a preference lawsuit against Motient seeking recovery of approximately $160,000.00. Motient believes that it has substantial defenses to this preference claim.

f. Employment Claims - Several former employees have asserted employment claims against Motient, although no litigation is pending. The Debtors do not believe that they have any liability on account of these claims.

                  7.       Representation of the Debtor

                  The Debtors have retained the law firm of McGuireWoods LLP, Richmond, Virginia, as bankruptcy counsel. The Debtors' retention of McGuireWoods was approved by an order of the Bankruptcy Court dated February 4, 2002. The Debtors further intend to retain Hogan and Hartson, LLP, McLean, Virginia, as special corporate counsel and Arthur Anderson LLP, McLean, Virginia as tax consultants and auditors.

                  8.       Representation of Other Parties in Interest

                   The Creditors' Committee has filed applications to employ the law firm of Milbank, Tweed, Hadley & McCloy, New York, New York, as legal counsel, and Holland & Knight, McLean, Virginia as co-counsel. The Creditors' Committee further intends to retain Evercore Partners Inc. ("Evercore"), New York, New York, as its financial advisor. The Debtors anticipate that the proposed retention of Evercore by the Creditors' Committee will also include payment of fees in the amount of $100,000 per month (plus Professional Plan Securities to acquire up to 1.35% on a fully diluted basis of the Plan Securities), plus reimbursement of all necessary, reasonable and documented out-of-pocket expenses incurred during the engagement not to exceed $25,000 without prior approval of the Debtors. The Debtors also anticipate paying Evercore a $10,000 expense advance to be applied to any necessary, reasonable and documented out-of-pocket expenses incurred during the engagement.

                  The Creditors' Committee intends to retain Communications Technology Advisors LLC ("CTA"), Albany, New York, as their spectrum and technology advisors. The Debtors anticipate that the proposed retention of CTA will involve a fee of $75,000 per month, and to the extent CTA's role is expanded with the agreement of the Debtors to include assistance and advice with respect to the identification of one or more strategic investors or partners, the Debtors and CTA will negotiate in good faith the terms of additional compensation and/or a success fee for such expanded role, subject to Bankruptcy Court approval. The Debtors also anticipate the reimbursement of all of CTA's reasonable out-of-pocket expenses incurred during their engagement not to exceed $10,000 in the aggregate without prior written approval by the Debtors.

IX.              CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

                  The following discussion summarizes certain United States federal income tax consequences of the implementation of the Plan to the Debtors and certain holders of Claims and Equity Interests. The following summary does not apply to holders whose Claims or Equity Interests are entitled to reinstatement or payment in full in cash under the Plan.

                  The following summary is based on the Internal Revenue Code of 1986 (the "Code"), Treasury regulations promulgated thereunder, judicial decisions and published rulings and pronouncements of the Internal Revenue Service ("IRS") as in effect on the date hereof. Changes in these rules, or new interpretations of these rules, may have retroactive effect and could significantly affect the federal income tax consequences described below.

                  The federal income tax consequences of the Plan are complex and subject to significant uncertainties. Also, the tax consequences to holders of claims and interests may vary based on the individual circumstances of each holder. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address foreign, state or local tax consequences of the Plan, and it does not purport to address the federal income tax consequences of the Plan to special classes of taxpayers, such as, without limitation, foreign taxpayers, broker-dealers, banks, insurance companies, financial institutions, small business investment corporations, regulated investment companies, tax-exempt organizations, investors in passthrough entities, litigation claimants, employees of the Debtors with claims relating to their employment, or stockholders who acquired the stock through the exercise of an employee stock option or otherwise as compensation. This discussion assumes that holders hold their Claims and Equity Interests, and will hold any property received in exchange for such Claims and Equity Interests, as "capital assets" within the meaning of Code section 1221. The tax consequences to holders of Claims or Equity Interests may vary based on the specific characteristics and circumstances of the holders.

                  Accordingly, the following summary of certain federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based on the individual circumstances pertaining to the holder of a Claim or Equity Interest. The use of the terms "would," "may," "will" or "should" as used herein are not to be deemed to imply a tax opinion. All holders of Claims or Equity Interests are urged to consult their own tax advisors in determining the federal, state, local and other tax consequences to them of the Plan.

A.       Tax Consequences to Creditors

1.       General

a.       Tax Securities

                  The tax consequences of the Plan to a holder of a claim may depend in part upon whether such claim is based on an obligation of the Debtors that constitutes a "security" for federal income tax purposes. The determination of whether a debt obligation constitutes a security for federal tax purposes is complex and depends on the facts and circumstances surrounding the origin and nature of the claim. Generally, obligations arising out of the extension of trade credit have been held not to be tax securities, while corporate debt obligations evidenced by written instruments with original maturities of ten years or more have been held to be tax securities. It is uncertain whether the Claims will be considered securities for federal tax purposes and holders are advised to consult their tax advisors with respect to this issue.

b.       "Fair Market Value"

                  For tax purposes, the fair market value of the New Motient Common Stock and Old Motient Equity Warrants will be their actual fair market value upon issuance.

c.       Character of Gain or Loss

                  The character of any gain or loss as ordinary or capital with respect to a Claim, or with respect to the disposition of stock or a security received in respect of a Claim, will depend on a number of factors, including, without limitation,

        o the origin and nature of the Claim or Equity Interest,

        o the tax status of the holder of the Claim or Equity Interest,

        o whether the Claim or Equity Interest is a capital asset in the hands of the holder, and

        o the extent to which the holder previously claimed a loss, bad debt deduction or charge to a reserve for bad debts with respect to the Claim or Equity Interest.

                  If gain or loss recognized by a holder of a Claim or Equity Interest is capital gain or loss, it will be long-term if the holder held it for more than one year.

                  Special considerations apply to holders that acquired their Claim or Equity Interest at a discount subsequent to their issuance (see "Market Discount" below), or when interest was in default. The tax consequences of the receipt of cash and property that is attributable to accrued but unpaid interest is discussed below in the section entitled "Consideration Allocable to Interest." Each holder is urged to consult its tax advisor as to the application of these factors to its own particular circumstances.

d.       Consideration Allocable to Interest

                  A holder of a Claim that receives a distribution under the Plan with respect to its Claim should recognize ordinary income to the extent it receives cash or property in respect of interest (including original issue discount that has accrued during the time that the holder has held such Claim) that has not already been included by the holder in income for federal income tax purposes under its method of accounting. If the cash and other property allocable to interest is less than the amount previously included as interest in the holder's federal income tax return, the discharged portion of interest may be deducted in the taxable year in which the Effective Date occurs. The extent to which consideration distributed under the Plan is allocable to interest is uncertain, and holders of Claims are urged to consult their own tax advisors concerning that subject.

e.       Market Discount

                  Generally, a "market discount" bond is one acquired after its original issuance for less than the issue price of such bond plus the aggregate amount, if any, of original issue discount includible in the income of all holders of such bond before such acquisition. Generally, gain realized on the disposition of a market discount bond (or on the disposition of property exchanged for such bond in certain non-taxable exchanges) should be ordinary income to the extent of "accrued market discount" at the time of such disposition (determined using either constant interest or ratable daily accrual). The market discount rules will also apply in the case of stock or a security acquired on original issuance under a non-taxable exchange for a market discount obligation.

f.       Backup Withholding

                  Under the Code, interest, dividends and other "reportable payments" may, under certain circumstances, be subject to "backup withholding." Various claimants, such as corporations, are exempt from backup withholding.

                  Backup withholding generally applies if the payee:

        o fails to furnish its social security number or other taxpayer identification number (a "TIN");

        o furnishes an incorrect TIN;

        o fails to properly report interest or dividends; or

        o under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding.

2.       Treatment of Certain Creditors

a.       Senior Note Claims

                  Under the Plan, as discussed in section I.D. of this Disclosure Statement, each holder of a Senior Note Claim will receive in complete satisfaction of such Claim a pro rata share of the shares of New Motient Common Stock to be issued in respect of Senior Note Claims under the Plan.

                  The exchange of a Senior Note Claim should constitute a reorganization. An exchanging holder may or may not recognize any loss realized on the exchange. The holder should not realize any gain on the exchange since only New Motient Common Stock would be exchanged for the Senior Note Claims. The holder's basis in the New Motient Common Stock would equal its basis in its Senior Note Claims. The holder's holding period in the New Motient Common Stock would include the holder's holding period in the Senior Note Claim exchanged therefore.

b.       Rare Medium

                  If the Rare Medium Claim is a security, the exchange of the Rare Medium Claim should constitute a recapitalization. Rare Medium should not recognize a realized loss on the exchange. The holder should not realize a gain on the exchange since only a Senior Indebtedness Note would be exchanged for the Rare Medium Claim. Rare Medium's basis in the Senior Indebtedness Note would equal its basis in its Rare Medium Claim. Rare Medium's holding period in the Senior Indebtedness Note would include Rare Medium's holding period in the Rare Medium Claim exchanged therefore.

                  If the Rare Medium Claim is not a security, the exchange of the Rare Medium Claim should be a fully taxable transaction. Rare Medium would recognize a gain or loss realized on the exchange. Rare Medium's basis in the Senior Indebtedness Note received would equal its fair market value. Its holding period in the Senior Indebtedness Note would begin on the day following the exchange.

c.       Boeing & Chase Securities and Other Unsecured Creditors

                  If the Claim exchanged by the holder is a security, the exchange would be a recapitalization. The exchange holder would not recognize any gain or loss realized in the exchange. The exchange holder's aggregate basis in the New Motient Common Stock will equal its basis in the exchanged Claim. The Holder's holding period in the New Motient Common Stock would include its holding period in the exchanged claim.

                  If the Claim exchanged by the holder is not a security, the exchange would be fully taxable. An exchanging holder would recognize any gain or loss realized on the exchange. The holder's basis in the New Motient Common Stock would equal their fair market value. The holder's holding period in the New Motient Common Stock would begin on the day after the exchange.

B.       Tax Consequences to Equity Holders

                  The Plan contemplates the cancellation of the common stock of Motient. In exchange, the holders of common stock will receive warrants to purchase approximately 5% of the fully-diluted New Motient Common Stock, as discussed in section II.B. Holders of Motient's common stock should therefore recognize on the Effective Date a capital gain or loss equal to their basis in Motient's common stock less the fair market value of the warrants received. If the warrants expire prior to exercise, the holders of Motient's common stock recognize a capital loss equal to the value of the warrants received at their date of issuance. All equity holders should consult with their tax advisors in determining the tax impact of the plan on them directly. C. Tax Consequences to the Debtors

1.       Cancellation of Debt

                  In general, the Code provides that a taxpayer must include in gross income the amount of any cancellation of indebtedness ("COI") income realized during the tax year, except to the extent the payment of the discharged debt would have given rise to a tax deduction. COI income is the amount by which the indebtedness discharged exceeds the cash and the fair market value of property given in exchange therefor. Such COI income is not included in taxable income, however, where the cancellation of indebtedness is accomplished through a bankruptcy plan approved by the court in a case under the Bankruptcy Code.

                  A debtor in a bankruptcy case generally must reduce its tax attributes, such as NOLs, tax credits, capital loss carryforwards and tax basis in its assets, by any such excluded COI income, as of the beginning of the taxable year following the year in which the COI income is realized. This tax attribute reduction rule is subject to certain exceptions, such as where the tax basis of the Debtors' assets is less than the Debtors' continuing liabilities (unless an election is made to reduce tax basis of depreciable property rather than reducing other tax attributes). The Debtors believe that the amount of COI income will be substantial, but the precise amount of COI income, and the resulting tax attribute reduction of the Debtors, will depend on the total value of the New Motient Common Stock and Old Motient Equity Warrants given in exchange for the indebtedness of the Debtors, determined as described above in the section on "Fair Market Value."

2.       Effects on Net Operating Loss Carryforwards and Other Tax Attributes

a.       Reduction of Tax Attributes

                  Motient is the parent of the other Reorganized Debtors, which files a consolidated federal income tax return. The appropriate methodology for applying the attribute reduction described above to an affiliated group filing a consolidated federal income tax return is uncertain, and, in addition, the Debtors may be entitled to make certain elections that will affect attribute reduction. The Debtors will determine the appropriate methodology and elections under their interpretation of the law as in effect when the Debtors' tax returns are filed. The Debtors cannot assure you that the IRS will agree with the methodology chosen by the Debtors. Accordingly, the NOLs of the Debtors may be substantially reduced or even eliminated. Other tax attributes may also be reduced. To the extent that asset basis is reduced, depreciation or amortization of assets would also be reduced, and gain recognized (and therefore tax imposed) in connection with a disposition of assets may be increased. Additionally, the Debtors are currently reviewing their tax attributes and will not determine how attributes are reduced until the analysis is complete.

b.       Code Section 382--In General

                  Code section 382 provides generally that corporations that undergo an "ownership change" may be limited in the amount of existing tax attributes, including NOLs, that can be used to offset income generated by the corporation after the date of the ownership change, unless an exception under Code section 382(l)(5) applies. The Debtors are in the process of determining if Code section 382(1)(5) applies to them. Stated simply, an ownership change occurs when aggregate changes in stock ownership by 5 percent shareholders exceed 50 percentage points by value over a three-year "testing period." Following an ownership change, the annual amount of income that may be offset by the corporation's NOLs after the ownership change generally will be limited to an amount equal to the sum of the equity value of the corporation immediately before the ownership change (but, under Code section 382(l)(6), including any increase in value resulting from any surrender or cancellation of indebtedness under the chapter 11 case), multiplied by the long-term tax-exempt rate then in effect. This section 382 limitation may be increased by certain "recognized built-in gains" triggered during a five year "recognition period" beginning on the ownership change date. Certain "recognized built-in losses," including certain deductions, triggered during the recognition period may be limited in the same manner as if such loss were an NOL existing as of the ownership change.

c.       Application of Code Section 382 to the Debtors

                  Any NOL remaining after the attribute reduction discussed above would be subject to the general section 382 limitation. As a result, annual usage of the NOL would be limited to the equity value of the Debtors immediately before the Effective Date (including, under Code section 382(l)(6), any increase in value resulting from the cancellation of any claims under the
Plan), multiplied by the long-term tax-exempt rate in effect as of the Effective Date. The Debtors may be allowed to increase such limitation by certain built-in gains realized during the five year recognition period following the change date. In addition, certain "recognized built-in losses" realized during the recognition period may be subject to the Debtors' Code section 382 limitation as if they were NOLs. Specifically, amortization of intangibles, and possibly depreciation of tangible assets, may be limited during the five year "recognition period" following the Effective Date. The extent of such limitation depends on a number of factual and legal uncertainties, and, accordingly, the extent of any such limitation cannot be determined at this time.

                  All holders of Claims or Equity Interests are urged to consult their own tax advisors in determining the federal, state, local and other tax consequences to them of the Plan.

X.                PROCEDURES FOR DISTRIBUTIONS UNDER THE PLAN

A.       Distribution Record Date

                  As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Equity Interests as maintained by the Debtors, their respective agents, or the Indenture Trustees will be deemed closed, and there will be no further changes in the record holders of any of the Claims or Equity Interests. The Debtors will have no obligation to recognize any transfer of the Claims or Equity Interests that occur after the close of business on the Distribution Record Date. The Debtors and the Indenture Trustees will be entitled to recognize and deal for all purposes under the Plan only with those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable.

B.       Disbursing Agent

                  The Debtors may designate an entity or entities to serve as Disbursing Agent in connection with distributions under the Plan or may themselves serve as Disbursing Agent. The Disbursing Agent will initially distribute and deliver all of the property to be distributed under the Plan, including, without limitation, the New Motient Common Stock and the Old Motient Equity Warrants.

C.       Date of Distributions

                  Unless otherwise provided in the Plan, any distributions and deliveries to be made under the Plan will be made on the Effective Date or as soon thereafter as is practicable.

         ---------------------------------------------------------------

                          Holders of Claims designated
                       to receive Plan Securities may need
                 to receive and hold their Plan Securities in a
                               brokerage account.


                  To allow timely and efficient distribution and transfer of the Plan Securities among a wide group of holders, the Reorganized Company may issue some or all of the Plan Securities in global form and use the book-entry transfer facilities of DTC to effectuate distribution and transfer of the Plan Securities in lieu of printing and distributing individual certificates representing the Plan Securities.

                  Use of the DTC book-entry transfer facilities may require recipients of Plan Securities that are not themselves participants in the DTC book-entry system to receive and hold their securities in a brokerage account. If the Debtors use the book-entry transfer facilities of DTC to effectuate distribution and transfer of some or all of the Plan Securities, holders of Claims designated to receive those securities will receive instructions regarding the DTC book-entry transfer facilities and a request for information on the brokerage account (or other account of a DTC participant) to be credited with the receipt of Plan Securities with respect to that holder's Claim.

                  If you do not already have a brokerage account and hold a Claim in a Class that will receive Plan Securities under the Plan, you may be required to open a brokerage account to receive and hold your Plan Securities.

         ---------------------------------------------------------------

D.       Surrender of Instruments

                  Except as provided in Section III.C. hereof in regard to the Senior Notes, as a condition to receiving any distribution under the Plan, each holder of a Claim or Equity Interest represented by an instrument, including notes and certificates, must surrender such instrument held by it to the Disbursing Agent or its designee accompanied by a letter of transmittal substantially in the form set forth in the Plan Supplement. Any holder that fails to (a) surrender such instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent and furnish a bond in form, substance, and amount reasonably satisfactory to the Disbursing Agent before the first anniversary of the Effective Date will be deemed to have forfeited all rights and Claims and may not participate in any distribution under the Plan in respect of such Claims. Any distribution so forfeited will become the sole and exclusive property of Reorganized Motient.

E.       Unclaimed Distributions

                  Subject to Bankruptcy Rule 9010, unless otherwise provided in the Plan, all distributions to any holder of an Allowed Claim or Equity Interest will be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or their agents (including, but not limited to, through the book-entry transfer facilities of DTC), unless the Debtors have been notified, in advance, in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on such Schedules for such holder. Distributions of Plan Securities may be made via distribution of certificates representing the Plan Securities or, if the Debtors so decide, via issuance of one or more global certificates representing some or all of the Plan Securities and crediting brokerage or other DTC participant accounts of holders of Claims with the delivery of the Plan Securities issued with respect to those Claims. If any distribution to any holder is returned as undeliverable, no distribution to such holder will be made unless and until the Disbursing Agent has been notified of the then current address of such holder, at which time or as soon as reasonably practicable thereafter such distribution will be made to such holder without interest; provided, that, such distributions will be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of 1 year from the later of the Effective Date and the date such holder's Claim is Allowed. After such date, all unclaimed property or interest in property will revert to Reorganized Motient, and the Claim or Equity Interest of any other holder to such property or interest in property will be discharged and forever barred. The Reorganized Debtors and the Disbursing Agent will have no obligation to attempt to locate any holder of an Allowed Claim or Equity Interest other than by reviewing their books and records (including any proofs of claim filed against the Debtors).

F.       Treatment of Disputed, Contingent and Unliquidated Claims

1.       Characterization of Disputed Claims

                  Under section 1111(a) of the Bankruptcy Code, a proof of claim is deemed filed under section 501 of the Bankruptcy Code in the amount listed in the schedules filed by the debtor under applicable sections of the Bankruptcy Code, unless the claim is listed on the schedules as disputed, contingent or unliquidated. A disputed, contingent or unliquidated claim must be asserted by its holder, or by an indenture trustee representing that holder, through a timely filing of a proof of claim. If a proof of claim is not filed in a timely manner, the claim will be deemed under the Plan to be barred or disallowed.

2.       Resolution of Contested Claims

                  Other than with respect to Fee Claims and the Rare Medium Claim , only the Reorganized Debtors will be entitled to object to Claims. Any objections to Claims must be served and filed on or before the later of (a) 120 days after the Effective Date, (b) 30 days after a request for payment or proof of Claim is filed and properly served upon the Debtors or (c) such other date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (a), above.

3.       ADR Procedures

                  Any Claim as to which a proof of claim was timely filed in the Reorganization Cases will be determined and liquidated in accordance with the ADR Procedures. Any Claim determined and liquidated pursuant to (i) the ADR Procedures, (ii) an Order of the Bankruptcy Court, or (iii) applicable nonbankruptcy law, which determination will no longer be appealable or subject to review, will be deemed, to the extent applicable and subject to any provision in the ADR Procedures to the contrary, an Allowed Claim in such liquidated amount and satisfied in accordance with the Plan. However, to the extent a Claim is an Allowed Insured Claim, such Allowed Claim will be paid from the insurance proceeds available to satisfy such liquidated amount. Nothing contained in section 7.2 of the Plan constitutes or will be deemed a waiver of any Claim, right, or cause of action that the Debtors may have against any person in connection with or arising out of any Claim, including, without limitation, any rights under section 157(b) of title 28 of the United States Code.

XI.                         ADDITIONAL INFORMATION

                  The Debtors are subject to the information requirements of the Exchange Act and in accordance therewith file reports and other information with the SEC. Any statements contained in this Disclosure Statement concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document for the full text thereof. Each such statement is qualified in its entirety by such reference. Certain documents referred to in this Disclosure Statement have not been attached as exhibits because of the impracticability of furnishing copies thereof to all of the Debtors' creditors and equity security holders. Additional financial and other information about Motient and the other Debtors can be found in Motient's Form 10-K for the fiscal year ended December 31, 2000, its Forms 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, its Form 10-K for the quarter and year ended December 31, 2001 (which Motient currently expects to file on or before April 1, 2002) and its other filings from time to time with the SEC, each of which is incorporated in this Disclosure Statement by reference and is available at www.sec.gov. All of the exhibits to the Plan, the Plan Supplement and to this Disclosure Statement are available for inspection by contacting the Voting Agent.

XII.                             CONCLUSION

                  For all of the reasons set forth in this Disclosure Statement, the Debtors believe that the confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all holders of Classes 2, 3, 4, 5, 6 and 8A Claims and Equity Interests to vote to ACCEPT the Plan, and to duly complete and return their ballots so that they will be ACTUALLY RECEIVED on or before 5:00 p.m. Eastern time on April 16, 2002.

Dated:   Reston, Virginia
         February 27, 2002



                                           MOTIENT CORPORATION

                                           By:    /s/  W. Bartlett Snell
                                                  ------------------------------
                                                  W. Bartlett Snell,
                                                  Senior Vice President and
                                                  Chief Financial Officer


                                           MOTIENT HOLDINGS INC.

                                           By:    /s/  W. Bartlett Snell
                                                  ------------------------------
                                                  W. Bartlett Snell,
                                                  Senior Vice President and
                                                  Chief Financial Officer


                                           MOTIENT SERVICES INC.

                                           By:    /s/  W. Bartlett Snell
                                                  ------------------------------
                                                  W. Bartlett Snell,
                                                  Senior Vice President and
                                                  Chief Financial Officer


                                           MOTIENT COMMUNICATIONS INC.

                                           By:    /s/  W. Bartlett Snell
                                                  ------------------------------
                                                  W. Bartlett Snell,
                                                  Senior Vice President and
                                                  Chief Financial Officer



1 Two of the three members of the Creditors' Committee were also members of the Informal Committee. In the Plan of Reorganization, the members of the Informal Committee will receive the same treatment as all other holders of Claims in Class 3 (Senior Note Claims). The members of the Informal Committee will not receive any additional compensation or consideration under the Plan other than that received as a holder of Senior Note Claims. Milbank, Tweed, Hadley & McCloy LLP, which represents the Creditors' Committee, also represented the Informal Committee. In addition, Evercore
     Partners, Inc., and Communication Technology Advisors LLC, provided financial and technology advisory services, respectively, to the Informal Committee prior to the Commencement Date. Prior to the Commencement Date, the Debtors paid approximately $654,000 in aggregate to Milbank, Tweed, Hadley & McCloy LLP, Evercore Partners, Inc. and Communication Technology Advisors LLC, for prepetition services rendered to the Informal Committee.



2 Without having conducted any investigation as to the existence of any such claims, the Debtors are not aware of any claims, including derivative claims, against Representatives in their capacities as Representatives of the Debtors that would be subject to such a release.

3 Contingent upon the approval by the FCC of MSV's application for terrestrial re-use of its satellite spectrum, an investor group will make an additional $50 million equity investment in MSV which will dilute Motient's ownership in MSV to 25.5%.

                                    EXHIBIT A

                         Amended Plan of Reorganization





            [See Debtors' Amended Joint Plan of Reorganization Under
                       Chapter 11 of the Bankruptcy Code
                            filed February 27, 2002]

                                    EXHIBIT B

                         Members of Creditors Committee



Morgan Stanley Investments Mgt.
One Tower Bridge, Suite 1100
West Conshohocken, PA  19428

Romulus Holdings, Inc. and Affiliates
25 Coligni Avenue
New Rochelle, NY  20804

State Street Bank and Trust Company
Indenture Trustee
2 Avenue de Lafayette, 6th Floor
Boston, MA  02111

                                    EXHIBIT C

                              Financial Projections

                                   PROJECTIONS

1.       Responsibility for and Purpose of the Projections

                  As a condition to confirmation of a plan of reorganization, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, the Debtors' management has, through the development of the Projections, analyzed the ability of the Reorganized Company to meet its obligations under the Plan while maintaining sufficient liquidity and capital resources to conduct its business. The Projections were also prepared to assist each holder of an Allowed Claim in voting classes in determining whether to accept or reject the Plan. The Projections were prepared based on the expected results of the Reorganized Company, which includes the Debtors and their non-filing subsidiaries. See section IV of the Disclosure Statement, "Risk Factors," for further discussion on the risks associated with the Projections.

                  The Projections should be read in conjunction with the assumptions, qualifications and footnotes to the tables containing the Projections in the Disclosure Statement, the historical consolidated financial information (including the notes and schedules thereto) and other information in the SEC filings of Motient Corporation (including the Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and the Quarterly Report on Form 10-Q for the period ended September 30, 2001) copies of which you can obtain over the Internet at www.sec.gov. The financial results of the Debtors' fourth quarter and year ended December 31, 2001 will be reported in a Form 10-K that Motient currently expects to file on or before April 1, 2002. The Projections relating to fiscal year 2001 reflect the Debtors' actual unaudited financial results through December 31, 2001.

                  The Projections were prepared in good faith based on assumptions believed to be reasonable and applied in a manner consistent with past practice. A significant number of assumptions about the operations of the business after the Commencement Date used in the Projections were based, in part, on economic, competitive, and general business conditions prevailing at the time the Projections were developed, including the assumption that the Debtors will continue to experience adverse economic conditions during the Reorganization Cases for their operations. While as of the date of the Disclosure Statement, such conditions have not materially changed, any future changes in these conditions may materially impact the ability of the Reorganized Company to achieve the Projections.

                  The Projections were not prepared to comply with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants. The Debtors' independent accountant, Arthur Andersen LLP, has neither compiled nor examined the accompanying prospective financial information to determine its reasonableness and, accordingly, has not expressed an opinion or any other form of assurance with respect to the financial information.

                  The Debtors do not, as a matter of course, publish projections of their anticipated financial position, results of operations or cash flows. Accordingly, neither the Debtors nor the Reorganized Company intend to, and each disclaims any obligation to: (a) furnish updated projections to holders of Allowed Claims or Equity Interests prior to the Effective Date or to holders of the Plan Securities or any other party after the Effective Date; (b) include such updated information in any documents that may be required to be filed with the SEC; or (c) otherwise make such updated information publicly available.

                  The Projections have been prepared exclusively by the Debtors' management, in consultation with their advisors. These Projections, while presented with numerical specificity, are necessarily based on a variety of estimates and assumptions, which, though considered reasonable by management, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Debtors and the Reorganized Company. The Debtors caution that no representations can be made as to the accuracy of these Projections or to the Reorganized Company's ability to achieve the projected results. Some assumptions inevitably will not materialize. Further, events and circumstances occurring after the date on which these projections were prepared may be different from those assumed or, alternatively, may have been unanticipated, and thus the occurrence of these events may affect financial results in a material and possibly adverse manner. You may not, therefore, rely on these Projections as a guarantee or other assurance of the future performance of the Reorganized Company. The numerical information in this Disclosure Statement, including the Projections and liquidation and valuation analyses have been prepared by the Debtors, in consultation with their financial advisors, and does not constitute a representation or endorsement of the accuracy of such information by the Creditors' Committee or any of the Debtors' other creditor constituencies. See section IV of the Disclosure Statement, "Risk Factors," for further discussion of the risks associated with the Projections.

                  Finally, the following Projections include assumptions as to what the Enterprise Value of the Reorganized Company, the fair value of its assets and its actual liabilities are likely to be as of the Effective Date, which the Debtors and their financial advisors will estimate on the basis of analysis conducted prior to the Effective Date. This determination is necessarily based on the fair values of the Debtors' assets and liabilities as of the earlier date on which the analysis is conducted, which could be materially greater or lower than the values that ultimately materialize on the Effective Date.

2.       Summary of Significant Assumptions

                  The Debtors' management has developed the Projections (summarized below) to assist creditors in their evaluation of the Plan and to analyze its feasibility. The Projections are based on a number of significant assumptions, which are described below. Actual operating results and values may and likely will vary from those projected. The Projections were prepared based on the expected results of the Reorganized Company, which includes the Debtors and their non-filing subsidiaries.

a. Fiscal Years. The Reorganized Company's fiscal year will end on December 31 of each year.

b. Plan Terms and Consummation. The Projections assume an Effective Date of May 15, 2002, with Allowed Claims and Equity Interests receiving the treatment provided in the Plan with respect to such Allowed Claims and Equity Interests. If consummation of the Plan does not occur by May 15, 2002, there is no assurance that, among other things, the operating results presented in the Projections will be achieved. Further, if the Effective Date does not occur by May 15, 2002, additional bankruptcy related expenses would be incurred until such time as a plan of reorganization is confirmed and consummated. These expenses could significantly impact the Reorganized Company's results of operations and cash flows.

c. Relationship with Trade Vendors and Customers. As a basis for the Projections, the Debtors' management has estimated the operating results for the period of time leading up to the Effective Date. Specifically, it has been assumed that during the Reorganization Cases, trade vendors will continue to provide the Debtors with goods and services on customary terms and credit and there will be no meaningful change in the Debtors' customer base. If the Effective Date does not occur by May 15, 2002, it is possible that the Debtors may have additional difficulty in maintaining these relationships. Changes in the terms and credit offered by the Debtors' trade creditors or the Debtors' customer base could affect the Debtors' and the Reorganized Company's results of operations and cash flows.

d. Sale of the Satellite Communications Business. On November 26, 2001, the Debtors sold the assets comprising the satellite communications business to Mobile Satellite Ventures. As a result of this transaction, the Company no longer includes in its financial statements the associated revenues, expenses, assets and liabilities associated with this business. This change should be factored into any year-over-year comparisons with fiscal year 2001, which included 11 months of operating results for the satellite communications business.

e. Operational Restructuring. On September 26, 2001, the Debtors announced a plan to restructure operations, which included a 25% reduction in the workforce along with other cost savings initiatives. The cost savings from these actions are reflected in these Projections, reducing year-over-year operating expenses from fiscal year 2001 to 2002.

f. Motorola. On December 28, 2001 Motorola agreed to release a $10 million escrow that was originally set-up as part of the ARDIS acquisition which is to be used to pay for certain principal and maintenance payments due to Motorola. $5.1 million of this escrow funding was released in fiscal year 2001 with the remainder to be utilized in fiscal year 2002. In addition, except for the payment due in the first quarter, the quarterly principal payments due in fiscal year 2002 have been deferred, with the scheduled payments recommencing in the second quarter of fiscal year 2003.

g. Rare Medium. The Projections treat the Rare Medium Claim as a 42-month note with a 9.0% interest rate and full principal and accrued interest payable in fiscal year 2005. While all of the Projections assume that the amount of the Rare Medium Claim is as asserted by Rare Medium, the actual amount of the Rare Medium Claim is subject to dispute.

h. General Economic Conditions. The Projections were prepared assuming that the economic conditions in the markets to be served by the Reorganized Company will not differ significantly over the projection period from the current economic conditions. The Debtors' management has not formed any judgement about whether the economic impact from the terrorist attacks on September 11, 2001 will materially impact the Reorganized Company's operations and its ability to achieve the Projections.

i. Revenue. Revenue projections were developed based on the extrapolation of historical trends within the different market segments and overall projected growth rates for the wireless data industry. The projections include low growth rates for the Debtors' core vertical business segments (transportation and field service). The majority of growth is projected in the wireless email (eLink service) and telemetry market segments. As of December 31, 2001, resellers of the Debtors' eLink service had purchased over 70,000 units, which were not yet active (i.e., revenue generating). The Projections assume that the majority of these units become active in the first half of 2002. Total revenue is projected to increase by 6.8%, 57.9%, 59.9%, 48.2%, 33.3%, 26.1% and 20.0% in calendar years 2002, 2003, 2004, 2005, 2006, 2007 and 2008 respectively. The revenue growth rate for calendar year 2002 is 68.4%, when year 2001 is adjusted to exclude the revenues from the sold satellite communications business.

j. Cost of Service and Operations. Cost of service and operations include the costs associated with operating the Debtors' wireless network(s) and providing service to its customers. The majority of these cost are fixed and include (1) rental fees for the leased sites where the Debtors' network equipment is located, (2) maintenance, (3) telecommunications lines and (4) internal labor. The 18.3% decline in this expense from 2001 to 2002 is primarily due to the elimination of those cost associated with operating the satellite communications business and expected cost savings as a result of the "Operational Restructuring" actions taken by the Debtors. The cost of service and operations is expected to increase by 9.7%, 15.8%, 15.9%, 16.1%, 14.8% and 10.6% in the
years 2003, 2004, 2005, 2006, 2007 and 2008, respectively, corresponding to the network expansions required to support the projected subscriber growth.

k. Selling, General and Administrative Expenses. Selling, general and administrative expenses are also planned to decrease from calendar year 2001 to 2002 by 23.5% primarily due to the elimination of those expenses associated with operating the sold satellite communications business and expected expense savings as a result of the "Operational Restructuring" actions taken by the Debtors. This expense is planned to increase by 5.9%, 14.4%, 7.8%, 7.3%, 5.9% and 8.8% in fiscal years 2003, 2004, 2005, 2006, 2007 and 2008, respectively.
The Projections do not reflect any expenses that may be incurred as a result of the Employee Incentive Plan.

l. Debt Restructuring Charges. The Debtors recorded debt restructuring charges in fiscal year 2001 and expect to record additional charges in fiscal year 2002. In fiscal year 2002, the debt restructuring charges included in the Projected Statements of Operations reflect the cash portion; certain parties have agreed to be compensated in the form of equity.

m. EBITDA. EBITDA is defined for purposes of the Projections as earnings before interest expense, income tax provision, depreciation and amortization, non-recurring and restructuring-related expenses and non-cash charges that the Debtors' management believes to be non-recurring. These charges include, but are not limited to, Chapter 11 related accruals and certain reserves and accruals, which management has recorded or expects to record during fiscal year 2002. The Debtors expect to reach EBITDA break-even in the fourth quarter of 2002. The EBITDA margin is projected at 14.6%, 38.1%, 52.7%, 59.8%, 64.3% and 67.2% in fiscal year 2003, 2004, 2005, 2006, 2007 and 2008, respectively.

n. Depreciation and Amortization. Depreciation and amortization includes depreciation and amortization on the terrestrial frequency licenses, network assets and office equipment based on their estimated lives. No assumptions have been made regarding a change in the classification of the terrestrial frequency licenses to a long-lived asset, which would not be amortized. The Projections reflect an estimated restructuring value in excess of the amount allocable to identified assets to be approximately $133.7 million. The Projections do not make any assumptions regarding any amortization of this excess, as the company expects that the majority of this excess will ultimately be allocated to its investment in Mobile Satellite Ventures, intangible assets, long-lived assets, or goodwill.

o. Interest Expense. The projections reflect a reduction in interest expense resulting from the lower levels of indebtedness after the exchange of the Senior Notes for New Motient Common Stock. Interest expense for fiscal year 2001 excludes the defaulted October 2001 interest payment and accrued interest on the Senior Notes, which will not be paid if the Plan is consummated. Projections for fiscal years 2002 through 2008 include interest expense associated with the Debtors' capital lease obligations, vendor financing and the Rare Medium Claim. There are no other debt obligations assumed in the Projections.

p. Income Taxes. Projected income tax expense reflects expected cash tax payments. Actual availability of NOL carryforwards will be substantially limited by the reorganization and possible future changes in equity ownership.

q. Capital Expenditures. Capital expenditures consist of investments in network infrastructure (e.g., base stations, antennas, etc.) and frequency spectrum licenses that provide the capacity and coverage to support the projected subscriber growth. These investments are based on the existing network technology and these projections do not incorporate any cost or revenues associated with any potential future investments in alternate network technologies. As further detailed in section IV of the Disclosure Statement, "Risk Factors," the Debtors' cannot be certain that the frequency spectrum will be available when needed and be purchased at the prices assumed in its financial projections, if at all.

r. Balance Sheet. Projections of changes in certain balance sheet accounts such as the accounts receivable, inventory and accounts payable are primarily based upon historical ratios.

s. "Fresh Start Accounting." The Projections have been prepared consistent with the basic principles of "fresh start" accounting for fiscal years after December 31, 2001. These principles are contained in the American Institute of Certified Public Accountants Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Under "fresh start" accounting principles, the Debtors will determine the reorganization value of the Reorganized Company as of the Effective Date. This value will be allocated, based on estimated fair market values, to specific tangible or identifiable intangible assets. Based on the Projections, the reorganized value in excess of the current book value is reflected as an asset in accordance with GAAP. The Debtors are in the process of further evaluating how the reorganization value will be allocated to Reorganized Motient's various assets. It is likely that the final allocation will differ from the amounts presented herein.

t. Reorganization Value. For purposes of the Disclosure Statement and in order to prepare the Projections, the Debtors, with the advice and assistance of their financial advisors, have estimated the Enterprise Value of the Reorganized Company as of December 31, 2001 to be between $175 and $250 million, excluding the value of the Debtors' equity investment in Mobile Satellite Ventures. Assuming that the Debtors' equity investment in Mobile Satellite Ventures has a value of $54 million, the estimated Enterprise Value would be between $229 and $304 million. See section VI(B) of the Disclosure Statement, "Valuation," for a discussion of the assumptions behind this valuation.

u. Working Capital. The components of working capital are projected primarily on the basis of historical patterns applied to projected levels of operation, except as noted herein. In fiscal year 2001 and prior fiscal years, the Debtors have generally purchased inventory for resale to its distribution partners. During the latter half of fiscal year 2001, in an effort to reduce its inventory cost, the Debtors' have worked with its distribution partners to have them purchase equipment directly from its vendors; this is factored into the inventory projections in for fiscal years 2002 through 2005. It has been assumed that the Debtors will receive their customary credit terms from trade vendors during the period of the Reorganization Cases and in the post-Effective Date period.

3.       Special Note Regarding Forward-looking Statements

                  Except for historical information, statements contained in the Disclosure Statement and incorporated by reference in it, including the Projections, may be considered "forward-looking statements" within the meaning of the federal securities laws. Such forward-looking statements relate to the plans and objectives of the Debtors or future operations. In light of the risks and uncertainties inherent in all future projections and the Debtors' financial position, the inclusion of forward-looking statements should not be regarded as a representation by the Debtors that the objectives or plans of the Reorganized Company will be achieved. Many factors could cause the Reorganized Company's actual results to differ materially from those in the forward-looking statements, including: (i) the ability of the Debtors to continue operating as going concerns and successfully emerge from chapter 11 pursuant to a feasible chapter 11 reorganization plan that provides for the Debtors to remain substantially intact, (ii) timing, execution and results of the Debtors' restructuring or refinancing process, (iii) the Debtors' and the Reorganized Company's ability, and the ability of their management team, to carry out their business strategies, (iv) the Reorganized Company's ability to maintain liquidity and to have sufficient funds to carry out its capital expenditure program, (v) the continuation of adverse financial results and substantial competition in the Debtors' business, (vi) the Debtors' ability to retain and attract experienced key management personnel, (vii) the Debtors' ability to successfully implement initiatives designed to improve and grow net subscriber additions and service revenue, (viii) continued or increased competition, (ix) the decline in general economic conditions, (x) adverse judgments in pending or future litigation, (xi) the effects of the terrorist attacks on September 11, 2001; and (xii) changes in interest and exchange rates.

                  The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included elsewhere in this document. The Debtors and the Reorganized Company undertake no obligation to release publicly the results of any future revisions they may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

4.       Financial Projections

                  The financial projections prepared by management are summarized in the following tables. Specifically, the attached tables include:

     a. Pro-forma unaudited Reorganized Company balance sheet at December 31, 2001, including all estimated reorganization and fresh-start adjustments.

     b. Projected balance sheets at December 31, 2002, 2003, 2004, 2005, 2006, 2007 and 2008.

     c. Projected statements of operations for the fiscal years ending December 31, 2001, 2002, 2003, 2004, 2005, 2006, 2007 and 2008.

     d. Projected statements of cash flows for the fiscal years ending December 31, 2002, 2003, 2004, 2005, 2006, 2007 and 2008.

                  The captions in the attached projections do not necessarily correspond exactly to the Debtors' historical external reporting; some captions have been combined for presentation purposes.

                               REORGANIZED MOTIENT
                       PRO-FORMA REORGANIZED BALANCE SHEET
                                December 31, 2001


                                 (In thousands)



                                                  Estimated                                            Pro-Forma Restated
                                                 December 31,     Reorganization      "Fresh Start"       December 31,
                                                     2001           Adjustments        Adjustments            2001
                                                ----------------  ----------------    ---------------    ----------------

ASSETS
Current Assets
     Cash and cash equivalents                    $      33,387    $      (3,086)(a)                       $      30,301
     Accounts receivable -- net                          11,758                                                   11,758
     Inventory                                            6,201                                                    6,201
     Deferred equipment costs                            13,796                             (13,796) (d)               -
     Other current assets                                17,217                                                   17,217
                                                  =============    ==================      =============   =============
         Total current assets                     $      82,359    $      (3,086)          $(13,796)       $      65,477


     Property and equipment -- net                       64,001                                                   64,001
     Goodwill and intangibles -- net                     51,631                                                   51,631
     Reorganization value in excess of
     amounts allocable to identifiable assets                                               133,705              133,705
     Deferred charges & other assets -- net              12,013           (7,403) (b)        (2,439) (d)           2,171
                                                  =============    ==================      =============   =============
         Total assets                             $     210,004    $     (10,489)          $117,470        $     316,985
                                                  =============    ==================      =============   =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
     Accounts payable and accrued expenses               15,923                                           $       15,923
     Deferred equipment revenue                          13,796                             (13,796) (d)               -
     Deferred revenue and other current
     liabilities                                          9,104                                                    9,104
                                                  =============    ==================      =============   =============
         Total current liabilities                $      38,823      $          -          $(13,796)       $      25,027


Long-term Liabilities
     Rare Medium Note Payable                                              26,910 (c)                             26,910
     Vendor financing                                     3,316                                                    3,316
     Capital lease obligations                            8,946                                                    8,946
     Deferred gain on satellite asset sale               16,750                             (16,750) (d)               -
     Other long-term liabilities                         15,634                              (2,439) (d)          13,195
                                                  =============    ==================      =============   =============
         Total liabilities                        $      83,470     $      26,910          $(32,985)       $      77,395

Liabilities subject to resolution                       390,837          (390,837) (c)                                 -

Total stockholder's equity (deficit)                   (264,303)          353,438           150,455              239,590 (d)

                                                  =============    ==================      =============   =============
         Total liabilities and stockholder's      $     210,004     $     (10,489)         $117,470        $     316,985
         equity (deficit)
                                                ================  ================    ===============    ================
                                                ================  ================    ===============    ================







Notes to Pro-Forma Reorganized Consolidated Balance Sheet

(a)      Represent expected fees and expenses associated with the Plan.

(b) Represents the write off of financing fees and debt discount associated with the placement of the Senior Notes.

(c) The Plan provides for a restructuring of the Debtors through an exchange of all of the Debtors' Senior Notes and the Claims in Class 6 (Other Unsecured Claims) for shares of New Motient Common Stock that will be issued under the Plan. The validity and amount of certain Claims in Class 6, including the Boeing Satellite Claim and the Chase Securities Claim, are disputed. Shares also will be reserved for issuance in connection with the Employee Incentive Plan. Additionally, the Plan provides for a restructuring of the Rare Medium Claim through an exchange of the Rare Medium Claim for the Senior Indebtedness Note. The Senior Indebtedness Note will be an unsecured 42-month note bearing interest at an annual rate of 9.0% with principal and accrued interest due in full in 2005. The principal amount of the Senior Indebtedness Note will be equal to the Allowed amount of the Rare Medium Claim; the amount of the Rare Medium Claim is disputed. For purposes this pro forma, and without prejudice to the Debtors' right to dispute such claims, the amounts of the Boeing Satellite Claim, the Chase Securities Claim and the Rare Medium Claim are assumed to be in the amounts as asserted by such creditors.

(d) The Reorganized Company proposes to account for the reorganization and the related transactions consistent with the principles of "fresh start" accounting as required by Statement of Position 90-7 ("SOP 90-7") issued by the American Institute of Certified Public Accountants (the "AICPA"). For purposes of the Projections, the Debtors assumed an Enterprise Value of $229 to $304 million, approximately $202 to $277 million of which value is attributable to shareholders' equity. In accordance with SOP 90-7, the reorganization value has been allocated to specific tangible and identifiable intangible assets and liabilities. Based on the Projections, the Enterprise Value in excess of the book value of the identifiable assets is reflected as non-current assets in accordance with GAAP.

                               REORGANIZED MOTIENT
                            PROJECTED BALANCE SHEETS
               Fiscal years Ending December 31, 2002 through 2008
                                   (Unaudited)
                                 (In thousands)


                                                                                                As of December 31,
                                          ==========================================================================================


                                             2002         2003          2004         2005         2006         2007          2008
                                          ===========   ==========   ===========  ===========  ===========   ==========   ==========
ASSETS
Current Assets
    Cash and cash equivalents              $  11,717    $   9,409    $   44,029    $ 101,702   $  239,361    $ 392,503    $  608,628
    Accounts receivable -- net                17,415       24,068        31,551       44,853       57,505       68,866        78,294
    Inventory                                  2,258        2,469         3,469        2,903        3,423        4,611         4,993
    Deferred equipment costs                       -            -             -            -            -            -             -
    Other current assets                       8,877        8,747         8,747        6,728        5,314        4,324         3,632
                                          ===========   ==========   ===========  ===========  ===========   ==========   ==========
       Total current assets                $  40,268    $  44,693    $   87,797    $ 156,186   $  305,602    $ 470,304    $  695,547

    Property and equipment -- net             57,429       54,210        64,160       69,242       75,107       79,821        79,794
    Goodwill and intangibles -- net           49,740       48,106        61,299       76,345       92,601      108,504       118,112
    Reorganization value in excess of
    amounts allocable to                     133,705      133,705       133,705      133,705      133,705      133,705       133,705
    identifiable assets
    Deferred charges and other assets --
    net                                        2,171          171           171          171          171          171           171
                                          ===========   ==========   ===========  ===========  ===========   ==========   ==========
       Total assets                        $ 283,313      280,885       347,132      435,648      607,186      792,504    $1,027,328
                                          ===========   ==========   ===========  ===========  ===========   ==========   ==========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
    Accounts payable and accrued expenses  $  22,051       25,168        28,342       32,058       36,287       40,644        44,748
    Deferred equipment revenue                     -            -             -            -            -            -             -
                                          ===========   ==========   ===========  ===========  ===========   ==========   ==========
      Total current                       $   22,051       25,168        28,342       32,058       36,287       40,644        44,748
       liabilities

Long-term Liabilities
    Rare Medium Note Payable                  26,910       26,910        26,910            -            -            -             -
    Accrued interest on Rare Medium Note       2,422        4,844         7,266            -            -            -             -
    Vendor financing                           3,316        1,387             -            -            -            -             -
    Capital lease obligations                  5,038        1,914             -            -            -            -             -
    Deferred revenue and other                21,688       19,336        29,130       20,753       13,789       13,887        13,999
    liabilities
                                          ===========   ==========   ===========  ===========  ===========   ==========   ==========
       Total                               $  81,424       79,560        91,648       52,810       50,076       54,531        58,747
       liabilities

Total stockholder's equity (deficit)         201,888      201,325       255,484      382,838      557,109      737,973       968,581

                                          ===========   ==========   ===========  ===========  ===========   ==========   ==========
   Total liabilities and stockholder's    $  283,313      280,885       347,132      435,648      607,186      792,504    $1,027,328
    equity (deficit)
                                          ===========   ==========   ===========  ===========  ===========   ==========   ==========




                               REORGANIZED MOTIENT
                       PROJECTED STATEMENTS OF OPERATIONS
               Fiscal years Ending December 31, 2001 through 2008
                                   (Unaudited)
                                 (In thousands)




                                                                                                      As of December 31,
                                                 ----------- --------  ----------  --------  --------  --------  --------  ---------
                                                 2001(a),(b)  2002        2003       2004      2005      2006      2007      2008
                                                 ----------- --------  ----------  --------  --------  --------  --------  ---------

Services and related revenue                      $71,072     $75,899   $119,862   $191,648  $283,950  $378,448  $477,100  $572,738

Operating expenses (c)
        Cost of service and operations             72,809      59,495     65,290     75,619    87,664   101,813   116,879   129,326
        Selling and advertising                    23,749      14,897     16,976     21,413    23,808    26,219    28,208    31,807
        General and administrative (d)             19,973      18,538     18,430     19,075    19,858    20,621    21,415    22,183
        Restructuring costs                         4,739           -          -          -         -         -         -         -
        Depreciation and amortization              32,408      16,064     14,872     14,945    18,407    20,956    23,300    25,001
                                                 ----------- --------  ----------  --------  --------  --------  --------  ---------
               Total operating expenses          $153,678     108,994    115,569    131,052   149,736   169,609   189,802   208,317

Equipment margin (loss)                           (12,390)     (1,527)    (1,661)    (2,484)   (2,893)   (3,305)   (3,577)   (4,261)

        Operating income (loss)                   (94,996)    (34,622)     2,632     58,112   131,321   205,533   283,721   360,160

Nonoperating expenses (e)
        Interest expense (f)                       30,202       3,590      3,217      2,631     1,211         -         6         -
        Interest and other income                  (1,127)       (509)      (241)      (935)   (2,550)   (5,969)  (11,058)  (17,520)
        Other nonoperating costs                  121,644           -          -          -         -         -         -         -
                                                 ----------- --------  ----------  --------  --------  --------  --------  ---------
               Total nonoperating expenses       $150,719       3,080      2,976      1,696    (1,339)   (5,969)  (11,052)  (17,520)

        Earnings (loss) before income taxes     $(245,715)    (37,702)      (344)    56,416   132,660   211,502   294,773   377,680
               Provisions for income taxes
                @ 40% (g)                               -           -       (220)    (2,257)   (5,306)  (37,230) (113,909) (147,072)
                                                 ----------- --------  ----------  --------  --------  --------  --------  ---------
        Net income (loss) before non-recurring  $(245,715)   $(37,702)  $   (564)  $ 54,159  $127,354   $174,272  $180,864 $230,608
        items
               Non-recurring and restructuring
               related expenses                     1,254
                                                 ----------- --------  ----------  --------  --------  --------   -------- ---------
        Net income (loss)                       $(246,969)   $(37,702)  $   (564)  $ 54,159  $127,354   $174,272  $180,864 $230,608
                                                ==========   =========  =========  ========  ========   ========  ======== ========

Supplemental Data
        EBITDA                                  $ (62,588)    (18,558)    17,504     73,058   149,728    226,489   307,021  385,161
               % Margin                           (88.1%)      (24.5%)     14.6%      38.1%     52.7%      59.8%    64.4%    67.2%


Note: Projections are in accordance with the Debtors' internal financial reporting and may differ slightly from its public financials.

(a) Fiscal year 2001 projections reflect actual unaudited results through December 31, 2001.

(b) Fiscal year 2001 includes the operating results for the Debtors' satellite communications business, which was sold on November 26, 2001 to Mobile Satellite Ventures; this should be factored into year-over-year comparisons to fiscal year 2001. For example, the satellite communciations business contributed $26 million in revenue with associated operating expenses, therefore the revenue growth rate from fiscal year 2001 is actually higher.

(c) Year-over-year expense reductions from 2001 to 2002 are attributable to, but not limited to, two main factors: Approximately $26M of 2001 revenues are attributable to the sold satellite business.
          - Elimination of all expenses associated with the the sold satellite communications business (see Note (b) above). - Operational restructuring on September 26, 2001 that reduced the workforce by 25% with associated expense savings.

(d) Projections do not reflect any expenses that may be incurred as a result of the Employee Incentive Plans.

(e)     Projections  of  nonoperating  expenses  do not include any losses for
        Mobile  Satellite  Ventures  that would be  required  under the Equity
        Method  of  accounting.   The  Debtors  have  no  contractual  funding
        obligations.

(f)     2001 excludes the defaulted interest payment that was due on the Senior
        Notes on October 31, 2001. Projections include interest associated with a Motorola financing arrangement, capital lease obligations and the Rare
        Medium Note (based on the assumption that the Rare Medium Claim is Allowed in full). A 9.0% interest rate, with the full pricincipal and accrued interest due in 2005, has been assumed for the Rare Medium Note in these Projections.

(g)     Tax  liability,   if  any,  is  post   utilization  of  estimated  NOL
        carry-forwards available after restructuring.




                               REORGANIZED MOTIENT
                        PROJECTED STATEMENTS OF CASHFLOWS
               Fiscal years Ending December 31, 2002 through 2008
                                   (Unaudited)
                                 (In thousands)


                                                                                         As of December 31,
                                         ----------------------------------------------------------------------------------
                                           2002        2003         2004        2005        2006        2007        2008
                                         ----------  ----------   ---------   ---------   ---------   ---------   ---------
Cash flows from operating activities
Net income (loss)                         $(37,702)  $    (564)   $ 54,159    $127,354   $ 174,272   $ 180,864    $230,608

Depreciation and amortization               16,064      14,872      14,945      18,407      20,956      23,300      25,001

Changes in assets, liabilities &
       stockholders' equity
       Motorola Escrow (a)                   4,921           -           -           -
       Accounts receivable                  (5,657)     (6,653)     (7,484)    (13,301)    (12,652)    (11,361)     (9,428)
       Inventory                             3,943        (211)     (1,000)        566        (520)     (1,188)       (382)
       Other current assets                  3,419       2,130           -       2,020       1,414         990         693
       Accounts payable, accrued
       expenses, deferred revenue            5,517         766      12,968      (4,662)     (2,734)      4,455       4,216
       Accrued Interest on Rare Medium
       Note                                  2,422       2,422       2,422      (7,266)          -           -           -

                                          =========   =========    ========   =========    ========    ========   =========
     Net cash provided (used) in
     operating activities                 $ (7,074)    $12,762     $76,011    $123,117    $180,735    $197,059    $250,707

Cash flows from investing activities
       Capital expenditures               $ (7,601)    (10,018)    (38,089)    (38,534)    (43,077)    (43,917)    (34,582)
       Other investing activities
                                          =========   =========    ========   =========    ========    ========   =========
     Net cash provided (used) in
     investing activities                 $ (7,601)   $(10,018)   $(38,089)   $(38,534)   $(43,077)   $(43,917)   $(34,582)

Cash flows from financing activities
       Principal payments under capital
       leases                               (3,909)     (3,124)     (1,915)          -           -           -           -
       Principal payments under vendor
       financing                                 -      (1,929)     (1,387)          -           -           -           -
       Proceeds from other financing
       activities (b)                            -           -           -     (26,910)          -           -           -

                                          =========   =========    ========   =========    ========    ========   =========
     Net cash provided (used) in
     financing activities                 $ (3,909)    $(5,053)    $(3,302)   $(26,910)   $      -     $     -     $     -

Net increase (decrease) in cash
                                           (18,584)     (2,309)     34,620      57,673     137,659     153,142     216,125
Cash and cash equivalents, beginning of
period                                      30,301      11,717       9,409      44,029     101,702     239,361     392,503

                                          =========   =========    ========   =========    ========    ========   =========

Cash and cash equivalents, end of period  $ 11,717    $  9,409     $44,029    $101,702    $239,361    $392,503   $ 608,628
                                          =========   =========    ========   =========    ========    ========   =========
                                          =========   =========    ========   =========    ========    ========   =========

Note: Projections are in accordance with the Debtors' internal financial reporting and may differ slightly from its public financials.

(a) Motorola Escrow released in December 2001 for use for certain financing and maintenance payments payable back to Motorola.

(b) Fiscal year 2005 reflects the repayment of the Rare Medium Note and all accrued interest (based on the assumption that the Rare Medium Claim is Allowed in full).



                                    EXHIBIT D


                              Liquidation Analysis

                              LIQUIDATION ANALYSIS

                  The Bankruptcy Code requires that each holder of an Allowed Claim or Interest either (a) accepts the Plan or (b) receives or retains under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in a chapter 7 liquidation case. The gross amount of cash available in such a liquidation would be the sum of the proceeds from the disposition of the Debtors' assets and the cash held by the Debtors at the time of the commencement of the chapter 7 case. This gross amount would be reduced by the amount of any Allowed Claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict accordance with the order of priority of claims required by section 726 of the Bankruptcy Code.

                  A general summary of the assumptions used by management in preparing the liquidation analysis follows. Specific assumptions are discussed in the footnotes.


Estimate of Proceeds Available for Distribution

                  Estimates were made of the cash proceeds that might be realized from the liquidation of the Debtors' assets. The analysis assumes that the chapter 7 liquidation period would commence on May 1, 2002 and be completed twelve months following the appointment of a chapter 7 trustee. While some of the Debtors' assets might be able to be liquidated in less than twelve months, other assets could be more difficult to collect or sell, requiring a liquidation period substantially longer than twelve months; this time would allow for the collection of receivables, sale of assets and the winding down of daily operations. Liquidation values were assessed for general classes of assets by estimating the percentage recoveries that the Debtors might achieve through their disposition.

Estimate of Costs

                  The Debtors' costs of liquidation under chapter 7 would include the fees payable to a chapter 7 trustee, as well as those that might be payable to attorneys and other professionals a trustee could engage. Further, costs of liquidation could include any obligations and unpaid expenses incurred by the Debtors during the Reorganization Cases and allowed in a chapter 7 case, such as trade obligations, compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee of secured or unsecured creditors appointed by a United States Trustee pursuant to section 1102 of the Bankruptcy Code and any other committee so appointed. Moreover, additional claims would arise by reason of the breach or rejection of obligations incurred and executory contracts or leases entered into by the Debtors both prior to, and during the pendency of, the Reorganization Cases.

Distribution of Net Proceeds under Absolute Priority Rule

                  The foregoing types of claims, costs, expenses, fees and such other claims that could arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay secured and unsecured claims and interests. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, and no equity holder would receive any distribution until all creditors are paid in full.

                  Each Class of Claims and Interests receives at least as much under the Plan as it would in a chapter 7 liquidation.

                  The Claims and Equity Interests in Class 1A (Motorola Secured Claim), Class 1B (Compaq Financial Services Capital Equipment Lease Claim), Class 1C (Avaya Financial Services Capital Equipment Lease Claim), Class 1D (Other Secured Claims), and Class 7 (Interdebtor Claims) are unimpaired, and therefore receive at least as much as would be obtained in a chapter 7 liquidation.

                  The Claims in Class 2 (Priority Non-Tax Claims), Class 4 (Trade Claims), Class 5 (Senior Indebtedness Claims) receive payment in full under the terms of the Plan, and therefore receive more than, or at least as much as would be obtained, in a chapter 7 liquidation.

                  The Claims in Class 3 (Senior Note Claims) and Class 6 (Other Unsecured Claims) receive at least approximately 56% and 26%, respectively, of the amount of such claims on account of the Plan Securities to be issued under the Plan (based on the enterprise valuation described in the Disclosure Statement). In a chapter 7 liquidation, such claims would likely not receive more than 2.9% and 2.9%, respectively on account of such claims.

                  The common stockholders in Class 8A (Motient Equity - Common Stock) receive warrants for 5% of the New Motient Common Stock, and the interests of other equity holders such as warrant and option holders are cancelled. In a chapter 7 liquidation, all such equity holders would receive nothing on account of such equity interests; therefore such equity holders receive under the Plan at least as much as would be obtained in a Chapter 7 liquidation.

                  The Claims in Class 8B (Motient Equity - Other Equity Interests), Class 9 (Equity Interests in Holdings, Communications and Services), Class 10 (Existing Securities Law Claims) and Class 11 (510(c) Claims) (to the extent any such claims exist) receive nothing under the Plan, and would likely receive nothing in a chapter 7 liquidation.

                  In developing its conclusion, management, in consultation with its advisors, considered the effects that a chapter 7 liquidation would have on the ultimate proceeds that would otherwise be available for distribution to creditors in a chapter 11 case, including: (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable in such context including the additional administrative expenses involved in the appointment of a trustee, attorneys, accountants, and other chapter 7 professionals; (ii) the erosion in value of assets in a chapter 7 case in connection with the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail; (iii) substantial increases in post-petition claims that would be satisfied on a priority basis; (iv) the substantial time which would elapse before creditors would receive any distribution in respect of their Claims due to a trustee's need to become familiar with the Reorganization Cases and the Debtors' books and records, and his duty to conduct his own investigations; (v) the substantial cost and delay which can be avoided by a largely consensual plan; (vi) the disruption related to a change in management and other personnel, including the time and resources needed to train replacement managers and employees; and (vii) the potential for diminished recoveries on any causes of action of the Debtors, given the potential difficulties in managing related legal actions and marshalling and presenting required evidence without the presence of any members of the Debtors' prior management.

                  Moreover, the Debtors believe that the value of any distributions from the liquidation proceeds to each Class of Allowed Claims in a chapter 7 case would be the same or less than the value of distributions under the Plan because such distributions in a chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the claims and prepare for distributions. If litigation were necessary to resolve claims asserted in the chapter 7 case, the delay could be further prolonged and administrative expenses further increased. The effects of this delay on the value of distributions under the hypothetical liquidation have not been considered.

                  The Debtors' liquidation analysis is an estimate of the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation of the assets of the Debtors. Underlying the liquidation analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of the Debtors or a chapter 7 trustee. Additionally, various liquidation decisions on which certain assumptions are based are subject to change. There can be no assurance that the assumptions and estimates employed in determining the liquidation values of the Debtors' assets would materialize in an actual liquidation and changes in the information subject to these assumptions and estimates in an actual liquidation would change the resulting amount of proceeds realized. The actual amounts of Allowed Claims against the Estates could vary significantly from the Debtors' estimates, depending on the claims asserted during the pendency of the chapter 7 case. This liquidation analysis does not include liabilities that may arise as a result of potential litigation (as discussed in the Disclosure Statement), certain new tax assessments or other potential claims. This analysis also does not include potential recoveries from avoidance actions. No value was assigned to additional proceeds that might result from the sale of certain items with intangible value. Therefore, the actual liquidation value of the Debtors could vary materially from the estimates provided in this analysis.

                  The liquidation analysis set forth below was based on the estimated values of the Debtors' assets immediately prior to the Effective Date. To the extent operations through such date are different than estimated, the asset values may change. These values have not been subject to any review, compilation or audit by any independent accounting firm.

                  The numerical information in this Disclosure Statement, including the Projections and liquidation and valuation analyses, has been prepared by the Debtors and does not constitute a representation or endorsement of the accuracy of such information by the holders of the Senior Note Claim, the Creditors' Committee or any of the Debtors' other creditor constituencies.

                               MOTIENT LIQUIDATION
                              LIQUIDATION ANALYSIS

PROCEEDS FROM LIQUIDATION:



($ in millions)                                 Estimated             Recovery %                    Recovery Value
                                             ---------------- --------------------------- -----------------------------------
                                                12/31/01        Low      Mid      High        Low        Mid        High
-----------------------------------------------------------------------------------------------------------------------------


Cash and Equivalents                                   $33.4    100.0%   100.0%   100.0%        $33.4      $33.4       $33.4

less: Estimated Cash Burn in for Fiscal                (33.4)                                   (33.4)     (33.4)      (33.4)
Year 2002
-----------------------------------------------------------------------------------------------------------------------------
                                                        $0.0                                     $0.0       $0.0        $0.0

Current Assets

Accounts Receivable                                     11.8     40.0%    50.0%    60.0%          4.7        5.9         7.1
Pre-Paid Expenses                                       13.2      0.0%     0.0%     0.0%          0.0        0.0         0.0
-----------------------------------------------------------------------------------------------------------------------------
                                                       $25.0                                     $4.7       $5.9        $7.1

Net Property, Plant and Equipment

Computer and Network Equipment                          53.9     10.0%    20.0%    30.0%          0.0       10.8        16.2
Leaseholds and Improvements                              0.6      0.0%     0.0%     0.0%          0.0        0.0         0.0
Furniture & Fixtures                                     2.9      0.0%     5.0%    10.0%          0.0        0.1         0.3
Other                                                    6.6      0.0%     0.0%     0.0%          0.0        0.0         0.0
-----------------------------------------------------------------------------------------------------------------------------
                                                       $64.0                                     $0.0      $10.9       $16.5

Intangibles and Other Assets:

Frequency Licenses                                      46.7     10.0%    20.0%    30.0%          4.7        9.3        14.0
Goodwill, Net Financing & Other                         12.5      0.0%     0.0%     0.0%          0.0        0.0         0.0
MSV Interest                                            54.0     25.0%    50.0%    75.0%         13.5       27.0        40.5
MSV Promissory Note                                     15.0     50.0%    75.0%   100.0%          7.5       11.3        15.0
MSV Convertible Note                                     2.5     50.0%    75.0%   100.0%          1.3        1.9         2.5
Other Assets                                            20.0     10.0%    20.0%    30.0%          2.0        4.0         6.0
-----------------------------------------------------------------------------------------------------------------------------
                                                      $150.7                                    $28.9      $53.5       $78.0

Total Hypothetical Liquidation                        $239.7     14.0%    29.3%    42.4%        $33.6      $70.3      $101.5
Value (Before Costs of Liquidation)

-----------------------------------------------------------------------------------------------------------------------------


ALLOCATIONS OF PROCEEDS:



($ in millions)                                                                                    Recovery Amount1
                                                                                          -----------------------------------
                                                                                              Low        Mid        High

-----------------------------------------------------------------------------------------------------------------------------

Total Hypothetical Liquidation Value (Before Costs of Liquidation)                              $33.6      $70.3      $101.5

Secured Creditors' Claims
   Less:  Lesser of Capital Leases & Vendor Financing or Computer
          and Network Equipment                                                                   0.0       10.8        13.5
   Less:  Lesser of Rare Medium Claim or MSV Interest1                                           13.5       26.2        26.2
-----------------------------------------------------------------------------------------------------------------------------

Remaining Available for Distribution                                                            $20.1      $33.3       $61.8

Administrative and Priority Claims
Administrative, Consulting and Financial Fees                                                     3.0        3.0         3.0
Trustee's Fees                                                                                    0.7        1.2         2.2
Attorney's Fees                                                                                   3.0        3.0         3.0
Liquidation Fees                                                                                  7.5        5.0         2.5
-----------------------------------------------------------------------------------------------------------------------------
Total Administrative and Priority Claims                                                        $14.2      $12.2       $10.7

Wind-down General, Payroll, and Other                                                            20.0       20.0        20.0
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                $20.0      $20.0       $20.0

Net Proceeds Available for Distribution to Unsecured Creditors                                ($14.1)       $1.1       $31.2

Unsecured Claims
Principal and Accrued Interest on Senior Notes (Class 3)                                       $367.7     $367.7      $367.7
Other Unsecured Claims (Class 6) and Trade Claims (Class 4)                                       7.0        7.0         7.0
-----------------------------------------------------------------------------------------------------------------------------
Total Unsecured Claims                                                                         $374.7     $374.7      $374.7

Recovery Percentage to Unsecured Claims                                                        (3.8%)       0.3%        8.3%

-----------------------------------------------------------------------------------------------------------------------------


1 See the "Other Items" section under the "Footnotes to Liquidation Analysis", which immediately follows these charts.





Footnotes to Liquidation Analysis

Cash and Equivalents

Cash consists of all cash in banks or operating accounts and highly liquid investments with remaining maturities of three months or less and is assumed to be fully recoverable.

Accounts Receivable

Accounts receivable consists of trade receivables primarily from purchasers of the Debtors' terrestrial wireless data services and equipment that may be required for such services. The recovery of accounts receivable is based on management's estimate of collection (given such factors as the aging and historical collection patterns of the receivables and the effect of the liquidation on collectibility). Liquidation would reduce the ability to collect such accounts receivable from the levels historically achieved. All equipment receivables are assumed to have no estimated liquidation value given that such equipment is proprietary to the Debtors' wireless data network.

Prepaid expenses

Prepaid expenses consist primarily of Motorola escrow, insurance, site rent and other miscellaneous prepaid expenses. Prepaid expenses are assumed to have no estimated liquidation value.

Net Property, Plant and Equipment

Property and Equipment includes computer and network equipment; leasehold and improvements; and furniture and fixtures.

o Computer and Network Equipment: Computer and network equipment includes various computers, software and network equipment. Network equipment consisting of base stations, antennas and other related equipment required to operate the Debtors' wireless data network comprise the majority of these assets. The value of the computer and network equipment was based upon management's view of the liquidation value of these assets and results achieved in prior liquidations. Deconstruction costs associated with liquidating the network (i.e., dismantling the towers, etc.) may be substantial and have not been taken into consideration in this analysis and may further reduce recoveries in a liquidation.

o Leasehold Improvements: No separate value has been ascribed to the liquidation of leasehold improvements as the value of these improvements will either revert to the purchaser or lessor upon the sale or rejection of the leases.

o Furniture and Fixtures: Furniture and fixtures include office furniture, computer equipment and telecommunications equipment. The value of furniture and fixtures was based upon management's review of these assets and results achieved in prior liquidations.

o Other: Other consists primarily of capitalized software and is assumed to have no estimated liquidation value.

Intangibles and Other Assets:

Intangibles and Other Assets consist principally of frequency licenses, which are being amortized using the straight-line method over their estimated useful lives, net financing costs, Mobile Satellite Ventures, LP (MSV) notes and other assets.

o Frequency Licenses: Frequency licenses consist of the FCC licensed spectrum utilized by the Debtors to provide services on its wireless data network. The value of the frequency licenses is based upon management's review of these assets, likely buyers in liquidation and the results achieved in recent FCC auctions.

o Other Intangible Assets: Other intangible assets consist primarily of goodwill and the remaining net financing cost on the Senior Notes. Other intangible assets are assumed to have no estimated liquidation value.

o Mobile Satellite Ventures ("MSV"): The MSV items consist of the Debtors' equity investment in MSV, the $15 million promissory note and $2.5 million convertible note received in connection with the sale of the Debtors' satellite communications business to MSV on November 26, 2001. The value of the MSV equity interest was based on a discount to the $54 million value implied by the November 26, 2001 transaction, to reflect the illiquidity of the MSV equity interest, contractual restrictions on the Debtors' ability to transfer the MSV equity interest, significant uncertainty and risk associated with the value of the MSV equity interest, and uncertainty associated with the Debtor's ability to actually secure a ready and willing buyer for such equity interest. The value of the MSV Notes reflects a discount from their face value to reflect the likelihood that such a discount would be required in order to monetize the notes prior to maturity.

o Other Assets: Other assets consist primarily of deferred equipment cost, cash held back on the MSV transaction and miscellaneous non-trade receivables.

Administrative and Priority Claims

Administrative and Priority Claims include (a) administrative, consulting and financial fees, (b) trustee's fees, (c) attorney's fees and (d) liquidation fees. The administrative, consulting, financial fees and attorney's fees represent the cost associated with these professional services in a chapter 7 case. The trustee's fees are estimated at five percent of gross liquidation proceeds. The liquidation fees are based on the estimated fees payable to a liquidation firm.

Secured Creditors' Claims

Secured creditor's claims consist of certain capital leases and the Motorola equipment financing agreement. For purposes of this analysis, the property, which collateralizes these obligations, is assumed to have a liquidation value equal to the remaining principal balance.

Trade Creditors' Claims

Trade creditors' claims consist of accounts payable and accrued liabilities.

o Accounts Payable: Accounts payable represents credit provided by the Debtors' vendors during the Reorganization Cases.

o Accrued Liabilities: Accrued liabilities, which have been reduced by the employee claims assumed to have priority administrative status, consist primarily of accrued and unpaid medical, insurance and retirement benefits, employee bonuses and other corporate expenses.

Wind-down, General, and Payroll

Wind down costs consist of overhead and severance to be incurred during the chapter 7 liquidation and retention payments to be made to retain employees during the chapter 7 period. Management assumes that the liquidation would occur over a twelve month period and that such expenses, costs and overhead would decrease over time.

Other Items

o Recovery Amount: The liquidation analysis does not include a detailed cost estimate for the de-construction of the Debtors' terrestrial network, which may reduce the Recovery Amount.

o Proceeds Available from Sale of MSV Interest: Management has assumed that any distribution of proceeds from the sale of the Debtors' interest in MSV will be first available to pay the Rare Medium Claim due to its priority position with respect to this asset.

                                    EXHIBIT E

                               Reorganized Debtors

Motient Corporation
Motient Communications Inc.
Motient Holdings Inc.
Motient Services inc.

                                    EXHIBIT F

                        List of Plan Supplement Documents



ADR Procedures
Amended Bylaws of Motient
Amended Certificate of Incorporation of Motient
Change of Control Agreement
Letter of Transmittal for surrendering certificates representing Motient common stock Letter of Transmittal for surrendering instrument representing Senior Notes Old Motient Equity Warranty Agreement Registration Rights Agreement Remaining 2001 Bonus Plan Retention Bonus List Schedule of contracts and leases to be rejected by Debtors Senior Indebtedness Note